Exhibit 10.23

Execution Version

Dated This 12 day of January 2009
By and Among
Standard Bank Plc,
Zhang Ruilin,
Zhao Jiangwei,
Shang Zhiguo
AND
Far East Energy Limited

SHARES PURCHASE AGREEMENT
relating to the purchase of 197,049 Ordinary Shares
of
MIE HOLDINGS CORPORATION

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	PURCHASE AND SALE OF THE ORDINARY SHARES; COMPLETION	9
3.	[INTENTIONALLY BLANK]	11
4.	[INTENTIONALLY BLANK]	11
5.	WARRANTIES AND UNDERTAKINGS	11
5A.	PUT OPTION	13
6.	[INTENTIONALLY BLANK]	16
7.	[INTENTIONALLY BLANK]	16
8.	SURVIVAL AND INDEMNITIES	16
9.	ANNOUNCEMENTS AND CONFIDENTIALITY	17
10.	RELEASE AND INDULGENCE	18
11.	NOTICES	18
12.	GOVERNING LAW	19
13.	ARBITRATION	19
14.	MISCELLANEOUS	20
SCHEDULES AND EXHIBITS

SCHEDULE 1	PARTICULARS OF THE SHAREHOLDERS IMMEDIATELY PRIOR TO THE COMPLETION AND IMMEDIATELY AFTER THE COMPLETION
SCHEDULE 2	[OMITTED]
SCHEDULE 3	COMPANY WARRANTIES

EXHIBIT 1	FORM OF OPTION AGREEMENT
EXHIBIT 2	FORM OF REPAYMENT ACKNOWLEDGEMENT
EXHIBIT 3	FORM OF SHARE EXCHANGE AGREEMENT
EXHIBIT 4	FORM OF STANDARD BANK AMENDMENT
EXHIBIT 5	FORM OF JILIN PROVINCE LIAOYUAN PEOPLE’S PROCURATORATE REPORT

THIS SHARES PURCHASE AGREEMENT (this “Agreement”) is made on the [    ] day of January 2009 by and among:
(1)	STANDARD BANK PLC, a financial institution incorporated in England, and/or one or more of its Affiliates (collectively, “Standard Bank”);

(2)	FAR EAST ENERGY LIMITED, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“FEEL”);

(3)	ZHANG RUILIN, an individual whose passport number is G18206054 (“Zhang”);

(4)	ZHAO JIANGWEI, an individual whose passport number is G11875117 (“Zhao”); and

(5)	SHANG ZHIGUO, an individual whose passport number is Gl8197033 (“Shang” and together with Zhang and Zhao, the “FEEL Shareholders”).
(Standard Bank, FEEL and the FEEL Shareholders are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS, MIE has issued 50,000 ordinary shares, par value US$1.00 each (the “MIE Ordinary Shares”), all of which are owned by FEEL;
WHEREAS, the Company has issued 1 ordinary share, par value US$1.00 each as at the date of this Agreement (which will be changed to US$0.01 each prior to the Completion) (the “Ordinary Shares”), which is owned by FEEL;
WHEREAS, prior to Completion, the Company will authorise the issuance of 10,000,000 Ordinary Shares;
WHEREAS, prior to Completion FEEL will exchange 50,000 MIE Ordinary Shares for 10,000,000 Ordinary Shares on the terms and subject to the conditions contained in this Agreement;
WHEREAS, FEEL desires to sell to Standard Bank and Standard Bank desires to purchase from FEEL 197,049 Ordinary Shares on the terms and subject to the conditions contained in this Agreement; and
NOW THEREFORE, in consideration of the premises and of the representations and warranties hereinafter contained, and upon the terms and subject to the conditions stated herein, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement the following words or expressions have the following meanings:

“Action”	means any action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding at law or in equity, labour dispute, arbitral action, governmental audit or governmental investigation.

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to Standard Bank, Affiliate shall include any related entity or division within Standard Bank and any funds managed, controlled or advised by Standard Bank and/or its Affiliates, (ii) with respect to FEEL, Affiliate shall include Zhang and Zhao and each of their respective Affiliates; (iii) with respect to Zhang, Affiliate shall include FEEL and its Affiliates, Zhao and his Affiliates and Zhang’s direct family members; and (iv) with respect to Zhao, Affiliates shall include FEEL and its Affiliates, Zhang and his Affiliates and Zhao’s direct family members.

“Agreement”	has the meaning given such term in the Preamble.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the PRC.

“Company”	means MIE Holdings Corporation, an exempted company incorporated with limited liability in the Cayman Islands.

“Company Board”	means the board of directors for the time being of the Company or the Directors present or deemed present at a duly convened meeting of the Directors at which a quorum is present.

“Company Warranties”	means the warranties set forth in Schedule 3.

“Completion”	has the meaning given such term in Clause 2.2(a).

“Completion Date”	has the meaning given such term in Clause 2.2(a).

“Compliance with Financing Agreements”	has the meaning given such term in Clause 5A.1(c).

“Consent”	means any authorisation, waiver, release, exemption, consent or other approval of, from or imposed by, any Person (other than a Governmental Authority).

“Election Notice”	has the meaning given such term in Clause 5A.1(b).

“Encumbrance”	means any deed to secure debt, assignment, security interest, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third Persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“FEEL Board”	means the board of directors for the time being of FEEL or the FEEL Directors present or deemed present at a duly convened meeting of the FEEL Directors at which a quorum is present.

“FEEL Shareholders”	has the meaning given such term in the Preamble.

“General Warranty Expiration Date”	has the meaning given such term in Clause 8.1.

“Governmental Authority”	means any national or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, juridical, public, regulatory, legislative or statutory instrumentality, authority, body, agency, department, bureau or entity (including any zoning authority or any comparable authority) or any arbitrator with authority to bind a Person at law.

“Governmental Rule”	means any law, rule, regulation, ordinance, order, code, Permit, interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority having the effect and force of law.

“HKIAC”	has the meaning given such term in Clause 13.2(a).

“IFRS”	means the International Financial Reporting Standards.

“Indemnity Cap”	means an amount equal to 45% of the Purchase Price.

“Installment Purchase”	has the meaning given such term in Clause 5A.1(b).

“IPO Application Date”	means the date upon which an application is first submitted to a Recognised Exchange to list share of the Option Vehicle on such Recognised Exchange in connection with a proposed Qualified IPO; provided that the Buyer is given written notice of the intention to submit such application on that date at least 60 days prior to such date; and further provided that such application to the Recognised Exchange is in fact submitted on that date.

“Joint Management Committee”	has the meaning given in the Production Sharing Contracts.

“Losses”	has the meaning given such term in Clause 8.2.

“Material Adverse Effect”	means a material adverse effect on the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the effects of (a) any changes or developments generally affecting the industry in which the Company or any of its Subsidiaries operates, which changes or developments do not disproportionately affect the Company relative to other participants in such industry in any material respect, (b) any changes or developments in connection with general economic, political or regulatory conditions, which changes do not disproportionately affect the Company or any of its Subsidiaries and (c) any changes or proposed changes in IFRS.

“MIE”	means MI Energy Corporation, an exempted company incorporated with limited liability in the Cayman Islands.

“MIE Board”	means the board of directors for the time being of MIE or the directors of MIE present or deemed present at a duly convened meeting of the board of directors of MIE at which a quorum is present.

“MIE Ordinary Shares”	has the meaning given such term in the first Recital.

“Notices”	has the meaning given such term in Clause 11.

“Option Agreement”	means the option agreement to be entered into by and between FEEL and Standard Bank in the form attached hereto as Exhibit 1.

“Ordinary Shares”	has the meaning given such term in the second Recital.

“Parties” or “Party”	has the meaning given such terms in the Preamble.

“Per Share Purchase Price”	means US$26.00 per Ordinary Share.

“Per Preferred Share Purchase Price”	means the per share purchase price of a Preferred Share in a Preferred Shares Transaction.

“Person”	means any natural person, individual, partnership, joint

venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“PRC”	means the Peoples’ Republic of China.

“Production Sharing Contracts”	means collectively, the (i) Petroleum Contract for Development and Production of the Daan Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on December 16, 1997, as amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented; (ii) Petroleum Contract for Development and Production of the Miao3 Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on December 16, 1997, as amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented; (iii) Petroleum Contract for Development and Production of the Moliqing Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on September 25, 1998 and amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented, and “Production Sharing Contract” means any one of them.

“Preferred Shares”	has the meaning given such term in Clause 5.5.

“Preferred Shares Transaction”	has the meaning given such term in Clause 5.5

“Purchase Price”	means US$5,123,274, being the aggregate purchase price for the Purchased Shares.

“Purchased Shares”	means 197,049 Ordinary Shares purchased by Standard Bank at the Completion as set forth on Schedule 1.

“Put Exercise Notice”	has the meaning given such term in Clause 5A.1(a).

“Put Option Holder”	has the meaning given such term in Clause 5A.1(a).

“Put Option Period”	means the earliest of:

(1) in the event the Company does not complete a Qualified IPO within six (6) months after the IPO Application Date or a Preferred Shares Transaction is not consummated, the period commencing on the day preceding the date falling eighteen (18) months after the Completion and ending on the day preceding the date falling thirty-six (36) months after the Completion; and

(2) in the event the Company conducts a Qualified IPO within six (6) months after the IPO Application Date, the period commencing on the Completion Date and ending on the date falling seven (7) days prior to the IPO Application Date.

“Put Price”	means a price per Put Share equal to the Put Share Original Issuance Price.

“Put Purchase Date”	has the meaning given such term in Clause 5A.1(b)(ii).

“Put Right”	has the meaning given such term in Clause 5A.1(a).

“Put Share Original Issuance Price”	means US$26.00.

“Put Shares”	has the meaning given such term in Clause 5A.1(a).

“Qualified IPO”	means a firm commitment public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in (i) a market capitalization of at least US$400,000,000 (or its equivalent in the relevant currency) and (ii) the shares of the Company becoming freely tradable.

“Recognised Stock Exchange”	means NASDAQ, the New York Stock Exchange or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange, or the London Stock Exchange or any other stock exchange of equal standing reasonably agreed by Standard Bank.

“Register of Members”	means the Register of Members of the Company maintained in the Cayman Islands.

“Repayment Acknowledgement”	means the repayment acknowledgement issued by Standard Bank to FEEL acknowledging repayment of the Standard Bank US$13 Million Facility in the form attached as Exhibit 2.

“Repurchase”	has the meaning given such term in the Share Exchange Agreement.

“Share Exchange”	has the meaning given such term in the Share Exchange Agreement.

“Share Exchange Agreement”	means the share exchange agreement to be entered into by and between FEEL and the Company to effectuate the Share Exchange, Repurchase and Subscription in the form attached hereto as Exhibit 3.

“Shares”	means the Ordinary Shares and any other shares of the Company, whether fully or partly paid.

“Single Purchase”	has the meaning given such term in Clause 5A.1(b).

“Standard Bank US$13 Million Facility”	means the US$13 Million Term Facility Agreement dated 6 June 2008 by and between FEEL, Standard Bank, as lender, and other parties.

“Standard Bank Facility”	means the Borrowing Base Facility Agreement, dated 29 October 2007 by and between MIE, Standard Bank Asia Limited, as Arranger, Agent, Security Trustee and Technical Bank, Standard Bank Plc as the Offshore Account Bank and the Original Lenders (as such term is defined therein), as amended from time to time.

“Standard Bank Amendment”	means the Amendment Agreement by and among the parties to the Standard Bank Facility amending certain provisions thereto and approving the terms of this Transaction, in the form attached hereto in Exhibit 4.

“Subscription”	has the meaning set forth in the Share Exchange Agreement.

“Subsidiary”	means, with respect to any Person:

(a)  any company or corporation more than 50% of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Transaction Agreements”.	means this Agreement, and the Share Exchange Agreement.

“UNCITRAL Rules”	has the meaning given such term in Clause 13.2(a).

“US”	means the United States of America.

“US$”	means the lawful currency of the United States of America.

“Warrantor”	means FEEL.

“Warranty Claims”	has the meaning given such term in Clause 8.2.
1.2	Other Defined Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3	Principles of Construction.
(a)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)	Unless the context clearly requires otherwise, “or” is not exclusive.

(e)	All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

(g)	References to the Preamble, Recitals, Clauses, Schedules and Exhibits are to the preamble, recitals and clauses of and schedules and exhibits to this

Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(j)	The Transaction Agreements are the result of negotiations between, and have been reviewed by, the respective parties to each such agreement. Accordingly, each such agreement shall be deemed to be the product of all parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of Standard Bank, the FEEL Shareholders, or FEEL, as the case may be, thereto solely as a result of such party’s actual or alleged role in the drafting of any such agreement.

(k)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.
2.	PURCHASE AND SALE OF THE PURCHASED SHARES; COMPLETION

2.1	Sale of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, at the Completion, FEEL shall sell to Standard Bank, and Standard Bank shall purchase from FEEL, the Purchased Shares for a purchase price per Purchased Share equal to the Per Share Purchase Price.

2.2	Completion.
(a)	The purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement shall be consummated (the “Completion”) at the offices of White & Case LLP, China Central Place, Tower 1, 19th Floor, 81 Jian Guo Road, Beijing on the date of this Agreement (such date, the “Completion Date”).

(b)	At the Completion, FEEL shall deliver to Standard Bank certified copies of the duly executed transfer instrument in respect of the Purchased Shares being purchased by Standard Bank and the current share certificate relating thereto (for cancellation), and the new share certificate relating thereto in the name of Standard Bank, and a certified copy of the Register of Members reflecting the sale and transfer by FEEL of the number of Purchased Shares being purchased by Standard Bank, against delivery of the Repayment Acknowledgement.
2.3	Deliveries by FEEL on or before the Completion Date. On the Completion Date, FEEL shall deliver to Standard Bank all of the following in agreed form:
(a)	certified copies of the shareholder resolutions of (i) FEEL duly passed by each of the FEEL Shareholders, approving each of the matters in the resolutions of the FEEL Board referred to in (b) of this Clause 2.3, and (ii) the Company duly passed by FEEL, approving each of the matters in the resolutions of the Company Board referred to in (c) of this Clause 2.3;

(b)	certified copies of the resolutions of the FEEL Board approving the terms of the Transaction Agreements and the sale and transfer of the Purchased Shares to Standard Bank;

(c)	certified copies of the resolutions of the Company Board:
(i)	approving the terms of the Transaction Agreements to which the Company is a party;

(ii)	authorising the issuance of the relevant share certificates in respect of the Purchased Shares in favour of Standard Bank; and

(iii)	approving the entry of Standard Bank’s name in the Register of Members as holder of the Purchased Shares;
(d)	copies of Consents as may be required to enable Standard Bank to be registered as holder of the Purchased Shares;
(e)	the Standard Bank Amendment, duly executed by MIE; and

(f)	the Option Agreement, duly executed by FEEL.
Prior to the Completion, FEEL shall have delivered to the Company the duly executed transfer instruments in respect of the Purchased Shares being purchased by Standard Bank and the current share certificate(s) representing that number of the Purchased Shares together with the resolutions of the Company Board authorising and directing:
(a)	the issuance of the relevant new share certificate in respect of the Purchased Shares in favour of Standard Bank; and

(b)	the entry of Standard Bank’s name in the Register of Members as holder of the Purchased Shares.
2.4	[Intentionally Blank]

2.5	Deliveries by Standard Bank on the Completion Date. On the Completion Date, Standard Bank shall deliver to FEEL:
(a)	the originally executed Repayment Acknowledgement;

(b)	the Standard Bank Amendment, duly executed by Standard Bank Asia Limited as Agent; and

(c)	the Option Agreement, duly executed by Standard Bank.
2.6	Right to Rescind. If any of the documents required to be delivered on the Completion Date, insofar as it relates to an obligation of any Party, is not forthcoming for any reason or if in any other material respect the foregoing provisions of this Clause 2 are not fully complied with, FEEL (in the case of non-compliance under Clause 2.5) or Standard Bank (in any other case) shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages):
(a)	to elect to rescind this Agreement;

(b)	to effect the Completion so far as practicable having regard to the defaults which have occurred; or

(c)	to fix a new day for the Completion.
2.7	[Intentionally Blank]

3.	INTENTIONALLY BLANK

4.	INTENTIONALLY BLANK

5.	WARRANTIES AND UNDERTAKINGS

5.1	Warranties of the Warrantor. The Warrantor hereby acknowledges that it has made the Company Warranties as set forth in Schedule 3 to Standard Bank and that the statements in Schedule 3 are true and correct as of the date hereof and as of the Completion Date, and Standard Bank has relied upon such Company Warranties to enter into this Agreement. Each of the Company Warranties shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this Agreement.

5.2	[Intentionally Blank].

5.3	Warranties by Standard Bank. Standard Bank hereby warrants to FEEL that:
(a)	it is a company, corporation, limited partnership or financial institution, as the case may be, duly organized and validly existing under the laws of the jurisdiction in which it is organized;

(b)	it has the full corporate power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of Standard Bank enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;

(c)	the execution, delivery and performance of the Transaction Agreements to which it is a party, and the purchase and acceptance of the Purchased Shares by Standard Bank will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over Standard Bank or any Subsidiary of Standard Bank or any of their respective properties, (ii) any material agreement or instrument to which Standard Bank or any such Subsidiary is a party or by which Standard Bank or any such Subsidiary is bound or to which any of the properties of Standard Bank or any such Subsidiary is subject, or (iii) the organizational documents of Standard Bank or any such Subsidiary other than where such breach, violation or default has not and is not reasonably likely to have an adverse affect on Standard Bank’s ability to perform its obligations under any of the Transaction Agreements;

(d)	it is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorisation from any governmental or regulatory authority or other Person in connection with the execution, delivery and performance of the Transaction Agreements;

(e)	there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to the knowledge of Standard Bank, threatened, against Standard Bank that challenges the validity or performance of this Agreement or the Transaction Agreements to which it is a party or which, if successful, could hinder or prevent Standard Bank from performing its obligations hereunder or thereunder; and

(f)	it has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Agreements.
5.4	Warranties by FEEL. FEEL warrants to Standard Bank that:
(a)	it is a company duly organized and validly existing under the laws of the jurisdiction in which it is organized;

(b)	immediately prior to Completion, it will be the lawful owner, beneficially and of record, of and will have valid and marketable title to 10,000,000 Ordinary Shares free and clear of any Encumbrances;

(c)	it is not a party to any contract creating rights in respect of the 10,000,000 Ordinary Shares in any third Person or relating to the voting of such Shares or which would otherwise restrict its ownership of such Shares;

(d)	it has the full power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of FEEL enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity; and

(e)	the execution, delivery and performance of the Transaction Agreements to which it is a party, and the sale and transfer of the Purchased Shares to Standard Bank will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over FEEL or any Subsidiary of FEEL or any of their respective properties, (ii) any material agreement or instrument to which FEEL or any such Subsidiary is a party or by which FEEL or any such Subsidiary is bound or to which any of the properties of FEEL or any such Subsidiary is subject, or (iii) the organizational documents of FEEL or any such Subsidiary other than where such breach, violation or default has not had, and is not reasonably likely to have, an adverse affect on FEEL’s ability to perform its obligations under any of the Transaction Agreements.
5.5	Undertakings with respect to conversion of shareholding. During the period commencing on the date of the completion of the first transaction in which shares in the Company are issued to any person on terms which are not identical to the Ordinary Shares (such first series of shares being “Preferred Shares”), or any Ordinary Shares are converted to Preferred Shares and issued to any person (“Preferred Shares Investor”) for an aggregate amount of not less than $20,000,000 (such issuance or conversion, a “Preferred Shares Transaction”) and ending two (2) months after the date of completion of the Preferred Shares Transaction, Standard Bank shall have the right to require FEEL to promptly take all steps necessary to ensure that:
(a)	all or part of the Ordinary Shares then held by Standard Bank are converted into Preferred Shares without charge or premium at the following conversion ratio:

Number of Preferred Shares =	Purchase Price
Per Preferred Share Purchase Price
with the same rights attributable thereto as all other such series of Preferred Shares in issue at the time of such conversion; and

(b)	if the Ordinary Shares held by Standard Bank are converted into Preferred Shares pursuant to sub-clause (a), Standard Bank is included as a party to any shareholder agreement entered into between FEEL and such Preferred Shares Investor relating to such Preferred Shares Investor’s shareholding in the Company, with rights granted to Standard Bank appropriate to Standard Bank’s shareholding percentage in the Company upon such conversion.
5A. PUT OPTION

5A.1 Put Option.
(a)	At any time during the Put Option Period, Standard Bank and its successors and assigns (“Put Option Holder”) shall have the right, exercisable only once and exercisable only if the Put Option Holder has not converted its Ordinary Shares into Preferred Shares pursuant to Clause 5.5, to require MIE to purchase some or all of the Ordinary Shares (the “Put Shares”) then owned by such Put Option Holder (“Put Right”) by delivering written notice thereof to MIE (with a copy to the Company, FEEL and to the other shareholders of the Company) (the “Put Exercise Notice”) specifying the number of Put Shares to be purchased.

(b)	Upon delivery by a Put Option Holder of the Put Exercise Notice, MIE shall elect whether it wishes to purchase the Put Shares (i) in one (1) installment (a “Single Purchase”) or (ii) in five (5) evenly spaced installments (with the installments being as nearly as practicable of equal numbers of Put Shares and the final installment being on a date no later than 18 months after the delivery of the Put Exercise Notice) (an “Installment Purchase”). The first installment in an Installment Purchase shall be made no later than 90 days after the date of delivery of the Put Exercise Notice. MIE shall notify (the “Election Notice”) the Put Option Holder no later than ten (10) days after the delivery of the Put Exercise Notice:
(i)	of whether it has elected for a Single Purchase or an Installment Purchase;

(ii)	of the dates of each installment (each a “Put Purchase Date”) and the number of Put Shares to be purchased on the date of each such installment;

(iii)	of the Put Price payable on each Put Purchase Date, together with details of the method of calculation of the Put Price;

(iv)	of the time and place for the closing of the sale and purchase of the Put Shares to be sold on each Put Purchase Date.
If an Election Notice is not given in accordance with the foregoing provisions, MIE shall be deemed to have elected to purchase all the Put Shares in one installment on such date (which shall be treated as the Put Purchase Date but which shall be not earlier than 20 Business Days after the date of delivery of the Put Exercise Notice) and at such time and place as the Put Option Holder shall notify MIE (with a copy to the Company and FEEL).

(c)	MIE shall have the obligation to purchase Put Shares on a Put Purchase Date in accordance with the above Clause 5A.1(b), but only up to the amount for which MIE has from time to time lawfully available funds to do so and to the extent that it will be in compliance, after giving effect to the payment for such purchase, with all of the terms of all of MIE’s existing financing agreements, including any covenants that would need to be satisfied during the 6-month period following such purchase of Put Shares, but only to the extent MIE has outstanding obligations under such financing agreements on the relevant Put Purchase Date (“Compliance with Financing Agreements”), provided, that if MIE does not fulfill its obligations to purchase Put Shares on the relevant Put Purchase Date as a result of the application of the restrictions set forth in this paragraph (c), MIE shall remain subject to the obligation to purchase the balance of the Put Shares as soon as it is able so to purchase in a manner that complies with such restrictions.

(d)	The Company and FEEL shall be jointly and severally liable with MIE for the purchase of the Put Shares in the manner as set forth below; provided however, that Standard Bank shall not take any action under this paragraph (d) that would be reasonably likely to cause either the Company or FEEL to become insolvent (whether technically or otherwise) or the subject of any liquidation, bankruptcy or other similar proceedings, or cause a change of control of any of MIE, the Company or FEEL. If and to the extent that MIE is not required to purchase the relevant Put Shares on a Put Purchase Date as a result of the provisions of paragraph (c) above, then:
(i)	the Company shall purchase, to the extent it is able under the laws of the Cayman Islands, and, in the event and to the extent that the Company can not or does not so purchase, FEEL shall purchase, on such Put Purchase Date at the Put Price the Put Shares which MIE would have been obliged to purchase on that date but for the operation of paragraph (c) above; and

(ii)	to the extent FEEL fails to comply with its obligations under sub-paragraph (i) above (and without prejudice to any rights that Standard Bank may have against FEEL in respect of such failure), MIE shall purchase the relevant Put Shares forthwith upon having the lawfully available funds to do so and being in Compliance with Financing Agreements.
(e)	A Put Share shall only be purchased if and to the extent that the relevant Put Price for such Put Share has been paid in full, and until payment of the relevant Put Price has been made in full, the Put Option Holder shall maintain all its right, title and interest in such Put Share.

(f)	[Intentionally Blank]

(g)	On or before the relevant Put Purchase Date, the Put Option Holder shall surrender the certificate or certificates representing the Put Shares to be purchased on the Put Purchase Date (or, if the Put Option Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to MIE or the Company to indemnify MIE or the Company against any claim that may be made against MIE or the Company on account of the alleged loss, theft or destruction of such certificate) to MIE or the Company, in the manner and at the place designated in the Election Notice against payment in full of the relevant Put Price in immediately available funds to the order of the Person whose name appears on such certificate or certificates as the owner thereof (which payment shall be made by MIE, the Company or FEEL (as the case may be)). In the event that less than all of the Shares represented by a certificate are purchased, a new certificate representing the balance of the unsold Shares shall promptly be issued to the Put Option Holder by the Company and a certificate for the Put Shares purchased shall be issued by the Company to MIE or FEEL (as the case may be).

(h)	Upon expiration of the Put Option Period, each Put Option Holder shall forfeit its right to exercise its Put Right.
5A.2	Cash Flows. Each of MIE, the Company and FEEL shall use its commercially reasonable efforts to maximize cash flow available to pay, if the Put Right is exercised, the Put Price to be paid to the Put Option Holder, provided, however, that all such efforts to maximize cash flow (i) shall be subject to the terms of any business plans approved by the Joint Management Committee and (ii) are consistent with, and in no way jeopardize or adversely affect, the Production Sharing Contracts. Standard Bank may propose a refinancing plan for approval by the Board to enable, if the Put Right is exercised, MIE, the Company or FEEL to pay the Put Price earlier than the payment dates contemplated by the Installment Purchase.

6.	[INTENTIONALLY BLANK]

7.	CONDITIONS

7.1.	[Intentionally Blank]

7.2.	Conditions Subsequent. Within 60 days following Completion, FEEL shall:
(a)	confirm to Standard Bank in writing that it has received the original of the report from the Jilin Province Liaoyuan People’s Procuratorate, in form and substance of the Jilin Province Liaoyuan People’s Procuratorate report attached as Exhibit 5; and

(b)	provide Standard Bank with copy (certified as a true copy of the original by a director or by its solicitors) of such report.
8.	SURVIVAL AND INDEMNITIES

8.1.	Survival. The warranties of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Completion until the date falling on the earlier of (a) the expiration date of the lock-up period applicable to Standard Bank following the Qualified IPO and (b) the date falling thirty-six (36) months from the Completion Date (the “General Warranty Expiration Date”).

8.2.	FEEL Warranty Indemnities. Subject to and as from Completion, the Warrantor shall indemnify and hold harmless Standard Bank from and against any damages, deficiencies, losses (including loss of value of the Shares), costs, liabilities and expenses (“Losses”) resulting directly or indirectly from or arising in connection with any claims for breach of any of the Company Warranties (the “Warranty Claims”) brought prior to the General Warranty Expiration Date or breach of obligations under the Transaction Agreements.

8.3.	Limitations. Notwithstanding Clauses 8.1 and 8.2, the Warrantor shall not be liable for any Losses in respect of a Warranty Claim:
(a)	unless notice of the claim is given in writing by Standard Bank to the Warrantor setting out so far as reasonably practicable the details of the matter in respect of which the claim is made before the relevant Warranty Expiration Date, and any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six (6) months after such notice is given unless legal proceedings in respect thereof have been commenced;

(b)	to the extent that the aggregate amount of Losses in respect of any breach of the Company Warranties for which the Warrantor would otherwise be liable exceeds the Indemnity Cap; and

(c)	unless and until the aggregate amount of Losses in respect of breach of the Company Warranties for which the Warrantor would otherwise be liable exceeds US$1,000,000.
9.	ANNOUNCEMENTS AND CONFIDENTIALITY

9.1.	Announcements. No announcement, press release or circular in connection with the existence or the subject matter of the Transaction Agreements shall be made or issued by or on behalf of any Party without prior consent of the other Parties (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, press release or circular required by law or any regulatory body or the rules of any relevant stock exchange but the Party with an obligation to make an announcement or issue a press release or circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

9.2.	Confidentiality. Subject to Clause 9.3, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into the Transaction Agreements (or any agreement entered into pursuant to the Transaction Agreements) which relates to the provisions of the Transaction Agreements and any agreement entered into pursuant to the Transaction Agreements or the negotiations relating to the Transaction Agreements (and such other agreements); provided, however, that FEEL and the FEEL Shareholder may disclose such information to its lenders under the Standard Bank Facility.

9.3.	Exceptions to Confidentiality. Clause 9.2 shall not prohibit disclosure or use of any information if and to the extent that:
(a)	the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any relevant stock exchange, including any disclosure or use in an announcement, press release or circular required to be made or issued pursuant to Clause 9.1;

(b)	the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of the Transaction Agreements or any other agreement entered into under or pursuant to the Transaction Agreements or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)	the disclosure is made to employees, directors, officers, agents, Affiliates, fund investors and professional advisors, including financial advisors, consultants, accountants and legal counsel, of a Party or bona fide prospective purchasers of the Shares on terms that such employees, directors, officers, agents, Affiliates, fund investors, professional advisors and bona fide purchasers undertake to comply with the provisions of Clause 9.2 in respect of such information as if they were a party to the Transaction Agreements;

(d)	the information becomes publicly available (other than by breach of any of the Transaction Agreements); or

(e)	the other Parties have given prior written approval to the disclosure or use.
10.	RELEASE AND INDULGENCE

Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by any other Party in writing in their absolute discretion, as regards any of the Parties under such liability without in any way prejudicing or affecting their rights against any other Party or Parties under the same or a like liability whether joint and several or otherwise.

11.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to Standard Bank, to	:	Standard Bank Plc
Cannon Bridge House
25 Dowgate Hill
London EC 4R 2SB
Fax: +852 2822 7947
Attention: John Wixley c/o Standard Bank Asia Limited

if to Zhang, to	:	Zhang Ruilin
Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Facsimile: (8610) 5123 8866

if to Zhao, to	:	Zhao Jiangwei
Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Facsimile: (8610) 5123 8866

if to Shang, to	:	Shang Zhiguo
Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Facsimile: (8610) 5123 8866

if to FEEL, to	:	Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Attention: Mr. Zhang Ruilin
Facsimile: (8610) 5123 8866
12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law.

13.	ARBITRATION

13.1.	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

13.2.	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the thirty (30)-day period specified in Clause 13.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the rules of the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceeding shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgement thereon. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
13.3.	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction. A request for such provisional remedy or interim injunction by the parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

13.4.	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

13.5.	Survival. The provisions contained in this Clause 13 shall survive the termination or expiration of this Agreement.

14.	MISCELLANEOUS

14.1.	Fees and Expenses. Each Party shall bear its own expenses in connection with legal and other advisors retained by it in connection with the transaction.

14.2.	Successors and Assigns. This Agreement has been made solely for the benefit of the Parties and their respective successors, personal representatives, heirs and estates and permitted assigns and nothing herein is intended to confer any rights or remedies under or by reason of this Agreement to any other Person.

14.3.	Assignment. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties, except that Standard Bank is permitted to assign its rights to purchase the Purchased Shares and Standard Bank may also assign its rights under this Agreement, in whole or in part, to any Person who acquires Shares held by Standard Bank.

14.4.	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or desirable to give full effect to the spirit and intent of this Agreement.

14.5.	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

14.6.	No Waiver. The failure of a Party at any time to require observance or performance by any other Party of any of the provisions of this Agreement shall in no way affect the Party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

14.7.	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.

14.8.	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.

14.9.	Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.
[Signature page follows]

IN WITNESS WHEREOF this Agreement has been duly executed as of the date and year first written above.

STANDARD BANK PLC

By:	/s/
Name:
Title:

FAR EAST ENERGY LIMITED

By:	/s/ Zhang Ruilin
Name: Zhang Ruilin
Title: Director

ZHANG RUILIN

By:	/s/ Zhang Ruilin
Name: Zhang Ruilin
Title:

ZHAO JIANGWEI

By:	/s/ Zhao Jiangwei
Name: Zhao Jiangwei
Title:

SHANG ZHIGUO

By:	/s/ Shang Zhiguo
Name: Shang Zhiguo
Title:

SCHEDULE 1
PARTICULARS OF THE SHAREHOLDERS OF THE COMPANY
IMMEDIATELY PRIOR TO THE COMPLETION

	No. of Ordinary Shares legally
	and beneficially owned by the
Name of Shareholder/	Shareholder Immediately Prior	Percentage of Issued Share
Address and Fax Number	to Completion	Capital
Far East Energy Limited	10,000,000	100%
Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District
Beijing 100101
PRC
Fax: (8610) 5123 8866

Total	10,000,000	100%

PARTICULARS OF THE SHAREHOLDERS OF THE COMPANY
IMMEDIATELY AFTER THE COMPLETION

	No. of Ordinary Shares legally
	and beneficially owned	Percentage of Issued Share
Name of Shareholder/	immediately by the Shareholder	Capital
Address and Fax Number	after the Completion	(on as-converted basis)
Far East Energy Limited	9,802,951	98.02951%
Suite 406, Block C
Grand Place
5 Hui Zhong Road
Chaoyang District
Beijing 100101
PRC
Fax: (8610) 5123 8866

Standard Bank Plc	197,049	1.97049%
Cannon Bridge House
25 Dowgate Hill
London EC 4R 2SB
Fax: +852 2822 7947

Total	10,000,000	100%

SCHEDULE 3
COMPANY WARRANTIES
1.	Corporate Existence. Each of the Company and MIE is duly organised and validly existing and in good standing under the laws of the Cayman Islands, and has all corporate power to own, lease and operate all of its property and to carry on its business as it is now being conducted.

2.	Authority. Except as set forth in the Standard Bank Facility, each of the Company and MIE has full power and authority and full legal capacity to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party. The execution and delivery by each of the Company and MIE of this Agreement and the other Transaction Agreements to which it is a party has been or will be, on or prior to the Completion Date, authorised by all necessary corporate action; and this Agreement is, and each of the other Transaction Agreements to which it is a party will be, when duly executed and delivered, a valid and binding obligation of the Company and MIE respectively, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.	Capitalisation.
(a)	The authorised share capital of the Company on the Completion Date (without giving effect to the Share Exchange, the Repurchase, the Subscription and the sale and purchase to occur on the Completion Date under this Agreement) consists of (i) 15,000,000 shares of Ordinary Shares, 10,000,000 of which are issued and outstanding. All the Shares in the issued share capital of the Company are duly and validly authorized and issued, fully paid and non-assessable, and there is no Encumbrance over or affecting any of such shares. The shareholders of the Company immediately prior to the Completion are set forth in Schedule 1.

(b)	Upon the sale and transfer of the Purchased Shares to Standard Bank, in accordance with the terms of this Agreement, Standard Bank will own valid, legal, beneficial and marketable title to such Purchased Shares, free and clear of any Encumbrances and with all rights attached thereto as set out in the articles of association of the Company.

(c)	The authorised share capital of MIE on the date of this Agreement consists of (i) 50,000 shares of MIE Ordinary Shares, 50,000 of which are issued and outstanding. All the shares of MIE Ordinary Shares in the issued share capital of MIE are duly and validly issued, fully paid and non-assessable and there is no Encumbrance over or affecting any of such shares (other than any security interest that may have been granted to Standard Bank pursuant to the Standard Bank Facility). The shareholders of MIE as of the date of this Agreement and immediately prior to the Completion are set forth in Schedule 1 and at Completion the Company will be the sole person holding any interest in the shares of MIE or in relation to any unissued shares in MIE (other than any security interest that may have been granted to Standard Bank pursuant to the Standard Bank Facility).
4.	Valid Issuance of Shares. The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued, fully paid, non-assessable and free of restrictions on transfer other than restrictions on transfer under the articles of association of the Company and the Transaction Agreements. Assuming the accuracy of the warranties of Standard Bank, the Purchased Shares will be issued, sold and transferred in compliance with all applicable securities laws.

5.	No Options. Neither the Company nor MIE has any outstanding commitment, obligation, options, warrants, rights (including conversion, pre-emption rights or rights of first refusal) to sell or to cause to be issued any share capital or any securities convertible into or exchangeable for, or rights to acquire, any share capital, other than as contemplated by the Transaction Agreements. No agreement or arrangement exists providing for the present or future allotment, issue or transfer of any share capital of the Company other than as contemplated by the Option Agreement. Except for this Agreement and the other Transaction Agreements, there is no agreement, arrangement or obligation of any kind (and no authorization therefor has been given) obligating the Company or MIE or any other person to repurchase, redeem or otherwise acquire any outstanding shares of its share capital or any securities convertible into or ultimately exchangeable or exercisable for any share capital. Except as set forth in the Standard Bank Facility, neither the Company nor MIE is a party or subject to any agreement, understanding or contractual rights, and, to the knowledge of the Company and MIE, there is no agreement, understanding or contractual rights with any Person, which affects or relates to distribution of dividends or the voting or giving of written consents with respect to any security or by a director of the Company or MIE.

6.	Subsidiaries. MIE has not and has never had any Subsidiaries and is not and has never been a legal or beneficial owner of any share or equity interests in any Person. The Company has no assets, and has not had any assets, other than cash and shares in MIE.

EXHIBIT 1
OPTION AGREEMENT

C L I F F O R D	CLIFFORD CHANCE WONG PTE LTD

C H A N C E

W O N G	EXECUTION COPY
DATED       JANUARY 2009
FAR EAST ENERGY LIMITED
as Seller
and
STANDARD BANK PLC
as Buyer

OPTION AGREEMENT

THIS DEED is made on       January 2009
BETWEEN:
(1)	FAR EAST ENERGY LIMITED, a company organised under the laws of Hong Kong (the “Seller”); and

(2)	STANDARD BANK PLC (the “Buyer”).
THE PARTIES AGREE as follows:
1.	INTERPRETATION

1.1	In this Deed:

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and the People’s Republic of China.

“Completion” means completion of an exercise of the option to buy some or all of the Option Shares in accordance with this Deed.

“Encumbrance” means a mortgage, charge, pledge, assignment by way of security, lease, easement, servitude, deposit arrangement, lien (statutory or other), option, restriction, financing or similar statement or notice filed under any recording or notice statute, preference, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer, retention arrangement, or conditional sale) having similar effect.

“Final Completion” means the Completion following which the Option Value becomes $0.

“IPO Application Date” means the date on which an application is first submitted to a Recognised Exchange to list shares of the Option Vehicle on such Recognised Exchange in connection with a proposed Qualified IPO, provided that at least 60 days prior to such date:
(a)	the Buyer is given written notice of the Option Vehicle’s intention to submit such application on that date;

(b)	the Seller notifies the Buyer of the identity of its advisers in connection with such proposed Qualified IPO; and

(c)	the Seller provides the Buyer with a timetable (agreed between the Option Vehicle and its advisers in connection with the proposed Qualified IPO) for the listing of shares in the Option Vehicle in connection with the proposed Qualified IPO, and further provided that such application to the Recognised Exchange is in fact submitted on such date.

“Option” means the rights granted to the Buyer by Clause 2 (Grant of Option to Buy Shares).

“Option Notice” means a written notice in the form (or substantially the form) set out in Schedule 1 from the Buyer to the Seller exercising the Option pursuant to Clause 2 (Grant of Option to Buy Shares).

“Option Period” means the period commencing on and from (i) in the case of paragraphs (a) and (b) below, the date falling six months from the date of this Deed, and (ii) in the case of paragraph (c) below, the date of this Deed, to and including the earliest of:
(a)	the day preceding the date falling 36 months after the SPA Completion;

(b)	the date falling 30 days prior to the IPO Application Date; and

(c)	the date falling two months after the consummation of the Preferred Shares Transaction.
“Option Price” means an amount in dollars calculated based on the following formula:
Requested Shares x Strike Price
“Option Shares” means the Ordinary Option Shares or the Preferred Option Shares, as the case may be.

“Option Value” means, at any time, $8,000,000 less the aggregate of the Option Prices paid by the Buyer to the Seller in connection with each Completion prior to such time.

“Option Vehicle” means MIE Holdings Corporation, an exempted company incorporated with limited liability in the Cayman Islands.

“Ordinary Shares” means the ordinary shares of the Company, par value $0.01 each.

“Ordinary Option Shares” means, at any time, the number of Ordinary Shares calculated on the basis of the following formula:
Option Value
Ordinary Shares Strike Price
rounded up to the nearest share.

“Ordinary Shares Strike Price” means $26.00.

“Party” means a party to this Deed and “Parties” means both of them.

“Preferred Shares” means the first series of preferred shares of the Option Vehicle purchased and sold in a Preferred Shares Transaction.

“Preferred Option Shares” means, at any time, the number of Preferred Shares calculated on the basis of the following formula:
Option Value
Preferred Shares Strike Price
rounded up to the nearest share.

“Preferred Shares Strike Price” means the purchase price per Preferred Share under the Preferred Shares Transaction.

“Preferred Shares Transaction” means the first sale and purchase of Preferred Shares in the Option Vehicle after the date of this Deed, provided that the aggregate purchase price for such Preferred Shares is not less than $20,000,000 and further provided that such sale and purchase is completed on or prior to the date falling 30 days prior to the IPO Application Date.

“Qualified IPO” has the meaning given in the SPA.

“Recognised Exchange” has the meaning given in the SPA.

“Requested Shares” has the meaning given to it in Clause 3.2 (Exercise of Option).

“SPA” means the shares purchase agreement entered or to be entered into between the Buyer, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo and the Seller in relation to the sale by the Seller and the purchase by the Buyer of 197,049 ordinary shares in the capital of the Option Vehicle.

“SPA Completion” has the meaning given to “Completion” in the SPA.

“Strike Price” means the Ordinary Shares Strike Price or the Preferred Shares Strike Price, as the case may be.

“Warranty” means a statement contained in Schedule 2 and “Warranties” means all those statements.

1.2	In this Deed, a reference to:
1.2.1	a Clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Deed;

1.2.2	a reference to any agreement or document is a reference to that agreement or document as amended, consolidated, supplemented, novated or replaced from time to time; and

1.2.3	“$” and “dollars” denote the lawful currency of the United States of America.
1.3	The headings in this Deed do not affect its interpretation.

2.	GRANT OF OPTION TO BUY SHARES

2.1	In consideration of the sum of $1 (the sufficiency of which the Seller hereby acknowledges), the Seller irrevocably grants to the Buyer an option to buy and to require the Seller to transfer to the Buyer (and/or such person(s) as the Buyer directs) (i) if the Option Vehicle does not issue any Preferred Shares pursuant to a Preferred Shares Transaction during the Option Period, all or any of the Ordinary Option Shares, or (ii) if the Option Vehicle issues any Preferred Shares pursuant to a Preferred Shares Transaction during the Option Period, any or all of the Preferred Option Shares.

2.2	The Option Shares shall be sold with full title guarantee free from any Encumbrance and with all rights attaching to the Option Shares at the date of the relevant Completion.

3.	EXERCISE OF OPTION

3.1	The Option may be exercised only by the delivery by the Buyer to the Seller of an Option Notice at any time during the Option Period.

3.2	The Option Notice must specify the date of Completion, which must be a Business Day not less than three Business Days after the delivery of the relevant Option Notice (notwithstanding that such Business Day may fall outside the Option Period) and the number of Option Shares to which the Option Notice relates (the “Requested Shares”).

3.3	The Option may be exercised by the Buyer in whole or in part and, if in part, on any number of occasions.

4.	CANCELLATION OF OPTION

If the Buyer has not submitted an Option Notice prior to such time, the Option shall be automatically cancelled in full on the last day of the Option Period.

5.	COMPLETION

5.1	Completion shall take place by 3.00 p.m. on the date specified in the Option Notice at the offices of the Buyer’s legal advisers, or at another time or place agreed by the Seller and the Buyer.

5.2	At Completion:
5.2.1	the Seller shall deliver to the Buyer the documents specified in Schedule 3 (Completion Requirements);

5.2.2	the Seller shall sign all documents and take all other action necessary to enable the Buyer (and/or such other person as the Buyer directs) to become the registered and beneficial owner of the Requested Shares being transferred to the Buyer (and/or such other person as the Buyer directs) including, without limitation, the use of the voting and other rights arising by its holding of shares in the capital of the Option Vehicle and to ensure that the Buyer’s (and/or such other person’s) name is entered in the register of members of the Option Vehicle as the holder of those Requested Shares; and

5.2.3	the Buyer shall pay the Option Price to the Seller in accordance with Clause 6 (Payment of Option Price).
5.3	The Buyer is not obliged to pay the Option Price unless:
5.3.1	the Seller complies with all of its obligations under this Clause 5 and Schedule 3 (Completion Requirements);

5.3.2	the transfer to the Buyer (and/or such other person as the Buyer directs) of all of the relevant Requested Shares is completed simultaneously; and

5.3.3	all such consents and/or waivers as may be required under any applicable laws and/or the Finance Documents for the transfer of the relevant Requested Shares to the Buyer (and/or such other person as the Buyer directs) have been obtained in form and substance satisfactory to the Buyer.
5.4	If Completion does not take place on the date set for Completion pursuant to Clause 5.1 because the Seller fails to comply with any of its obligations under this Clause 5 (whether or not such failure amounts to a repudiatory breach), the Buyer may, by notice to the Seller:
5.4.1	proceed to Completion to the extent reasonably practicable (but if the Buyer exercises its option pursuant to this Clause 5.4.1, completion of the purchase of some of the Requested Shares does not affect the Buyer’s rights in connection with the other Requested Shares); or

5.4.2	postpone Completion to a date not more than ten Business Days after the date set for Completion in Clause 5.1 (notwithstanding that such date may fall outside the Option Period); or

5.4.3	terminate this Deed; or

5.4.4	revoke the relevant Option Notice, in which case the Requested Shares specified in such Option Notice shall remain subject to the Option and may be included in a new Option Notice.

5.5	If the Buyer postpones Completion to another date in accordance with Clause 5.4.2, the provisions of this Deed apply as if that other date is the date set for Completion in Clause 5.1.

5.6	If the Buyer terminates this Deed pursuant to Clause 5.4.3 or Clause 7 (Warranties), each Party’s further rights and obligations cease immediately on termination, but termination does not affect a Party’s accrued rights and obligations at the date of termination.

6.	PAYMENT OF OPTION PRICE

The Buyer shall pay the Option Price in cash into an account in the Seller’s name (as notified by the Seller to the Buyer) for value on the date of the relevant Completion.

7.	WARRANTIES

7.1	The Seller warrants to the Buyer that each Warranty is true, accurate and not misleading at the date of this Deed. On and immediately before Completion, the Seller is deemed to warrant to the Buyer that each Warranty is true, accurate and not misleading by reference to the facts and circumstances at the date of Completion. For this purpose an express or implied reference in a Warranty to the “date of this Deed” is to be construed as a reference to the “date of Completion”.

7.2	The Seller acknowledges that the Buyer is entering into this Deed in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Buyer to enter into this Deed.

7.3	Between the date of this Deed and Final Completion, the Seller shall notify the Buyer immediately if it becomes aware of any fact or circumstance which constitutes or which would or might constitute a breach of Clause 7.1 or which would or might cause a Warranty to be untrue, inaccurate or misleading if given in respect of the facts or circumstances at the date the Seller becomes aware of the same.

7.4	If, at any time before Final Completion, the Buyer considers that the Seller is in breach of any provision of this Deed (whether or not such breach amounts to a repudiatory breach) or if the Seller gives a notice under Clause 7.3, the Buyer may, in its discretion, elect to proceed to Completion in respect of all or any of the Option Shares by delivery of an Option Notice or Option Notices in accordance with Clause 3 (Exercise of Option) or terminate this Deed.

7.5	If the Buyer terminates this Deed pursuant to Clause 7.4, the Seller shall indemnify the Buyer, and keep the Buyer indemnified, on demand against all its costs, liabilities, obligations, damages, expenses and losses however arising which the Buyer may suffer or incur by reason of any breach of any provisions of this Deed by the Seller.

7.6	Each Warranty is to be construed independently and (except where this Deed provides otherwise) is not limited by a provision of this Deed or another Warranty.

8.	UNDERTAKINGS

Until Final Completion, the Seller shall not (without having first obtained the Buyer’s written consent):
(a)	sell, transfer or otherwise dispose of any interest in any of the Option Shares or any right attaching to the Option Shares (except as required pursuant to this Deed); or

(b)	create or allow to be created any Encumbrance over the Option Shares (except pursuant to the Transaction Security).
9.	GENERAL

9.1	A variation of this Deed is valid only if it is in writing and signed by or on behalf of each Party.

9.2	The failure to exercise or delay in exercising a right or remedy provided by this Deed or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Deed or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

9.3	The Buyer’s rights and remedies contained in this Deed are cumulative and not exclusive of rights or remedies provided by law.

9.4	Each date, time or period referred to in this Deed is of the essence. If the Parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.

9.5	Except to the extent that they have been performed and except where this Deed provides otherwise the obligations contained in this Deed remain in force after Final Completion and this Deed shall terminate automatically upon the performance in full of such obligations.

9.6	A person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9.7	This Deed supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Deed and contains the entire agreement between the Parties relating to the subject matter of this Deed at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.

9.8	The Seller shall bear all costs and expenses (including taxes and duties) in relation to this Deed.

10.	ASSIGNMENT

10.1	The Seller may not (and may not purport to) assign or transfer or declare a trust of the benefit of or in any other way alienate any of its rights under this Deed in whole or in part without having first obtained the Buyer’s written consent.

10.2	The Buyer may assign its rights or transfer its rights and obligations under this Deed and the Seller agrees, at its own cost, to do all acts and things as may be required by the Buyer to effect any such assignment or transfer.

11.	NOTICES

11.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

11.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is that identified with its name below, or any substitute address, fax number or department or officer as a Party may notify to the other Party by not less than five Business Days’ notice.

11.3	Delivery
11.3.1	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 11.2 (Addresses), if addressed to that department or officer.

11.3.2	Any communication or document to be made or delivered to the Buyer will be effective only when actually received by the Buyer and then only if it is expressly marked for the attention of the department or officer identified with the Buyer’s signature below (or any substitute department or officer as the Buyer shall specify for this purpose).
11.4	English language
11.4.1	Any notice given under or in connection with this Deed must be in English.

11.4.2	All other documents provided under or in connection with this Deed must be:

(a)	in English; or

(b)	if not in English, and if so required by the Buyer, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
12.	GOVERNING LAW AND JURISDICTION

12.1	This Deed is governed by English law.

12.2	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Deed (a “Dispute”).

12.3	The Parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

12.4	This Clause is for the benefit of the Buyer only. As a result it does not prevent the Buyer from taking proceedings relating to a Dispute (“Proceedings”) in any other court with jurisdiction. To the extent allowed by law, the Buyer may take concurrent Proceedings in any number of jurisdictions.

13.	COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

14.	INVALIDITY

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:
14.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

14.1.2	the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Deed.
IN WITNESS WHEREOF, this Deed has been signed by the Buyer and duly executed as a deed by the Seller and is intended to be and is hereby delivered by it as a deed on the date specified above.

SCHEDULE 1
Form of Option Notice
[BUYER’S LETTERHEAD]

To:	Far East Energy Limited (the “Seller”) [Address]

Date:	[insert date]
OPTION NOTICE
1.	We refer to the Option Agreement dated [ ] between Far East Energy Limited and Standard Bank PLC (the “Option Agreement”).

2.	Terms defined in the Option Agreement shall have the same meanings in this Option Notice unless the context requires otherwise. References to a Clause are to a clause of the Option Agreement.

3.	The Buyer hereby notifies the Seller pursuant to Clause 3 (Exercise of Option) that it wishes to exercise the Option granted in Clause 2.1 to buy [insert number of shares required] Option Shares at a Strike Price of $[ ], subject to the terms of the Option Agreement.

4.	The date of Completion shall be [insert date].

Signed by [ ]
for and on behalf of
Standard Bank PLC

SCHEDULE 2
Warranties
1.	CAPACITY AND AUTHORITY

1.1	Incorporation and existence

The Seller is a company established under the laws of Hong Kong and has been in continuous existence since its establishment.

1.2	Right, power, authority and action
1.2.1	The Seller has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Deed and each document to be executed at or before Completion or for the exercise of the Option.

1.2.2	The Seller has the right, power and authority to conduct its business as conducted at the date of this Deed.
1.3	Binding agreements

The Seller’s obligations under this Deed and each document to be executed at or before Completion are, or when the relevant document is executed will be, valid, binding and enforceable in accordance with their terms.

2.	SHARES

2.1	Save for this Deed, there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Option Shares. No person has claimed to be entitled to any Encumbrance in relation to any of the Option Shares.

2.2	The Seller has the right to transfer full legal and beneficial title to the Option Shares.

2.3	The Option Shares will be delivered to the Buyer (and/ or such person(s), as it directs) free from any Encumbrance.

2.4	The Option Shares are fully paid up and will rank at least pari passu with all other shares of the Option Vehicle of the same class in issue.

SCHEDULE 3
Completion Requirements
1.	At Completion, the Seller shall deliver to the Buyer:
1.1.1	the share certificate(s) for the Requested Shares being transferred by the Seller;

1.1.2	any stock transfer document or other document, executed by the Seller and in favour of the Buyer (or such person(s), as it directs), reasonably requested by the Buyer; and

1.1.3	as evidence of the authority of each person executing a document referred to in this Schedule 3 on the Seller’s behalf:
(a)	a copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of the document and, where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or a relevant extract thereof; or

(b)	a copy of the power of attorney conferring the authority, in each case certified to be true by a director or the secretary of the Seller.
1.2	The Seller shall ensure that at Completion a meeting of the board of directors of the Option Vehicle is held at which the directors vote in favour of the registration of the Buyer or such person(s), as it directs as member(s) of the Option Vehicle in respect of the Requested Shares (subject to the production of properly stamped transfers).

1.3	The Seller shall, within five Business Days of Completion:
1.3.1	ensure that new share certificates for the Requested Shares are issued in the name of the Buyer (or such person(s), as it directs); and

1.3.2	provide the Buyer with a certified copy of the register of members of the Option Vehicle evidencing the Buyer’s (or such other person’s) ownership of the Requested Shares.
1.4	The Seller shall promptly take all other action which may, in the opinion of the Buyer, be necessary to effect the transfer of the Requested Shares to the Buyer (or such person(s), as it directs).

OPTION AGREEMENT BETWEEN
FAR EAST ENERGY LIMITED AND
STANDARD BANK PLC
SIGNATURE PAGE
The Seller

The COMMON SEAL of	)
FAR EAST ENERGY LIMITED	)
was affixed hereto	)
in the presence of:	)

Director

Address:	Suite 406, Block C
Grand Palace
5 Hui Zhong Road
Chaoyang District
Beijing 100101
Peoples Republic of China

Attention:	Mr. Zhang Ruilin
Facsimile:	+ 86 10 8489 2290

OPTION AGREEMENT BETWEEN
FAR EAST ENERGY LIMITED AND
STANDARD BANK PLC
The Buyer
STANDARD BANK PLC

By:

Address:	Cannon Bridge House
25 Dowgate Hill
London EC4R 2SB

Attention:	John Wixley c/o Standard Bank Asia Limited
Facsimile:	+852 2822 7999

EXHIBIT 2
FORM OF REPAYMENT ACKNOWLEDGEMENT
[STANDARD BANK PLC’S LETTERHEAD]

To:	Far East Energy Limited (the “Seller”) [Address]

Date:	[insert date]
1.	We refer to the Ordinary Shares Purchase Agreement dated , 2008 among Standard Bank Plc, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo and the Seller (the “Purchase Agreement”).

2.	We refer also to a Term Facility Agreement dated , 2008 among the Seller as Borrower, Standard Bank Asia Limited as Arranger, Agent and Security Trustee (“Standard Bank”), and the Original Lenders (as such term is defined therein) (the “Bridge Facility”).

3.	Terms defined in the Purchase Agreement shall have the same meanings in this Repayment Acknowledgement unless the context requires otherwise.

4.	Pursuant to Clause 7.4 of the Bridge Facility, as Standard Bank Plc is both party to the Purchase Agreement and a lender under the Bridge Facility, it shall, upon the transfer to it of the Purchased Shares at the Completion, be deemed to have been prepaid an amount equal to the Purchase Price for the Purchased Shares.

5.	Standard Bank Plc hereby notifies the Seller that, pursuant to Clause 7.4 of the Bridge Facility, in consideration of the transfer to Standard Bank Plc of the Purchased Shares at the Completion, the outstanding Loans made by it to the Seller under the Bridge Facility (amounting to US$5,123,274.09) shall be deemed to be fully and completely repaid upon such transfer.

6.	The date of the Completion shall be [insert date].

7.	This Repayment Acknowledgement is governed by English law.

Signed by [ ]
for and on behalf of
Standard Bank Plc

Cc:	Standard Bank Asia Limited, as Agent

EXHIBIT 3
SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT
THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is dated as of                                          by and between Far East Energy Limited (“FEEL”) and MIE Holdings Corporation (“MIE Holdings”). Each of FEEL and MIE Holdings is hereinafter referred to as a “Party” and collectively as the “Parties”.
WHEREAS, FEEL owns 50,000 ordinary shares, par value US$1.00 each in the capital of MI Energy Corporation (the “FEEL Shares”);
WHEREAS, MIE Holdings has issued 1 ordinary share, par value US$1.00, which is owned by FEEL and which shall be sub-divided into 100 ordinary shares, par value US$0.01 each (each an “Ordinary Share”) prior to the Closing. MIE Holdings shall have an authorized share capital of US$100,000 divided into 10,000,000 ordinary shares of a par value of US$0.01 each prior to Closing;
WHEREAS, it is a condition to the completion of the Shares Purchase Agreement dated                                         (the “Shares Purchase Agreement”), entered into among Standard Bank Plc, FEEL, Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo, that FEEL exchanges with MIE Holdings the FEEL Shares for 999,900 Ordinary Shares (the “Exchange Ordinary Shares”); and
WHEREAS, the Parties wish to consummate such exchange on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and in order to consummate the Share Exchange (as defined below), the Parties hereby agree as follows:
1. DEFINITIONS
     1.1 Definitions. In this Agreement, all capitalized but undefined terms have the meaning given such terms in the Purchase Agreement and the following words or expressions have the following meanings:
     “Agreement” has the meaning given such term in the preamble of this Agreement.
     “Completion” has the meaning given such term in the Share Purchase Agreement.
     “Closing” has the meaning given such term in Clause 2.3.
     “Exchange Ordinary Shares” has the meaning given such term in the third recital.
     “FEEL” has the meaning given such term in the preamble of this Agreement.
     “FEEL Shares” has the meaning given such term in the first recital.
     “MIE Holdings” has the meaning given such term in the preamble of this Agreement.
     “Ordinary Shares” has the meaning given such term in the second recital.

     “Party” and “Parties” has the meaning given such terms in the preamble of this Agreement.
     “Share Exchange” has the meaning given such term in Clause 2.2.
     “Share Purchase Agreement” has the meaning given such term in the third recital.
2. SHARE EXCHANGE
     2.1 Authorization of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, MIE Holdings will authorize the sale and issuance to FEEL of the Exchange Ordinary Shares.
     2.2 Exchange. Upon the terms and subject to the conditions of this Agreement, at the Closing, FEEL shall sell, convey and transfer the FEEL Shares to MIE Holdings and MIE Holdings shall purchase from FEEL the FEEL Shares owned by FEEL in consideration of the issuance by MIE Holdings to FEEL of the Exchange Ordinary Shares (the “Share Exchange”).
     2.3 Closing. The closing of the Share Exchange (the “Closing”), shall be held immediately prior to the Completion. At the Closing, (a) FEEL shall deliver to MIE Holdings (i) board resolutions of MI Energy Corporation approving the transfer of the FEEL Shares to MIE Holdings; (ii) updated Register of Members of MI Energy Corporation evidencing the ownership of the FEEL Shares in the name of MIE Holdings; (iii) certificates representing the FEEL Shares duly endorsed for transfer and accompanied by appropriate share transfer forms duly executed in blank and (b) MIE Holdings shall deliver to FEEL (i) board resolutions of MIE Holdings approving the issuance of the Exchange Ordinary Shares to FEEL; (ii) updated Register of Members of MIE Holdings evidencing the ownership of the Exchange Ordinary Shares in the name of FEEL; (iii) certificates representing the Exchange Ordinary Shares issued in the name of FEEL.
3. REPRESENTATIONS AND WARRANTIES OF FEEL.
     FEEL represents and warrants to MIE Holdings that:
     3.1. It is a company, corporation, or limited partnership, as the case may be, duly organized and validly existing under the laws of the jurisdiction in which it is organized;
     3.2 It is the lawful owner, beneficially and of record, of and will have valid and marketable title to 50,000 MIE Ordinary Shares (which constitute all of the issued and allotted share capital of MI Energy Corporation), free and clear of any claims, liens, charges, encumbrances, security interests or other rights of any third parties or any options or purchase agreements or restrictions of any nature;
     3.3 It is not a party to any contract creating rights in respect of the 50,000 MIE Ordinary Shares in any third Person or relating to the voting of such Ordinary Shares or which would otherwise restrict its ownership of such Ordinary Shares;
     3.4 It has the full power and authority and full legal capacity to execute, deliver and perform its obligations under this Agreement and this Agreement has been duly executed and delivered and constitutes a valid and binding obligation of it enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;
     3.5 The execution, delivery and performance of this Agreement will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over it or any of their respective properties, (ii) any material agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, or (iii) the organizational documents of it other than where such breach, violation or default has not and is not reasonably likely to have an adverse affect on the ability to perform its obligations under this Agreement;
     3.6 It is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorization from any governmental or regulatory authority or other Person in connection with the execution, delivery and performance of this Agreement; and
     3.7 There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to its knowledge, threatened, against it that challenges the validity or performance of this Agreement or which, if successful, could hinder or prevent it from performing its obligations hereunder.
4. MISCELLANEOUS
     4.1 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by laws of the State of New York.
     4.2 Captions. The captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
     4.3 Assignment. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of either Party, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by either Party, without the prior written consent of the other Party.
     4.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.
     4.5 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.
     4.6 Amendments. This Agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except pursuant to an instrument in writing signed by both Parties or, in the case of a waiver, by the Party waiving compliance.

     4.7 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by each Party on the date first above written.

FAR EAST ENERGY LIMITED

By:	/s/ Zhang Ruilin Name: Zhang Ruilin
Title: Director

MIE HOLDINGS CORPORATION

By:	/s/ Forrest Dietrich Name: Forrest Dietrich
Title: Director

EXHIBIT 4
STANDARD BANK AMENDMENT

CLIFFORD	CLIFFORD CHANCE WONG PTE LTD
CHANCE
WONG	EXECUTION COPY
NEW FIRST AMENDMENT AND RESTATEMENT AGREEMENT
Dated                      January 2009
for
MI ENERGY CORPORATION
arranged by
STANDARD BANK ASIA LIMITED
with
STANDARD BANK ASIA LIMITED
acting as Agent

RELATING TO A BORROWING BASE FACILITY
AGREEMENT DATED 29 OCTOBER 2007, AS THE SAME
WAS AMENDED BY A WAIVER AND AMENDMENT
LETTER DATED 23 NOVEMBER 2007

THIS AGREEMENT is dated                January 2009 and is made between:
(1)	MI ENERGY CORPORATION, a corporation organised and existing under the laws of the Cayman Islands and having an office at: c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Borrower”);

(2)	STANDARD BANK ASIA LIMITED as arranger (the “Arranger”);

(3)	THE LENDERS (as defined in the Original Facility Agreement);

(4)	STANDARD BANK ASIA LIMITED as agent of the other Finance Parties (the “Agent”);

(5)	STANDARD BANK ASIA LIMITED as security trustee for the other Secured Parties (the “Security Trustee”);

(6)	STANDARD BANK ASIA LIMITED as technical bank (the “Technical Bank”);

(7)	STANDARD BANK PLC as offshore account bank (the “Offshore Account Bank”);

and

(8)	THE HEDGE COUNTERPARTIES (as defined in the Original Facility Agreement).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“First Effective Date” means the date on which the Agent confirms to the Lenders and the Company that it has received each of the documents listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Agent.

“Interim Loan” has the meaning given in paragraph (a)(i) of Clause 8 (Waiver of Subordination and Repayment of Shareholder Loans).

“Original Facility Agreement” means the up to $150,000,000 borrowing base facility agreement dated 29 October 2007 between the Borrower, the Agent, the Arranger, the Security Trustee, the Lenders and others as the same was amended pursuant to a waiver and amendment letter dated 23 November 2007.

“Restated Agreement” means the Original Facility Agreement, as amended by this Agreement, the terms of which are set out in Schedule 2 (Restated Agreement).

“Transferred ZR Loan” has the meaning given in paragraph (a)(i) of Clause 8 (Waiver of Subordination and Repayment of Shareholder Loans).

“ZR Guarantee” has the meaning given in paragraph (a) of Clause 8 (Waiver of Subordination and Repayment of Shareholder Loans).

1.2	Incorporation of defined terms
(a)	Unless a contrary indication appears, a term defined in the Restated Agreement has the same meaning in this Agreement.

(b)	The principles of construction set out in the Restated Agreement shall have effect as if set out in this Agreement.
1.3	Clauses
In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.
1.4	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
2.	RESTATEMENT
2.1	Restatement of the Original Facility Agreement
With effect from the First Effective Date the Original Facility Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Restated Agreement.)
2.2	Waiver
(a)	The Finance Parties permanently and irrevocably waive any Default which is continuing and which has resulted from the Borrower’s breach of its obligations under Clause 22.25 (SPA) of the Original Facility Agreement.

(b)	The Finance Parties:
(i)	waive any Default which is continuing and has resulted from; and

(ii)	agree to waive any Default which may arise as a result of,
the Borrower’s breach of its obligations to deliver Financial Projections on each Scheduled Redetermination Date occurring prior to 30 September 2008 in accordance with Clause 6.1 (Timing of Financial Projection) and Clause 6.2 (Preparation of Financial Projection) of the Original Facility Agreement provided that the Agent may, by thirty days’ prior notice to the Borrower and the Technical Bank, designate any Business Day prior to 30 September 2008 as a “Redetermination Date”. The rights of the Agent in this paragraph shall be in addition to (and without prejudice to) the rights conferred on the Agent pursuant to paragraph (e) of the definition of “Redetermination Date”.
3.	REPRESENTATIONS
The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on:
(a)	the date of this Agreement; and

(b)	the First Effective Date.
4.	CONTINUITY AND FURTHER ASSURANCE
4.1	Continuing obligations
The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.
4.2	Further assurance
The Borrower shall, at the reasonable request of the Agent and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.
5.	ACKNOWLEDGEMENT OF SATISFACTION OF CERTAIN CONDITIONS SUBSEQUENT
The Agent confirms that the Conditions Subsequent set out in paragraphs 1 and 2 of Schedule 13 (Conditions Subsequent) of the Restated Agreement have been satisfied.

6.	RELEASE OF FAR EAST SHARE CHARGE

The Lenders hereby instruct the Security Trustee to, and the Security Trustee shall, release the Security constituted by the Far East Share Charge (as the same is or may be amended and varied from time to time) in full at Share Exchange Closing.
7.	TERMINATION OF AMENDMENT AND RESTATEMENT AGREEMENT DATED 6 JUNE 2008
The parties to this Agreement agree that the amendments to the Original Facility Agreement contemplated by the first amendment and restatement agreement dated 6 June 2008 between the parties hereto (the “Original Amendment Agreement”) did not become effective because all of the conditions precedent set out Schedule 1 (Conditions Precedent) thereto were not received by the Agent. As such, the parties to this Agreement agree that the Original Amendment Agreement and all terms and conditions thereof shall be terminated with effect from the date of this Agreement.
8.	WAIVER OF SUBORDINATION AND REPAYMENT OF SHAREHOLDER LOANS
(a)	If the Agent notifies the Borrower in writing that it has received a legal opinion in or substantially in the form of the draft set out in Schedule 3 (Form of PRC Legal Opinion) or otherwise in form and substance satisfactory to the Agent, opining that the steps set out in paragraphs (i) and (ii) below are not contrary to the laws of the People’s Republic of China or any regulation of any governmental authority of the People’s Republic of China then, notwithstanding:
(i)	the terms of any Subordination Agreement, the Borrower may transfer its rights and obligations under the ZR Loan to Far East (the “Transferred ZR Loan”) in exchange for Far East assuming a debt (the “Interim Loan”) of the same amount and on the same terms as the ZR Loan to the Borrower, provided that the Borrower and Far East shall agree that part of the Interim

Loan shall be used to set-off the outstanding First MIE Loan in full and further provided that Far East shall use part of the Transferred ZR Loan to set-off the outstanding Far East Loan in full; and

(ii)	the terms of the Borrower Debenture, the Borrower may forgive or write-off the Interim Loan by an amount of up to $20,000,000 (or its equivalent in RMB), provided that if the Agent requires, the Borrower shall procure that ZR enters into a guarantee (the “ZR Guarantee”) in favour of the Borrower in or substantially in the form set out in Schedule 4 (Form of ZR Guarantee) guaranteeing the due and punctual payment by Far East of all amounts outstanding from Far East under the Interim Loan from time to time and further provided that upon the entry into of the ZR Guarantee, the Borrower shall enter into an assignment in favour of the Security Trustee of the ZR Guarantee and Borrower’s rights thereunder, in or substantially in the form set out in Schedule 5 (Form of Assignment of ZR Guarantee).
(b)	Notwithstanding the terms of the Borrower Debenture, the Borrower may forgive or write-off any outstanding amount of the Interim Loan by way of deemed dividend distribution or otherwise to the extent and in the amount of any subscription monies received by the Borrower from third parties in connection with any issuance and allotment of shares in the Borrower to such third parties.
9.	WRITE-OFF OF SPDB-ZR LOAN

The Lenders and the Agent hereby agree and confirm that, notwithstanding any other term of a Finance Document, the Borrower may write-off the outstanding amount of the SPDB-ZR Loan pledged in the SPDB-ZR Loan Account and, following such a write-off, Far East may forgive or write-off the Second MIE Loan.

10.	MISCELLANEOUS

10.1	Incorporation of terms

The provisions of Clause 43 (Notices), Clause 45 (Partial Invalidity), Clause 46 (Remedies and waivers) and Clause 50 (Enforcement) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

10.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Conditions Precedent
1.	The Borrower
(a)	A copy of the constitutional documents of the Borrower, comprising:
(i)	its certificate of incorporation and any certificate(s) of incorporations on change of name;

(ii)	its current memorandum and articles of association;

(iii)	its current register of directors;

(iv)	its current register of members;

(v)	its current register of mortgages and charges (if any),
or a certificate of a director of the Borrower certifying that the constitutional documents previously delivered to the Agent for the purposes of the Original Facility Agreement have not been amended and remain in full force and effect.

(b)	A certificate of good standing of the Borrower.

(c)	A copy of a resolution of the board of directors or other governing body of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement; and

(ii)	authorising a specified person or persons to execute this Agreement on its behalf.
(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	A certificate of a director or secretary or chief financial officer (if authorised by the directors) of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.	MIH
(a)	A copy of the constitutional documents of MIH, comprising:
(i)	its certificate of incorporation and any certificate(s) of incorporations on change of name;

(ii)	its current memorandum and articles of association;

(iii)	its current register of directors;

(iv)	its current register of members; and

(v)	its current register of mortgages and charges (if any).
(b)	A certificate of good standing of MIH.

(c)	A copy of a resolution of the board of directors or other governing body of MIH:
(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute the Finance Documents to which it is party; and

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is party on its behalf.
(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	A certificate of a director or secretary or chief financial officer (if authorised by the directors) of MIH certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
3.	Legal Opinions
(a)	A legal opinion of Clifford Chance Wong Pte Ltd, legal advisers to the Lenders as to matters of English law.

(b)	A legal opinion of Walkers, legal advisers to the Lenders as to matters of Cayman Islands law.
4.	Other documents and evidence
(a)	The First MIH Share Charge, duly executed by MIH and the Security Trustee.

(b)	The Second MIH Share Charge, duly executed by MIH and the Security Trustee.

(c)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of this Agreement.

SCHEDULE 2
Restated Agreement

SCHEDULE 3
Form of PRC Legal Opinion

SCHEDULE 4
Form of ZR Guarantee

SCHEDULE 5
Form of Assignment of ZR Guarantee

MI ENERGY CORPORATION
NEW FIRST AMENDMENT AND RESTATEMENT AGREEMENT TO
$150,000,000 BORROWING BASE FACILITY AGREEMENT
SIGNATURES
The Borrower
MI ENERGY CORPORATION
By:
The Agent
STANDARD BANK ASIA LIMITED
By:
The Arranger
STANDARD BANK ASIA LIMITED
By:
The Security Trustee
STANDARD BANK ASIA LIMITED
By:
The Technical Bank
STANDARD BANK ASIA LIMITED
By:
The Offshore Account Bank
STANDARD BANK PLC
By:

MI ENERGY CORPORATION
NEW FIRST AMENDMENT AND RESTATEMENT AGREEMENT TO
$150,000,000 BORROWING BASE FACILITY AGREEMENT
The Lenders
STANDARD BANK PLC
By:
The Hedge Counterparties
STANDARD BANK PLC
By:

CLIFFORD	CLIFFORD CHANCE WONG PTE LTD

CHANCE

WONG
Up to $150,000,000
BORROWING BASE FACILITY AGREEMENT
dated 29 October 2007
amended pursuant to a waiver and amendment letter dated 23 November 2007 amended and restated as at the First Effective Date
for
MI ENERGY CORPORATION
arranged by
STANDARD BANK ASIA LIMITED
with
STANDARD BANK ASIA LIMITED
acting as Agent, Security Trustee and
Technical Bank
and
STANDARD BANK PLC
acting as Offshore Account Bank

BORROWING BASE FACILITY AGREEMENT

THIS AGREEMENT is dated 29 October 2007, was amended pursuant to a waiver and amendment agreement dated 23 November 2007, is amended and restated as of the First Effective Date and is made between:
(1)	MI ENERGY CORPORATION, a corporation organised and existing under the laws of the Cayman Islands and having an office at: c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Borrower”);
(2)	STANDARD BANK ASIA LIMITED as arranger (the “Arranger”);
(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as original lenders (the “Original Lenders”);
(4)	STANDARD BANK ASIA LIMITED as agent of the other Finance Parties (the “Agent”);
(5)	STANDARD BANK ASIA LIMITED as security trustee for the other Secured Parties (the “Security Trustee”);
(6)	STANDARD BANK ASIA LIMITED as technical bank (the “Technical Bank”); and
(7)	STANDARD BANK PLC as offshore account bank (the “Offshore Account Bank”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1. DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
“Accession Undertaking” means an undertaking in substantially the form set out in Schedule 5 (Form of Accession Undertaking).
“Account Banks” means the Offshore Account Bank and the Onshore Account Bank.
“Accounts” means the Offshore Accounts and the Onshore Accounts.
“Accounts Assignment” means the security over accounts agreement relating to the Offshore Collection Account and the Debt Service Reserve Account to be entered into between the Borrower and the Security Trustee.
“Adverse Variation” means, in relation to the Material Insurances:
(a)	any material reductions of amounts or scope of cover;

(b)	any material increase to levels of deductible or excess or self insurance arrangements;

(c)	any material reduction in the scope of risks insured or to coverage terms, or the inclusion of new exclusions or exceptions; and

(d)	any material reduction in or cancellation, discontinuance, non-renewal or avoidance of any cover provided under any Material Insurance.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agreed Acquisition” means any acquisition made by the Borrower with the prior written approval of the Agent (acting on the instructions of the Majority Lenders).
“Asset Life Cover Ratio” means, at any time, the ratio of (a) Discounted Projected Net Cash Flow to the Reserve Tail Date to (b) the principal amount of all Loans outstanding on the date on which such ratio is determined.
“Assignment of ZR Guarantee” means the assignment by the Borrower of the ZR Guarantee and all its rights thereunder entered or to be entered into between the Borrower and the Security Trustee.
“Assumptions” means the Economic Assumptions and the Technical Assumptions used for the Financial Model as delivered pursuant to paragraph 5(a) of Schedule 2 (Conditions Precedent) to produce Financial Projections, as such Assumptions may be changed or subsequently determined pursuant to Clause 6 (Borrowing Base Amount).
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Available Commitment” means a Lender’s Commitment minus:
(a)	the amount of its participation in any outstanding Loans; and
(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.
other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, from time to time, the lower of (a) the aggregate of the Available Commitments, (b) the Maximum Facility and (c) the Borrowing Base Amount.

“Availability Period” means the period from and including the date of this Agreement to the date falling one Month prior to the Termination Date.
“barrel” means 42 United States gallons at 60° Fahrenheit.

“Borrower Debenture” means the debenture creating assignments and fixed and floating charges to be entered into between the Borrower and the Security Trustee in respect of the assets of the Borrower described therein.
“Borrowing Base Amount” means the amount calculated pursuant to the Financial Model, and thereafter as determined in accordance with Clause 6 (Borrowing Base Amount), to be equal to the lower of:
(a)	Discounted Projected Net Cash Flow on each Redetermination Date referred to in the Financial Model to the Reserve Tail Date, divided by 1.60; and
(b)	Discounted Projected Net Cash Flow on each Redetermination Date referred to in the Financial Model to the Scheduled Maturity Date, divided by 1.50.
“Borrowing Base Asset” means at any time any Field which qualifies as a Borrowing Base Asset at such time as determined by reference to Clause 5 (Borrowing Base Assets).
“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Bridge Facility Agreement” means the $20,000,000 bridge facility agreement dated 19 September 2007 and made between the Borrower and Standard Bank Asia Limited.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and Singapore and:
(a)	for any day on which payments are to be made in dollars, New York;
(b)	for any day on which LIBOR is to be determined, London; and
(c)	for any day on which a notice to the Borrower is to be delivered, Beijing.
“Calculation Date” means each of 31 March, 30 June, 30 September and 31 December of each calendar year, provided that if any such date is not a Business Day, the “Calculation Date” shall be the Business Day immediately preceding such date.

“Calculation Period” means each period commencing on the day after a Calculation Date and ending on the immediately following Calculation Date.
“Capital Expenditure” means, for the Borrower and for any period, the sum of, without duplication, all expenditures that are capital in nature made, directly or indirectly, by the Borrower during such period in connection with the development and/or production of hydrocarbon reserves or the acquisition or replacement of plant, equipment and fixed assets or related infrastructure, including without limitation:
(a)	value added or similar Taxes payable by the Borrower in respect of any items referred to in this definition; and
(b)	any other costs and/or expenses which the Agent and the Borrower agree shall be Capital Expenditure.
“Charged Property” means all the assets of the Borrower which from time to time are, or are expressed to be, the subject of the Transaction Security.
“CNPC” means China National Petroleum Corporation.
“Commission Accounts” means the Offshore Commission Account and the Onshore Commission Account and “Commission Account” means any of them.
“Commitment” means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and
(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Commitment Letter” means the letter entered or to be entered into between the Arranger and the Borrower.
“Compensation” means:
(a)	all proceeds of insurance claims, insurance premium refunds, returns, ex gratia payments or otherwise that are payable by insurers and are to be received by the Borrower (net of amounts which the Borrower must pay to any third party in respect of the relevant claim, and excluding proceeds from any claims which have been advised to the Agent prior to the date of this Agreement and which have been included in the Financial Model); and
(b)	all proceeds from any other form of loss compensation (including in relation to expropriation and liquidated damages) paid to the Borrower.

“Conditions Subsequent” means each of the documents and evidence listed in Schedule 13 (Conditions Subsequent).
“Control” means in respect of a person by another person that that other person has the power to direct the management and operating and financial policies of such person, whether through the ownership of voting capital, by contract or otherwise.
“Creditors” means the Lenders and the Hedge Counterparties.
“Crude Oil Price Assumption” means the assumption as to the crude oil price which is an input to the Financial Model in producing a Financial Projection.
“Daan Field” means the production area forming part of the Daan PSC.
“Daan PSC” means the production sharing contract dated 6 December 1997 between Global Oil Corporation and CNPC and all subsequent amendments, revisions and modifications thereto.
“Debt Service” means, in respect of any period, all principal, interest, fees and other amounts which fall due for payment by the Borrower in respect of any Financial Indebtedness during such period.
“Debt Service Cover Ratio” means, at any time, the ratio of (a) Projected Net Cash Flow in any Calculation Period plus the balance standing to the credit of the Debt Service Reserve Account at the start of that Calculation Period to (b) Debt Service in that Calculation Period.
“Debt Service Reserve Account” means the account designated as such bearing the account number to be advised by the Offshore Account Bank to the Borrower in the name of the Borrower opened with the Offshore Account Bank (as such account may be re-designated, substituted or replaced from time to time).
“Debt Service Reserve Requirement” means at any time on or after the first day of an Interest Period, all amounts of scheduled principal and interest due and payable or which would be due and payable by the Borrower under the Finance Documents up to and including:
(a)	the date falling six Months after the first day of such Interest Period (calculated by the Agent in its sole discretion on the basis of LIBOR for a period of six Months beginning on the first day of such Interest Period); or
(b)	(if earlier) the Termination Date.
“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee in accordance with the terms of this Agreement and the relevant Security Documents.
“Disclosure Letter” means the letter dated the date of this Agreement from the Borrower to the Agent disclosing information constituting specifically identified exceptions to the representations and warranties set out in Clause 19 (Representations).
“Discounted Projected Net Cash Flow” means, from the relevant date upon which the calculation is made to the relevant date to which the calculation is to refer, the aggregate of all Projected Net Cash Flow arising in such period, discounted annually at the Discount Rate to the date upon which the calculation is made.
“Discount Rate” means, for any calculation period, eight per cent. (8%).
“Distribution Account” means the account designated as such bearing the account number to be advised by the Offshore Account Bank to the Borrower in the name of the Borrower opened with the Offshore Account Bank (as such account may be redesignated, substituted or replaced from time to time).
“Economic Assumptions” means the Exchange Rate Assumption, the Crude Oil Price Assumption and assumptions as to interest rates, inflation rates, gas prices, tariffs, tax rates (including withholding taxes) and any other inputs relating to amounts due under the Finance Documents, hedging agreements and other agreements under which Financial Indebtedness arises or may arise, and which are inputs to the Financial Model in producing a Financial Projection.
“Enforcement Action” means:
(a)	the acceleration of any Liabilities or any declaration that any Liabilities are prematurely due and payable (other than as a result of it becoming unlawful for a Lender to perform its obligations under, or of any mandatory prepayment arising under, the Finance Documents) or payable on demand or the premature termination or close out of any Hedge Liabilities;
(b)	the taking of any steps to enforce or require the enforcement of any Transaction Security (including the crystallisation of any floating charge forming part of the Transaction Security);
(c)	the making of any demand against the Borrower in relation to any guarantee, indemnity or other assurance against loss in respect of any Liabilities or exercising any right to require the Borrower to acquire any Liability (including exercising any put or call option against the Borrower for the redemption or purchase of any Liability);
(d)	the exercise of any right of set-off against the Borrower in respect of any Liabilities;

(e)	the suing for, commencing or joining of any legal or arbitration proceedings against the Borrower to recover any Liabilities;
(f)	the entering into of any composition, assignment or arrangement with the Borrower; or
(g)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to the winding up, dissolution, administration or reorganisation of the Borrower or any suspension of payments or moratorium of any indebtedness of the Borrower, or any analogous procedure or step in any jurisdiction.
“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.
“Environmental Law” means any applicable law in any jurisdiction in which the Borrower conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.
“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from the properties owned or used by the Borrower.
“Environmental Report” means an environmental report prepared by Environmental Resources Management (S) Pte Ltd and dated 27 June 2007 relating to the Daan Field, the Miao 3 Field and the Moliqing Field and addressed to, and/or capable of being relied upon by, the Arranger and the other Finance Parties.

“Equator Principles” means those principles set out in the paper titled “An industry approach for financial institutions in determining, assessing and managing environmental and social risk in project financing”, dated July 2006 and developed and adopted by the International Finance Corporation and other banks and financial institutions, as applicable to the Borrowing Base Assets from time to time.

“Environmental Management Plan” means the environmental management plan prepared by the Borrower in accordance with the Equator Principles and applicable laws in the People’s Republic of China in relation to the Borrower’s operations in connection with the Borrowing Base Assets, setting out:
(a)	monitoring and mitigation arrangements;

(b)	operational procedures;

(c)	management and institutional measures; and

(d)	a preliminary decommissioning and restoration plan identifying disposal options for all equipment and materials, including products used and waste generated onsite, to be implemented by the Borrower in respect of the Borrower’s operations at the Borrowing Base Assets, incorporating the Equator Principles and all applicable Environmental Laws, as submitted by the Borrower and approved by the Agent provided that if adherence to any aspect of the Equator Principles by the Borrower would contravene any applicable law of the People’s Republic of China or any provision of a PSC, the Environmental Management Plan shall be prepared without regard to that aspect of the Equator Principles.
“Equity” means cash received by the Borrower as the proceeds of subscription for ordinary shares, convertible preference shares or Subordinated Indebtedness.
“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).
“Exchange Rate Assumption” means the assumption as to the exchange rate which is an input to the Financial Model in producing a Financial Projection.
“Existing Financial Indebtedness” means any Financial Indebtedness which exists at the date of this Agreement pursuant to the agreements listed in Schedule 12 (Existing Financial Indebtedness).
“Existing Security” means any Security which exists at the date of this Agreement pursuant to the agreements listed in Schedule 6 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule.
“Existing Trade Credit” means Financial Indebtedness owing by the Borrower to each of the parties and in the amounts more particularly detailed in Schedule 15 (Existing Trade Credit).
“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“Far East” means Far East Energy Ltd., a company organised under the laws of Hong Kong.

“Far East Loan” means the loan, in an amount not exceeding $51,959,559.24, made by ZR to Far East and documented pursuant to a repayment agreement dated 19 September 2007.

“Far East Share Charge” means the charge over shares to be entered into between Far East and the Security Trustee in relation to 67% of the shares in the capital of the Borrower, which Far East will own up to Share Exchange Closing.
“Fee Letter” means any letter or letters entered or to be entered into between the Arranger and the Borrower (or the Agent or Security Trustee and the Borrower) setting out any of the fees referred to in Clause 13 (Fees).
“Field” means any field bearing hydrocarbons (including oil, gas, condensate, natural gas liquids and all components of any of them) which the Borrower has a concession to exploit from the applicable governmental authority.
“Finance Documents” means each of this Agreement, the Security Documents, the Onshore Account Agreement, the Commitment Letter, any Fee Letter, any Subordination Agreement, any other document designated as such by the Agent and the Borrower and any document that amends, supplements, modifies or waives any provision of any of the foregoing.
“Finance Party” means each of the Agent, the Security Trustee, the Offshore Account Bank, the Technical Bank, the Arranger and each Lender.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of shares which are unconditionally redeemable at the option of the holder (or in respect of which all conditions for redemption have been met) before the Scheduled Maturity Date; and
(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
“Financial Model” means the financial model computer programme referred to in paragraph 5(a) of Schedule 2 (Conditions Precedent) having the capacity to:
(a)	input all Assumptions, in order to
(b)	produce the Financial Projections required pursuant to this Agreement,

each within the time for delivery of each Financial Projection required under this Agreement, as the same may be modified from time to time as permitted by Clause 6.4 (Modification of Financial Model).
“Financial Projection” means a financial projection generated by running the Financial Model in accordance with Clause 6 (Borrowing Base Amount) and which will set out, inter alia:
(a)	the Borrowing Base Amount as at the relevant Redetermination Date;
(b)	the Reserve Tail Date;
(c)	a statement of the remaining reserves in respect of each Borrowing Base Asset, based on the most recent Independent Reserves Report or Lenders’ Technical Report in relation to such Borrowing Base Asset;
(d)	the Projected Payments;
(e)	the Discounted Projected Net Cash Flow in respect of the period from the relevant Redetermination Date to:
(i)	the Reserve Tail Date; and;

(ii)	the Scheduled Maturity Date;
(f)	the Asset Life Cover Ratio for the next Calculation Period; and
(g)	the Debt Service Cover Ratio for the next Calculation Period.
“First Amendment and Restatement Agreement” means the new first amendment and restatement agreement dated January 2009 between the parties hereto which amended and restated this Agreement with effect from the First Effective Date.

“First Effective Date” has the meaning given in the First Amendment and Restatement Agreement.

“First MIE Loan” means the loan, in an amount not exceeding $42,470,741.19, made by Far East to the Borrower and documented pursuant to a repayment agreement dated 19 September 2007.
“First MIH Share Charge” means the charge over shares to be entered into between MIH and the Security Trustee in relation to 67% of the shares in the capital of the Borrower, which MIH will own upon and from Share Exchange Closing.
“Half-year Date” means each of 30 June and 31 December of each calendar year, provided that if any such date is not a Business Day, the “Half-year Date” shall be the Business Day immediately preceding such date.
“Hedge Agreement” means an agreement on the terms of the International Swaps and Derivatives Association, Inc., Master Agreement, together with any schedule thereto and any transaction confirmations thereunder, with such amendments as are agreed between the Borrower and the Hedge Counterparty that are consistent with the requirements of Schedule 10 (Hedging) or as are otherwise reasonably acceptable to the Agent, or any other format reasonably acceptable to the Agent.
“Hedge Counterparties” means each financial institution named on the signing pages as a Hedge Counterparty and any financial institution which becomes a Hedge Counterparty in accordance with the terms of Clause 33 (Hedge Counterparties: Rights and Obligations) or Clause 25 (Change of Hedge Counterparties).
“Hedge Liabilities” means the Liabilities owed by the Borrower to the Hedge Counterparties under or in connection with the Hedge Agreements.
“Hedging Costs” means any amounts due and payable to any Hedge Counterparty under any Hedge Agreement during the relevant period.
“Hedging Transaction” means any hedging transaction entered into by the Borrower in connection with protection against or benefit from fluctuation in any interest rate, currency exchange rate and/or commodity price.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606 / 2002 to the extent applicable to the relevant financial statements.
“Independent Engineer” means Gaffney, Cline & Associates or any other independent petroleum engineering consultant approved by the Simple Majority Lenders in consultation with the Borrower.

“Independent Reserves Report” means a reserves report, prepared by the Independent Engineer, which includes estimated oil and gas Proved Reserves, Probable Reserves, PP Reserves and PU Reserves arising to the Borrower from the Borrowing Base Assets, production profiles and all costs related to the development and operations at the Borrowing Base Assets.

“Insolvency Event” means, in relation to the Borrower:
(a)	any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of the Borrower or an administrator is appointed to the Borrower;
(b)	any composition, assignment or arrangement is made with any of its creditors;
(c)	the appointment of any liquidator (other than in respect of a solvent liquidation to which the Majority Lenders have consented), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or
(d)	any analogous procedure or step is taken in any jurisdiction.
“Insurance Adviser” means Jardine Lloyd Thompson or any other independent insurance consultant approved by the Majority Lenders.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).
“Interim Loan” has the meaning given in the First Amendment and Restatement Agreement.
“LCCU” means Liaoyuan City Credit Union Stock Co., Ltd.
“Lender” means:
(a)	each Original Lender; and
(b)	each bank, financial institution, trust, fund or other entity which has become a Lender in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Lenders’ Technical Report” means a report prepared by the Independent Engineer, which includes estimated oil and gas Proved Reserves, Probable Reserves, PP Reserves and PU Reserves arising to the Borrower from the Borrowing Base Assets and projections of production profiles and all costs related to the development and operation of the Borrowing Base Assets.

“Liabilities” means all liabilities for the payment of money owed by the Borrower to the Finance Parties under or pursuant to the Finance Documents or any Hedge Counterparty under or pursuant to a Hedge Agreement, whether in respect of principal, interest or otherwise, whether actual or contingent, whether owed jointly or severally and whether owed as principal or surety or in any other capacity.

“LIBOR” means, in relation to any Loan, and subject to Clause 12.2 (Market Disruption):
(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period for that Loan.
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
“Majority Lenders” means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than sixty seven per cent. (67%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregate more than sixty seven per cent. (67%) of the Total Commitments immediately prior to the reduction); or
(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than sixty seven per cent. (67%) of all the Loans then outstanding.
“Margin” means:
(a)	for each Interest Period which began prior to the First Effective Date, two point seven five per cent (2.75%) per annum; and
(b)	for each Interest Period which begins on or after the First Effective Date, five point seven five per cent (5.75%) per annum.
“Material Adverse Effect” means a material adverse effect on:
(a)	the business, operations, property or financial condition of the Borrower;
(b)	the ability of the Borrower to perform its material obligations under any Finance Document to which it is a party; or
(c)	the validity or enforceability of any Transaction Document or the rights or remedies of any Finance Party under any Finance Document or the rights or remedies of the Borrower under any Project Document.
“Material Insurances” has the meaning given in Clause 22.18 (Insurance).

“Maximum Facility” means $150,000,000, reducing to the following amounts on the following Repayment Dates:

Amount ($)	Repayment Date
142,000,000	9th
134,000,000	10th
126,000,000	11th
118,000,000	12th
110,000,000	13th
102,000,000	14th
94,000,000	15th
86,000,000	16th
78,000,000	17th
70,000,000	18th
62,000,000	19th
54,000,000	20th
46,000,000	21st
38,000,000	22nd
30,000,000	23rd
0	24th
“Miao 3 Field” means the production area forming part of the Miao 3 PSC.

“Miao 3 PSC” means the production sharing contract dated 16 December 1997 between Global Oil Corporation and CNPC and all subsequent amendments, revisions and modifications thereto.
“Microbes” means Microbes, Inc.

“MIE SPA” means the shares purchase agreement entered or to be entered into between Standard Bank PLC, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo and Far East in relation to the sale by Far East and the purchase by Standard Bank PLC of 197,049 ordinary shares in the capital of MIH.

“MIH” means MIE Holdings Corporation, an exempted company incorporated with limited liability in the Cayman Islands.
“Moliqing Field” means the production area forming part of the Moliqing PSC.
“Moliqing PSC” means the production sharing contract dated 25 September 1998 between Global Oil Corporation and CNPC and all subsequent amendments, revisions and modifications thereto.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month, and “Monthly” will be construed accordingly. The above rules will only apply to the last Month of any period.
“Obligors” means the Borrower, Far East and (from and after Share Exchange Closing), MIH.
“Offshore Accounts” means:
(a)	the Offshore Collection Account;
(b)	the Debt Service Reserve Account;
(c)	any Offshore Commission Account;
(d)	the Distribution Account; and
(e)	any other operating or office account denominated in dollars (or any other currency freely convertible into dollars as may be agreed with the Agent from time to time) opened or maintained by the Borrower outside the People’s Republic of China, used for the purpose of paying operating costs, wages and other general administrative costs and expenses included in the then current Operating Budget, in respect of which the account number and account bank have at any time been notified in writing to the Agent.
“Offshore Collection Account” means the account designated as such bearing the account number to be advised by the Offshore Account Bank to the Agent and the Borrower in the name of the Borrower opened with the Offshore Account Bank (as such account may be re-designated, substituted or replaced from time to time).

“Offshore Commission Account” has the meaning given to such term in Schedule 8 (The Accounts).
“Onshore Account Agreement” means the onshore accounts agreement entered or to be entered into between the Borrower, the Agent and the Onshore Account Bank.
“Onshore Account Bank” means the bank or financial institution notified by the Borrower to the Agent as being the “Onshore Account Bank” and agreed to by the Agent.
“Onshore Accounts” means:
(a)	the Onshore Collection Account;
(b)	the Onshore Payments Account;
(c)	any Onshore Commission Account;
(d)	the SPDB-ZR Loan Account; and
(e)	any other operating or office account denominated in RMB opened or maintained by the Borrower with a domestic bank in the People’s Republic of China, used for the purpose of paying operating costs, wages and other general administrative costs and expenses included in the then current Operating Budget, in respect of which the account number and account bank have at any time been notified in writing to the Agent.
“Onshore Collection Account” means the account designated as such bearing the account number to be advised by the Onshore Account Bank to the Agent and the Borrower in the name of the Borrower opened with the Onshore Account Bank (as such account may be re-designated, substituted or replaced from time to time).
“Onshore Commission Account” has the meaning given to such term in Schedule 8 (The Accounts).
“Onshore Payments Account” means the account numbered 18100018600002717 in the name of the Borrower and maintained with Citic Ka Wah Bank Limited, Beijing Branch, into which Permitted Payments may be paid from time to time in accordance with Schedule 8 (The Accounts) (as such account may be re-designated, substituted or replaced from time to time with the consent of the Agent).
“Operating Budget” means, for any year, the operating budget agreed or determined in accordance with Schedule 11 (Operating Budgets).
“Operational Lock-Up Period” means any period during which the aggregate amounts of the Loans exceed the Borrowing Base Amount.

“Original Financial Statements” means the unaudited financial statements of the Borrower for each of the financial years ended 31 December 2004, 31 December 2005 and 31 December 2006.

“Party” means a party to this Agreement.
“Payment Instructions” means a payment instruction from the Borrower to PetroChina in relation to the Borrower’s entitlement under a PSC in an agreed form.
“PD Reserves” means reserves classified as proved developed reserves in an Independent Reserves Report or a Lenders’ Technical Report in accordance with the principles approved by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Professional Evaluation Engineers as published in March 2007.
“Permitted Financial Indebtedness” means any of the following:
(a)	Financial Indebtedness under the Finance Documents;
(b)	Financial Indebtedness under the Bridge Facility Agreement provided that such Financial Indebtedness is repaid in full on the first Utilisation Date;
(c)	Subordinated Indebtedness;
(d)	Existing Financial Indebtedness, provided that all Existing Financial Indebtedness is repaid in full on or before the first Utilisation Date;
(e)	Existing Trade Credit;
(f)	trade credit obtained in the ordinary course of business on an arm’s length basis and on normal commercial terms; and
(g)	Financial Indebtedness in respect of bank guarantees, performance bonds, letters of credit or standby letters of credit which have been taken into account in the most recent Financial Projection, in each case arising in the ordinary course of business of the Borrower not exceeding an aggregate in any financial year of $5,000,000 or its equivalent in other currencies.
“Permitted Loans” means:
(a)	the ZR Loan; and
(b)	loans made by the Borrower with funds which have been withdrawn from the Distribution Account.
“Permitted Payments” means (without double counting) all costs, liabilities, expenses and payments incurred or required to be paid by the Borrower during the relevant period including:
(a)	transportation tariffs and sales and marketing costs (if any);

(b)	other operating costs, whether fixed or variable;

(c)	Taxes and royalties;

(d)	payments due to Microbes under or pursuant to the SPA;
(e)	Capital Expenditure and maintenance costs and expenditure; and
(f)	other general and administrative costs and expenses.
“PetroChina” means PetroChina Company Limited.
“Probable Reserves” means hydrocarbon reserves classified as such (in an Independent Reserves Report or a Lenders’ Technical Report) in accordance with the principles approved by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Professional Evaluation Engineers as published in March 2007.
“Project Documents” means:
(a)	the PSCs;
(b)	crude oil sales contract relating to the Daan Field, Miao 3 Field and Moliqing Field dated 28 December 2000 by and between Microbes and China National Petroleum Sales Corporation and its amendment dated 5 March 2004 by and among PetroChina, China National Petroleum Sales Corporation, Microbes, INC. and the Borrower;
(c)	Cooperation Agreement dated 30 June 2005 by and between Far East, Fullfame Enterprises Limited and the Borrower;
(d)	any material contract for drilling, operation or maintenance relating to the Borrowing Base Assets to which the Borrower is a party and in respect of which the contract price exceeds $2,500,000;
(e)	any insurance policy, slip, certificate or other insurance document relating to the Material Insurances;
(f)	the Termination Agreement (if any);
(g)	any other document designated as such by the Agent and the Borrower; and
(h)	any document that amends, supplements, modifies or waives any provision of any of the foregoing.
“Projected Net Cash Flow” means, in respect of each relevant period for which it is to be calculated, Revenues during such period minus Projected Payments during such period.

“Projected Payments” means (without double counting) all costs, liabilities, expenses and payments projected to be incurred or required to be paid by the Borrower during the relevant period which are included in the then current Financial Projection including, without limitation:
(a)	transportation tariffs and sales and marketing costs (if any);

(b)	Capital Expenditure and maintenance costs and expenditure;
(c)	other operating costs, whether fixed or variable;
(d)	general and administrative costs and expenses;
(e)	Hedging Costs; and
(f)	Taxes and royalties,
but excluding amounts of principal, interest and fees due and payable by the Borrower under the Finance Documents.
“Proved Reserves” means hydrocarbon reserves classified as such (in an Independent Reserves Report or a Lenders’ Technical Report) in accordance with the principles approved by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Professional Evaluation Engineers as published in March 2007.
“PSC Pledge” means the pledge of the Borrower’s share of production under the PSCs to be entered into between the Borrower and the Security Trustee.
“PSCs” means the Daan PSC, the Miao 3 PSC and the Moliqing PSC.
“PU Reserves” means reserves classified as proved undeveloped reserves in an Independent Reserves Report or a Lenders’ Technical Report in accordance with the principles approved by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Professional Evaluation Engineers as published in March 2007.
“Put Price” has the meaning given in the MIE SPA.
“Put Right” has the meaning given in the MIE SPA.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed in accordance with the terms of the Security Documents.
“Redetermination Date” means each of the following dates:
(a)	each of (i) the Business Day falling three Months after the first Utilisation Date and (ii) 30 September 2008;

(b)	commencing one Month prior to 31 December 2007, the Business Day falling one Month prior to each Half-year Date;
(c)	the Business Day falling one Month prior to the date of a proposed addition of a Borrowing Base Asset pursuant to Clause 5.3 (New Fields as Borrowing Base Assets);
(d)	the Business Day falling one Month prior to the date of a proposed withdrawal of a Borrowing Base Asset pursuant to Clause 5.5.1;
(e)	any Business Day notified by the Borrower to the Agent and the Technical Bank by not less than thirty days prior notice provided that such notification may only be given twice in any 12-month period;
(f)	any Business Day notified by the Agent to the Borrower and the Technical Bank by not less than thirty days prior notice following the occurrence and during the continuance of an Event of Default; and
(g)	any Business Day notified by the Agent to the Borrower and the Technical Bank by not less than thirty days prior notice following:
(i)	the receipt of Compensation in an amount exceeding $2,000,000 by the Borrower; or

(ii)	receipt by the Agent of a written request from the Borrower, provided that such notification may only be given once in any period between two Redetermination Dates.
“Reference Banks” means the Agent and two other international banks appointed by the Agent with the consent of the Borrower.
“Relevant Interbank Market” means the London interbank market.
“Repayment Date” means 31 March, 30 June, 30 September and 31 December of each calendar year, provided that if any such date is not a Business Day, the “Repayment Date” shall be the Business Day immediately preceding such date.
“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to and including 19.4 (Power and Authority) (other than sub-Clause 19.4.3), Clause 19.6 (Governing law and enforcement), 19.13 (Financial Statements) to and including Clause 19.15 (No proceedings pending or threatened) and Clause 19.19 (Borrowing Base Assets).

“Reserve Tail Date” means the date notified by the Technical Bank to the Borrower, as determined and re-calculated in each Financial Projection, as the date on which the aggregate of the Proved Reserves in the Borrowing Base Assets are projected to fall below twenty-five per cent. (25%) of the aggregate of the Proved Reserves as estimated in, or determined by reference to, the most recent Independent Reserves Report or Lenders’ Technical Report.

“Revenues” means:
(a)	for the purpose of calculating Projected Net Cash Flow, one hundred per cent (100%) of all projected revenues arising from PD Reserves and PU Reserves for the relevant calculation period; and

(b)	for all other purposes, all actual revenues of the Borrower during the relevant period.
“Scheduled Redetermination Date” means each Redetermination Date referred to in paragraphs (a) and (b) of the definition of “Redetermination Date”.

“Scheduled Maturity Date” means the date falling 72 Months after the date of this Agreement.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for dollars for the relevant period, displayed on the appropriate page of the Telerate screen provided that, if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Second MIE Loan” means the loan, in an amount of $2,500,000, made by Far East to the Borrower pursuant to the terms of an intercompany loan agreement dated 26 June 2008 entered into between Far East as lender and the Borrower as borrower.

“Second MIH Share Charge” means the charge over shares to be entered into between MIH and the Security Trustee in relation to 16% of the shares in the capital of the Borrower, which MIH will own upon and from Share Exchange Closing.

“Secured Obligations” means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

“Secured Parties” means the Security Trustee, the Agent, the Offshore Account Bank and each Creditor from time to time party to this Agreement, and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, hypothecation, lien (statutory or other), assignment, encumbrance, deed of trust, deposit arrangement, preference, priority or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:
(a)	the Accounts Assignment;

(b)	the Borrower Debenture;

(c)	(until Share Exchange Closing) the Far East Share Charge;

(d)	the First MIH Share Charge;

(e)	the Second MIH Share Charge;

(f)	the PSC Pledge;

(g)	each notice to any person, and each acknowledgment executed by any person in favour of the Security Trustee, in relation to any rights of the Borrower over which Security has been granted in favour of the Security Trustee, in each case required to be delivered under or pursuant to the Security Documents;

(h)	any Security entered into by the Borrower pursuant to Clause 5.3.5 (New Fields as Borrowing Base Assets);

(i)	the Assignment of ZR Guarantee;

(j)	any other document designated as such by the Agent and the Borrower; and

(k)	any document that amends, supplements, modifies or waives any provision of any of the foregoing.
“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods).

“Share Exchange Agreement” means the share exchange agreement entered or to be entered into between Far East and MIH pursuant to which MIH will authorise the sale and issuance to Far East of shares in MIH and Far East will convey and transfer shares in the Borrower to MIH.

“Share Exchange Closing” has the meaning given to “Closing” in the Share Exchange Agreement.

“Simple Majority Lenders” means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than fifty per cent. (50%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregate more than fifty per cent. (50%) of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than fifty per cent. (50%) of all the Loans then outstanding,
“SPA” means the stock purchase agreement which was made by and between Microbes as seller and Far East as Buyer on 11 August 2003 in relation to the purchase of all issued and outstanding common stock of the Borrower, and all subsequent amendments, revisions and modifications thereto.
“SPDB” means Shanghai Pudong Development Bank Dalian Branch.

“SPDB-ZR Loan” means the loan by SPDB to ZR in an amount equal to the RMB equivalent of $10,500,000 to enable ZR to comply with payment obligations in connection with the purchase of all shares in the Borrower not owned by Far East at the date of this Agreement from Fullfame Enterprises Limited.

“SPDB-ZR Loan Account” means the account notified as such by the Borrower to the Agent in the name of the Borrower and maintained with SPDB into which the Borrower will deposit (a) the sum of $2,500,000 (or its equivalent in RMB) from the proceeds of the Second MIE Loan and (b) a further sum of up to $8,000,000 (or its equivalent in RMB) to enable SPDB to make the SPDB-ZR Loan.

“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).

“Subordinated Indebtedness” means all unsecured Financial Indebtedness of any person which is subordinated to the Financial Indebtedness outstanding under this Agreement and all other amounts owing under the Finance Documents pursuant to a Subordination Agreement.

“Subordination Agreement” means any subordination agreement entered into by the Borrower or Far East and the Agent with any person substantially on the terms set out in Schedule 9 (Form of Subordination Agreement) or on such other terms as may be acceptable to the Agent.

“Subsidiary” means in relation to any corporation or other entity, a corporation or other entity:
(a)	which is controlled, directly or indirectly, by the first mentioned corporation or other entity;

(b)	more than half the issued share capital or other entity interests of which is beneficially owned, directly or indirectly by the first mentioned corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned corporation or other entity, and for this purpose, a corporation or other entity shall be treated as being controlled by another if that other corporation or other entity is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Assumptions” means assumptions as to the business and operations of the Borrower (that do not constitute Economic Assumptions) and which are inputs to the Financial Model in producing a Financial Projection and which include such statements, projections and estimates determined in accordance with Clause 6 (Borrowing Base Amount).

“Termination Agreement” means an agreement entered or to be entered into between the Borrower, Far East and Microbes terminating the ongoing rights of Microbes under the SPA, including in relation to board representation and payment of a percentage of the Borrower’s net oil revenues, in form and substance satisfactory to the Agent (acting reasonably).

“Termination Date” means the day falling on the earlier of:
(a)	the Scheduled Maturity Date; and

(b)	the Reserve Tail Date provided that if such date is not a Business Day, the Termination Date shall fall on the Business Day immediately preceding the Reserve Tail Date.
“Total Commitments” means the aggregate of the Commitments.

“Transaction Documents” means the Finance Documents and the Project Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Transferred ZR Loan” has the meaning given in the First Amendment and Restatement Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Unscheduled Redetermination Date” means any Redetermination Date referred to in paragraphs (c) to (g) of the definition of “Redetermination Date”.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests).

“VAT” means value added tax and any other tax of a similar nature. “ZR” means Mr Zhang Ruilin (PRC passport number G18206054).

“ZR Guarantee” has the meaning given in the First Amendment and Restatement Agreement.

“ZR Loan” means the loan, in an amount not exceeding $119,206,906.36, made by the Borrower to ZR and documented pursuant to a repayment agreement dated 19 September 2007.

1.2	Construction
1.2.1	Unless a contrary indication appears any reference in this Agreement to:
(a)	the “Agent”, the “Arranger”, the “Security Trustee”, the “Offshore Account Bank”, the “Onshore Account Bank”, the “Security Trustee”, the “Technical Bank”, any “Finance Party”, any “Lender”, any “Hedge Counterparty”, any “Secured Party”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “Finance Document” or “Project Document” any other agreement or instrument is a reference to that Finance Document or Project Document other agreement or instrument as amended or novated and includes any agreement or instrument that replaces it;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(f)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)	the words “include”, “includes” and “including” are not limiting;

(h)	“asset” includes a reference, in respect of a person, to the whole or any part of the present or future business, undertaking, property, assets, rights (including intellectual property rights) and revenues (including any right to receive revenues) of such person;

(i)	“agreed form” means, in relation to any document, agreement or instrument, that the same is in form and substance agreed between the Borrower and the Agent and initialled (for the purposes of identification only) by the Borrower and the Agent;

(j)	“or”, “other” and “otherwise” shall be construed disjunctively and not as implying similarity (unless the word “similar” or some other word of like meaning is added);

(k)	a provision of law is a reference to that provision as amended or re-enacted; and

(l)	unless otherwise indicated, a time of day is a reference to Hong Kong time.
1.2.2	Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	a Default or Event of Default “continuing” or words of similar effect shall mean a Default or Event of Default which has occurred and which has not been:
(a)	cured or remedied to the satisfaction of the Majority Lenders; or

(b)	waived in accordance with the terms of the Finance Documents.
1.3	Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America.

“RMB” denotes lawful currency of the People’s Republic of China.
1.4	Third party rights
1.4.1	Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of any Finance Document.

1.4.2	Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a reducing revolving dollar loan facility in an aggregate amount equal to the Total Commitments. The Total Commitments may be increased by reference to the value of the Borrowing Base Assets from time to time included in the Financial Projections, with the prior written consent of all the Lenders.

2.2	Finance Parties’ rights and obligations
2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Purpose of the Facility

The Borrower shall apply all amounts borrowed by it under the Facility in the following order of priority:
3.1.1	first:
(a)	in repayment in full of the Financial Indebtedness of the Borrower under the Bridge Facility Agreement;

(b)	towards repayment of Financial Indebtedness of the Borrower owed to SPDB and LCCU, in an amount of up to $70,000,000; and

(c)	to fund the Debt Service Reserve Account up to the Debt Service Reserve Requirement;
3.1.2	second:
(a)	in paying the costs of developing, maintaining, operating and managing the interest of the Borrower in any Borrowing Base Asset;

(b)	paying the costs incurred or to be incurred by the Borrower in connection with any Hedge Agreements; and

(c)	paying fees, costs and expenses incurred by the Borrower in connection with the transactions contemplated by the Finance Documents;
3.1.3	third, in an amount not exceeding $20,000,000 as follows:
(a)	in an amount not exceeding $5,000,000 in financing (whether by disbursement or reimbursement) the payment of amounts due and payable by the Borrower to Microbes under the SPA, subject to delivery of evidence that demand has been made on the Borrower in relation to such amounts and, in the case of reimbursement, evidence of payment, in each case in form and substance reasonably satisfactory to the Agent; and/or

(b)	the balance thereof, either:
(i)	in financing a payment to Microbes pursuant to the Termination Agreement; or

(ii)	if the Borrower has complied with its obligations under Clause 22.25 (SPA) but a Termination Agreement has not been signed by 31 January 2008, and provided that all amounts which have fallen due and payable by the Borrower to Microbes under the SPA at such time (other than any amount being disputed in good faith and in respect of which adequate reserves are being maintained in a manner satisfactory to the Agent) have been (or will, from the proceeds of such Utilisation, be) paid in full, for the general corporate purposes of the Borrower;
3.1.4	fourth, after the Agent (acting on the instructions of the Majority Lenders) has confirmed that it is satisfied that the Facilities have been Utilised and applied in accordance with clause 3.1.1, 3.1.2 and 3.1.3 (in the case of Clauses 3.1.2(a), 3.1.2(b) and 3.1.3(b) to a reasonably acceptable level at any given time):
(a)	financing any Agreed Acquisition; and

(b)	for the general corporate purposes of the Borrower in an amount not exceeding $5,000,000.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
4.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 7.6 (Lenders’ participation) if:
4.2.1	save in the case of a deemed Utilisation pursuant to Clause 7,3 (Deemed Utilisation), on the date of the applicable Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects;
4.2.2	the proposed Utilisation will not cause the Available Facility to be exceeded; and

4.2.3	in relation the first Utilisation, the Borrower has contracted hedging transactions, in accordance with Schedule 10 (Hedging), satisfactory to the Majority Lenders.
4.3	Loan Limit

The Borrower may not Utilise any amount of the Facility exceeding $120,000,000 without the prior written consent of the Agent (acting on the instructions of all the Lenders).

SECTION 3
BORROWING BASE AMOUNT
5.	BORROWING BASE ASSETS

5.1	General Rules

A Field may only be a Borrowing Base Asset to the extent of the interest of the Borrower in such Field and if, and for so long as:
(a)	the Borrower’s interest is not subject to any Security (other than Security permitted pursuant to Clause 22.5.3 (Negative Pledge)); and

(b)	all material Authorisations applicable to the development and operation of such Field and then required to have been obtained by law, regulation, contract or customary practice in the People’s Republic of China or under any Project Document have been obtained are in full force and effect and have not been revoked.
5.2	Fields as Borrowing Base Assets

Without prejudice to Clause 5.1 (General Rules), each of the Daan Field, the Miao 3 Field and the Moliqing Field are, to the extent of the allocation entitlement of the Borrower under the relevant PSC (and without prejudice to the rights and interests of PetroChina thereunder), Borrowing Base Assets as at the date of this Agreement.

5.3	New Fields as Borrowing Base Assets

The Borrower may at any time submit a written application to Agent requesting, by not less than sixty days notice, that a new Field be included as a Borrowing Base Asset, in which event, such Field will become a Borrowing Base Asset with effect from the date that the Agent notifies the Borrower that the Majority Lenders (acting reasonably) are satisfied that:
5.3.1	all material Authorisations applicable to the development and operation of such new Field and then required by law, regulation, contract or customary practice in the People’s Republic of China or under any Project Document to have been obtained, for the development and operation of the new Field have been obtained and are in full force and effect;

5.3.2	all relevant Field, infrastructure and pipeline information and plans has been reviewed and found satisfactory by the Technical Bank (acting reasonably);

5.3.3	an Independent Reserves Report in relation thereto has been provided to the Agent and approved by the Technical Bank (acting reasonably);

5.3.4	a Financial Projection demonstrating the Borrowing Base Amount (and being prepared using Proved Reserves and Probable Reserves at the discretion of the Technical Bank after inclusion of the new Field) has been provided to the Agent; and

5.3.5	documentation in relation to the granting of Security to the Agent over the Borrower’s interest in the new Field has been agreed with the Security Trustee and such Security is consistent with documentation governing Security over the other Borrowing Base Assets, provided that such notification will be deemed to have been given to the Borrower if (x) the Agent has failed to notify the Borrower to the contrary within 90 days following delivery by the Borrower of a written application to the Agent under this Clause 5.3 and (y) the Security referred to in Clause 5.3.5 has been created and perfected.

5.4	Withdrawal of Borrowing Base Assets by the Agent
5.4.1	A Field shall cease to be a Borrowing Base Asset on the date the Agent gives notice to the Borrower that such Field fails to satisfy any of the conditions specified in Clause 5.1 (General Rules) (which notice shall specify which conditions are not satisfied).

5.4.2	If, within five Business Days of the Agent advising the Borrower that a Field has ceased to be a Borrowing Base Asset in accordance with Clause 5.4.1 above, the Borrower produces evidence satisfactory to the Agent, acting reasonably, that the conditions specified in Clause 5.1 (General Rules) have been and continue to be fulfilled in respect of that Field, then such Field shall be immediately reinstated as a Borrowing Base Asset and the provisions of the Finance Documents shall continue to apply as if such Field had not ceased to be a Borrowing Base Asset.

5.4.3	Within fifteen Business Days of the Agent advising the Borrower that a Field has ceased to be a Borrowing Base Asset in accordance with Clause 5.4.1 above, and provided that the Field has not been reinstated as a Borrowing Base Asset under Clause 5.4.2 above, the Technical Bank shall deliver to the Lenders and the Borrower a Financial Projection reflecting such removal and the Borrower shall, within three Business Days of receipt of such Financial Projection, make a prepayment or repayment of the Loans in an amount necessary to ensure that, following the removal of such Field, the Loans do not exceed the Available Facility.
5.5	Withdrawal of Borrowing Base Assets by the Borrower
5.5.1	The Borrower may request that a Field shall cease to be a Borrowing Base Asset by giving to the Agent not less than thirty days’ notice of its intention to withdraw that Field as a Borrowing Base Asset.

5.5.2	As soon as practicable following receipt of notice from the Borrower pursuant to Clause 5.5.1 the Agent shall request the Technical Bank to deliver to the Lenders and the Borrower a Financial Projection reflecting such withdrawal and specifying the amount if any by which the Borrower must repay or prepay the Loans if it wishes to withdraw such Field as a Borrowing Base Asset.

5.5.3	At any time during a period of thirty days commencing on the date of delivery of the Financial Projection under Clause 5.5.2, the Borrower may make a prepayment or repayment of the Loans in an amount necessary to ensure that, following the withdrawal of such Field, the Loans would not exceed the Available Facility and, upon the making of such repayment or prepayment, such Field shall cease to be a Borrowing Base Asset.
5.6	Release of Security
5.6.1	Following the withdrawal of any Field in accordance with Clause 5.4 (Withdrawal of Borrowing Base Assets by the Agent) or 5.5 (Withdrawal of Borrowing Base Assets by the Borrower), and provided no Default has occurred and is continuing and prepayment or repayment has been made as required in accordance with this Agreement, any Security created over such Field in favour of the Security Trustee shall promptly be released by the Security Trustee.

5.6.2	If any Security created in favour of the Security Trustee over a Field which is withdrawn in accordance with Clause 5.4 (Withdrawal of Borrowing Base Assets by the Agent) or Clause 5.5 (Withdrawal of Borrowing Base Assets by the Borrower) is not released by the Security Trustee due to the fact a Default has occurred and is continuing, such Security shall promptly be released by the Security Trustee when such Default is no longer continuing.
6.	BORROWING BASE AMOUNT

6.1	Timing of Financial Projection

A Financial Projection shall be prepared for each Redetermination Date.

6.2	Preparation of Financial Projection
6.2.1	Each Financial Projection shall be prepared by the Technical Bank utilising the Financial Model and applying values for each of the Assumptions determined pursuant to this Clause 6 (Borrowing Base Amount) for the purposes of that Financial Projection.

6.2.2	Each Financial Projection shall be in substantially the same form as the Financial Model.

6.2.3	The Technical Bank shall, as of each Redetermination Date and no later than five days prior to the relevant Redetermination Date, deliver a Financial Projection prepared and determined in accordance with this Clause 6 (Borrowing Base Amount) to the Borrower and each Finance Party. Subject to the provisions of this Clause 6, each Financial Projection prepared and delivered by the Technical Bank shall (save for manifest error) be final and binding on the Borrower and each Finance Party.

6.2.4	The Technical Bank shall revise any Financial Projection to correct any manifest error agreed between the Technical Bank and/or the Agent and the Borrower.

6.3	Determination of Assumptions
6.3.1	The Technical Bank shall, no later than thirty days prior to a Scheduled Redetermination Date, prepare and deliver to the Borrower the proposed Financial Projection for that Scheduled Redetermination Date together with the Technical Assumptions and the Economic Assumptions used in the preparation thereof. The Technical Assumptions shall be determined by the Technical Bank acting reasonably on the basis of its good faith opinion and by reference to the Lenders’ Technical Report prepared specifically for the proposed Financial Projection and prices in the Economic Assumptions will reflect any Hedge Agreements entered into by the Borrower in respect of the Borrowing Base Assets. The Technical Bank shall at the same time deliver to the Borrower a copy of the relevant Lenders’ Technical Report used for the purposes of the proposed Financial Projection.

6.3.2	If any of the Technical Assumptions used in the preparation of the proposed Financial Projection is disputed by the Borrower and, following good faith discussions for a period of ten days, the Technical Bank and the Borrower are unable to resolve the dispute and agree on the relevant Technical Assumption, the Technical Bank shall prepare the Financial Projection on the basis of the Technical Assumptions drawn from the relevant Lenders’ Technical Report, as modified to take account of any changes requested by the Borrower and agreed by the Technical Bank (acting reasonably, taking into account any independent reserve reports or oil price forecasts provided by the Borrower, and providing reasonable justification for its determination).

6.3.3	The Economic Assumptions shall be determined by the Agent acting reasonably on the basis of its good faith opinion. If any of the Economic Assumptions used in the preparation of the proposed Financial Projection are disputed by the Borrower and, following good faith discussions for a period of ten days, the Agent and the Borrower are unable to resolve the dispute and agree on the relevant Economic Assumption, the Agent shall prepare the Financial Projection on the basis of the Economic Assumptions determined by it on a fair and reasonable basis, as modified to take account of any changes requested by the Borrower and agreed by the Agent (acting reasonably, taking into account any independent reserve reports or oil price forecasts provided by the Borrower, and providing reasonable justification for its determination).

6.3.4	In the case of any Financial Projection to be prepared on any Unscheduled Redetermination Date, not later than twenty days prior to such Unscheduled Redetermination Date, the Technical Bank shall notify the Borrower of all Assumptions proposed to be used for preparing the relevant Financial Projection. The Assumptions shall be determined by the Technical Bank acting reasonably on the basis of its good faith opinion following consultation with the Borrower and otherwise, in the case of the Technical Assumptions, by reference to the Lenders’ Technical Report prepared specifically for the relevant Financial Projection (or, at the discretion of the Technical Bank, the last-delivered Lenders’ Technical Report) and, in the case of the Economic Assumptions, prices will reflect any Hedge Agreements entered into by the Borrower in respect of the Borrowing Base Assets.
6.3.5	Subject to this Clause 6 (Borrowing Base Amount), the determination by the Technical Bank of the Technical Assumptions and the Economic Assumptions shall be final and binding on the Borrower and the Lenders and shall be used in preparing the relevant Financial Projection.

6.3.6	The Assumptions as determined pursuant to this Clause 6.3 (Determination of Assumptions) shall be used in the Financial Projection for the relevant Redetermination Date.
6.4	Modification of Financial Model

The Technical Bank or the Borrower may propose modifications to the computer programme comprising the Financial Model at any time in order to correct any deficiency in its form or structure and the Technical Bank shall make any modifications approved by both parties (such approval not to be unreasonably withheld, conditioned or delayed) as soon as practicable.

6.5	Lenders’ Technical Report

The Technical Bank shall request the Independent Engineer to deliver to the Technical Bank, no later than forty days before each Scheduled Redetermination Date and, in the sole discretion of the Technical Bank, at any other time in relation to any Unscheduled Redetermination Date, a Lenders’ Technical Report.

6.6	Independent Engineer Review

The Technical Bank shall request, and the Borrower shall permit (on reasonable prior notice) the Independent Engineer to visit the site of the Borrowing Base Assets on an annual basis in order to review the Borrowing Base Assets and the Technical Assumptions provided that:
6.6.1	(subject to Clause 22.28 (Confidentiality)) the above requirements shall not require the Borrower to breach any applicable laws or confidentiality requirements binding on it;

6.6.2	any such visit and/or review is in normal business hours and is subject to the normal health, safety and security requirements of the Borrower applicable at the relevant time;

6.6.3	any such visit and/or review shall not interfere with or interrupt the operation of the Borrowing Base Assets); and

6.6.4	no more than four representatives of the Independent Engineer shall be present on the site of the Borrowing Base Assets at any time.

SECTION 4
UTILISATION
7.	UTILISATION OF FACILITY

7.1	Delivery of a Utilisation Request for a Loan

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

7.2	Completion of a Utilisation Request for a Loan

Each Utilisation Request relating to a Loan is irrevocable and will not be regarded as having been duly completed unless:
7.2.1	the proposed Utilisation Date is a Business Day within the Availability Period;

7.2.2	the currency and amount of the Utilisation comply with Clause 7.4 (Currency and amount of Loans); and

7.2.3	the Utilisation Request specifies the account or accounts into which the proceeds of the Utilisation are to be paid (together with the relevant amounts) which:
(a)	in the case of payments to SPDB and LCCU, as permitted by paragraph 3.1.1(b) of Clause 3.1 (Purpose of the Facility) shall be the accounts specified by such institutions in the letters delivered pursuant to paragraph 6(p) of Schedule 2 (Conditions Precedent);

(b)	in the case of payments to Microbes as permitted by paragraph 3.1.3 of Clause 3.1 (Purpose of the Facility) shall be the account specified by Microbes in the Termination Agreement;

(c)	in relation to the payment of fees, costs and expenses pursuant to paragraph 6(d) of Schedule 2 (Conditions Precedent) shall be the account specified by the Agent; and

(d)	in the case of all other amounts, shall be the Offshore Collection Account.
7.3	Deemed Utilisation

If, by 11.00 a.m. (Hong Kong time) three days prior to the last day of an Interest Period, the Borrower has not delivered to the Agent a duly completed Utilisation Request in relation to the then existing Loan then, subject to the terms of this Agreement (including the Majority Lenders being satisfied that the provisions of Clause 4.2 (Further Conditions Precedent) continue to be met) and unless the Borrower informs the Agent otherwise, the Borrower shall be deemed to have issued a Utilisation Request for a Loan equal to the Loan due to be repaid on such last day with a Utilisation Date being such last day and with an Interest Period of a duration equal to the duration of the Interest Period of the previous Loan.

7.4	Currency and amount of Loans
7.4.1	The currency specified in a Utilisation Request must be dollars and the requested Loan must be a minimum of $5,000,000 (and an integral multiple of $1,000,000) or, if less, the Available Facility.

7.4.2	The amount of any proposed Loan in a Utilisation Request must be an amount which is not more than the Available Facility.
7.5	Number of Utilisations

The Borrower may not deliver more than three Utilisation Requests for Loans during each three-month period between Repayment Dates.

7.6	Lenders’ participation
7.6.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

7.6.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making that Loan.

7.6.3	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

SECTION 5
REPAYMENT, PREPAYMENT AND CANCELLATION
8.	REPAYMENT

8.1	Repayment of Loans
8.1.1	The Borrower shall repay each Loan on each Repayment Date falling on or after the date falling 24 Months from the date of this Agreement, provided that, subject to the terms of this Agreement:
(a)	if the Agent has received a Utilisation Request requesting a Loan on such Repayment Date of a principal amount greater than the relevant Loan to be repaid or if the Borrower shall be deemed to have issued a Utilisation Request (and having not informed the Agent otherwise) under Clause 7.3 (Deemed Utilisation) in such an amount, then no actual repayment of principal need be made by the Borrower on such day and the amount advanced by the Lenders on the relevant Utilisation Date will be the difference between the relevant Loan to be repaid on such day and the Loan requested in the Utilisation Request;

(b)	if the Agent has received a Utilisation Request requesting a Loan on such Repayment Date of a principal amount equal to the relevant Loan to be repaid or if the Borrower shall be deemed to have issued a Utilisation Request (and having not informed the Agent otherwise) under Clause 7.3 (Deemed Utilisation), then no actual repayment of principal need be made by the Borrower on such day and no actual advance need be made by the Lenders on the relevant Utilisation Date; and

(c)	if the Agent has received a Utilisation Request requesting a Loan on such Repayment Date of a principal amount less than the relevant Loan to be repaid, then the repayment of principal required to be made by the Borrower on such day will be the difference between the relevant Loan to be repaid and the Loan requested in the Utilisation Request, and, in each case, a Loan of the principal amount requested or deemed requested in the Utilisation Request shall be deemed to have been made on such Utilisation Date.
8.1.2	The Borrower shall, on each Repayment Date, effect such repayment of the Loans from the amount standing to the credit of the Offshore Collection Account as will reduce the principal amounts then outstanding under the Facility (after such repayment) to the Available Facility applicable as at that Repayment Date.

8.1.3	Subject to the terms of this Agreement, if, following an Unscheduled Redetermination Date, the Loans exceed the Available Facility as of such Unscheduled Redetermination Date, the Borrower shall, within 30 days of such Unscheduled Redetermination Date, repay an amount equal to the difference between the Loans and the Available Facility as at that Unscheduled Redetermination Date.

8.1.4	If, pursuant to this Clause 8.1, the Borrower actually repays (rather than being deemed to repay under Clause 8.1.1) the whole or any part of any Loan before the date falling 24 Months after the date of this Agreement, it shall, at the same time that it makes such repayment, pay to the Agent, for the account of the Lenders, a fee in dollars equal to zero point five per cent, (0.5%) of the amount repaid.

8.1.5	The Borrower must repay all outstanding Loans on the Termination Date.
8.2	Reborrowing

Subject to the terms of this Agreement, any Loan repaid or amount prepaid under the Facility shall be capable of being redrawn during the Availability Period.

9.	PREPAYMENT AND CANCELLATION

9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
9.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

9.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

9.1.3	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
9.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount and an integral multiple of $1,000,000) of the Maximum Facility. Any cancellation under this Clause 9.2 shall reduce the Commitments of the Lenders rateably.

9.3	Voluntary prepayment
9.3.1	The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loans (but, if in part, being an amount that reduces the aggregate amount of the Loans by a minimum amount and integral multiple of $1,000,000).

9.3.2	If, pursuant to this Clause 9.3, the Borrower prepays the whole or any part of the Loans before the date falling 24 Months after the date of this Agreement, it shall, at the same time that it makes such prepayment, pay to the Agent, for the account of the Lenders, a fee in dollars equal to zero point five per cent. (0.5%) of the amount prepaid.
9.4	Right of repayment and cancellation in relation to a single Lender
9.4.1	If:
(a)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs), the Borrower may, whilst (in the case of paragraphs (a) and (b) above) the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

9.4.2	On receipt of a notice referred to in sub-clause 9.4.1 above, the Commitment of that Lender shall immediately be reduced to zero.

9.4.3	On the last day of each Interest Period which ends after the Borrower has given notice under sub-clause 9.4.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loans.
9.5	Restrictions
9.5.1	Any notice of cancellation or prepayment given by any Party under this Clause 9.5 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.5.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.5.3	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5.4	No amount of any Commitment cancelled under this Agreement may be subsequently reinstated.

9.5.5	If the Agent receives a notice under this Clause 9.5 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 6
COSTS OF UTILISATION
10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
10.1.1	the Margin; and

10.1.2	LIBOR.
10.2	Payment of interest
10.2.1	Subject to Clause 10.2.2, the Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

10.2.2	Prior to the first Repayment Date, the Borrower shall pay accrued interest on each Loan on the date which falls three Months after the first Utilisation Date, and on each date falling a multiple of three Months thereafter.
10.3	Default interest
10.3.1	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 10.3.2 below, is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Borrower on demand by the Agent.

10.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due.
10.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Duration of Interest Periods
11.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if that Loan has already been borrowed) in a Selection Notice.

11.1.2	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

11.1.3	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with Clause 11.1.2 above, the relevant Interest Period will be one Month.

11.1.4	Subject to this Clause 11, the Borrower may select an Interest Period for a Loan of one, two or three Months (or any other period agreed between the Borrower and the Agent acting on the instructions of all the Lenders).

11.1.5	An Interest Period for a Loan shall not extend beyond the Termination Date.

11.1.6	Each Interest Period for a Loan shall start on the Utilisation Date (including a deemed Utilisation Date in accordance with Clause 7.3 (Deemed Utilisation)) of that or (if that Loan has already been made) on the last day of the preceding Interest Period for that Loan.

11.1.7	Notwithstanding Clauses 11.1.1 to 11.1.6 above, an Interest Period relating to any Unpaid Sum shall be determined by the Agent (acting reasonably).

11.1.8	Where two or more Utilisation Requests for Loans are issued, or deemed to have been issued in accordance with Clause 7.3 (Deemed Utilisation), with the same Utilisation Date, then such Loans shall be consolidated into and treated as a single Loan from such date.
11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the immediately preceding Business Day (if there is not).

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption
12.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the LIBOR applicable to each Lender’s share of that Loan for that Interest Period shall be the rate per annum notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

12.2.2	In this Agreement “Market Disruption Event” means:
(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty five per cent. (35) % of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
12.3	Alternative basis of interest or funding
12.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.2	Any alternative basis agreed pursuant to sub-clause 12.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
12.4	Break Costs
12.4.1	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

12.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
13.	FEES

13.1	General

The Borrower shall pay to the Arranger, the Agent, the Technical Bank and the Security Trustee all fees in the amounts and at the times agreed in a Fee Letter.

13.2	Commitment fee

The Borrower shall pay to the Agent (for the account of the each Lender in the proportion that each such Lender’s Available Commitment bears to the Total Commitments) a commitment fee equal to 0.50 per cent. per annum, based on Available Commitments on the date of this Agreement of $120,000,000 together with any additional Available Commitments made available in accordance with Clause 4.3 (Loan Limits), which shall be paid to the Agent for the account of the Lenders in arrear on the last day of each period of three Months which falls during the Availability Period and on the last day of the Availability Period.

SECTION 7
ADDITIONAL PAYMENT OBLIGATIONS
14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions
14.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

14.1.2	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
14.2	Tax gross-up
14.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

14.2.3	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.5	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
14.3	Tax indemnity
14.3.1	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	Sub-clause 14.3.1 above shall not apply:
(a)	with respect to any Tax assessed on a Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 14.2 (Tax gross-up).
14.3.3	a Protected Party making, or intending to make a claim under sub-clause 14.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

14.3.4	A Protected Party shall, on receiving a payment from the Borrower under this Clause 14.3, notify the Agent.
14.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:
14.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

14.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.
14.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6	Value added tax
14.6.1	All amounts set out, or expressed to be payable, under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to sub-clause 14.6.2 below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

14.6.2	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
14.7	Tax exemption or reduction

Any Finance Party that is entitled to an exemption from or reduction in the rate of a Tax Deduction under the laws of the jurisdiction in which the Borrower is located or resident for tax purposes or under any treaty to which such jurisdiction is a party, with respect to any payments under a Finance Document, shall use reasonable efforts to deliver to the Borrower or to the Agent, and the Agent shall deliver to the Borrower, at the time or times prescribed by applicable law or regulation or reasonably requested by the Borrower or Agent, such properly completed and executed documentation prescribed by applicable law or regulation as will permit such payments to be made without Tax Deduction or at a reduced rate of Tax Deduction. In addition, a Finance Party shall use reasonable efforts to deliver new applicable documentation upon the expiration or obsolescence of any previously delivered documentation or, if requested by the Borrower or Agent, such other documentation prescribed by applicable law or regulation or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not payments to or in respect of that Finance Party are subject to Tax Deduction or any information reporting requirements.

15.	INCREASED COSTS

15.1	Increased costs
15.1.1	Subject to Clause 15.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made, enacted or imposed after the date of this Agreement.

15.1.2	In this Agreement “Increased Costs” means:
(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
15.2	Increased cost claims
15.2.1	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3	Exceptions
15.3.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in sub-clause 14.3.2 of Clause 14.3 (Tax indemnity) applied); or

(c)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.3.2	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

15.3.3	Clause 15.1 (Increased Costs) does not apply to the extent that any Increased Cost is claimed by a Finance Party and that Finance Party is repaid in full pursuant to Clause 9.4 (Right of repayment and cancellation in relation to a single Lender).
16.	OTHER INDEMNITIES

16.1	Currency indemnity
16.1.1	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall, as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2	Other indemnities
16.2.1	The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due from it under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 36 (Turnover of Receipts) or 37 (Sharing);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
16.2.2	The Borrower shall, within three Business Days of demand, pay to each Finance Party an amount equal to any sum which such Finance Party was entitled to receive from an Obligor under or in accordance with a Security Document but did not so receive when due.
16.3	Indemnity to the Agent and the Technical Bank
16.3.1	The Borrower shall promptly indemnify the Agent against any reasonably incurred and documented cost, loss or liability incurred by the Agent as a result of:
(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.3.2	The Borrower shall promptly indemnify the Technical Bank against any reasonably incurred and documented cost, loss or liability incurred by the Technical Bank as a result of appointing the Independent Engineer, except to the extent directly caused by the gross negligence, fraud or wilful misconduct of the Technical Bank or the Independent Engineer.
16.4	Indemnity to the Security Trustee
16.4.1	The Borrower shall promptly indemnify the Security Trustee and any Receiver or Delegate against any reasonably incurred and documented cost, loss or liability reasonably incurred by it as a result of:
(a)	the taking, holding, protection or enforcement of the Transaction Security;

(b)	the exercise of any of the rights, powers, discretions and remedies vested in them by the Finance Documents or by law;

(c)	any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(d)	which otherwise relate to any of the Transaction Security or the performance of the terms of this Agreement,
(otherwise, in each case, than as a result of its gross negligence or wilful misconduct).

16.4.2	The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain from the proceeds of enforcement of the Transaction Security, all sums necessary to give effect to the indemnity in this Clause 16.4.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation
17.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Sub-clause 17.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.
17.2	Limitation of liability
17.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.2.3	No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Borrower shall within three Business Days of demand pay the Agent, the Security Trustee, the Offshore Account Bank and the Arranger the amount of all costs and expenses (including legal fees and out of pocket costs and expenses) reasonably incurred by and documented any of them in connection with negotiation, preparation, printing and execution of this Agreement and the other Finance Documents and in connection with the perfection of all Security granted or purported to be granted pursuant to the Transaction Security.

18.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 41.8 (Change of currency) in each case in relation to a

Finance Document, the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all external costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the exercise, enforcement or preservation of any rights, powers and remedies under any Finance Document, the enforcement of the Transaction Security and any proceedings instituted by or against any Finance Party (other than proceedings instituted by or against the Borrower) as a consequence of taking, holding or enforcing the Transaction Security or of exercising those rights, powers and remedies.

18.4	Independent Engineer’s fees

Subject to any agreement between the Agent and the Borrower in relation to the work scope and fees of the Independent Engineer, and any limits agreed between the Borrower and the Agent, the Borrower shall, within three Business Days of demand, pay to the Agent the amount of all fees and expenses reasonably incurred by the Independent Engineer in carrying out its duties pursuant to Clauses 6.5 (Lenders’ Technical Report) and 6.6 (Independent Engineer Review).

18.5	Insurance Adviser’s fees

Subject to any agreement between the Agent and the Borrower in relation to the work scope and fees of the Insurance Adviser, and any limits agreed between the Borrower and the Agent, the Borrower shall, within three Business Days of demand, pay to the Agent the amount of all fees and expenses reasonably incurred by the Insurance Adviser in advising the Lenders in relation to the placement or renewal of the Material Insurances and the interests of the Lenders therein.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status
19.1.1	The Borrower is duly organised and validly existing under the law of its jurisdiction of organisation.

19.1.2	The Borrower has the power to own its assets and carry on its business as it is being conducted.
19.2	Binding obligations

The obligations expressed to be assumed by the Borrower in each Finance Document and Project Document to which it is a party are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents and the Project Documents to which it is a party do not and will not conflict with:
19.3.1	any material law or regulation applicable to it;

19.3.2	its constitutional documents; or

19.3.3	any material agreement or instrument binding upon it or any of its assets or constitute a default (however described) under any such material agreement or instrument or permit any counterparty to terminate any such material agreement or instrument.
19.4	Power and authority
19.4.1	The Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

19.4.2	No limit on the powers of the Borrower will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

19.4.3	The Borrower has complied in all material respects with:

(a)	all applicable PRC regulations necessary for the conduct of its business in the PRC, except where failure has not had and is not reasonably likely to have a Material Adverse Effect; and

(b)	all applicable PRC regulations with which it is required to comply in relation to the Borrowing Base Assets, including, in each case, all relevant SAFE rules and regulations in respect of certificates, licenses and permits with which it must comply under applicable law.
19.5	Validity and admissibility in evidence
19.5.1	All Authorisations required or desirable:
(a)	to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Project Documents to which it is a party; and

(b)	to make the Finance Documents and the Project Documents to which the Borrower is a party admissible in evidence in its jurisdiction of organisation, have been obtained or effected and are in full force and effect.

19.5.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Borrower, as the same are carried out from time to time, have been obtained or effected and are in full force and effect.
19.6	Governing law and enforcement
19.6.1	The choice of English law as the governing law of this Agreement and any other Finance Documents governed by English law will be recognised and enforced in the jurisdiction of organisation of the Borrower.

19.6.2	Any judgment obtained in England in relation to this Agreement and any other Finance Documents governed by English law will be recognised and enforced in the jurisdiction of organisation of the Borrower.
19.7	Insolvency

No:
19.7.1	corporate action, legal proceeding or other procedure or step described in Clause 23.7 (Insolvency proceedings); or

19.7.2	creditors’ process described in Clause 23.8 (Creditors’ process), has been taken or, to its knowledge, threatened in relation to the Borrower and none of the circumstances described in Clause 23.6 (Insolvency) applies to the Borrower.

19.8	Deduction of Tax

It is not required under the laws of the PRC to make any deduction for or on account of Tax from any payment it may make under any Finance Document, provided that such payments are sourced from the Offshore Collection Account maintained in London.

19.9	No filing or stamp taxes

Under the law of the jurisdiction of organisation of the Borrower it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except if any of the Finance Documents to which it is a party is executed in, brought into or produced before a court in the Cayman Islands.

19.10	No default
19.10.1	No Default and, on the date of this Agreement and the first Utilisation Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

19.10.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default under, or permit any counterparty to terminate, any agreement or instrument (other than a Transaction Document) which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.
19.11	Taxation
19.11.1	It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any material amount in respect of Tax.

19.11.2	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes.

19.11.3	It is resident for Tax purposes only in the jurisdiction of its incorporation and in the People’s Republic of China and it currently files tax returns in relation to its registered offices in the United States of America and in Kazakhstan.
19.12	No misleading information

Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement, all written information supplied by it to the Lenders is true, complete and accurate in all material respects as at the date it was given, is accurate and not misleading in any material respect as of the date such written information was provided to the Lenders and was prepared in good faith and with due care, and, prior to the date of this Agreement, nothing has occurred and no information has been given or withheld that would result in any information provided being untrue or misleading in any material respect.

19.13	Financial statements
19.13.1	Its financial statements most recently delivered under Clause 20.1.1 (Financial statements) were prepared in accordance with IFRS consistently applied.

19.13.2	Its financial statements most recently delivered under Clause 20.1.1 (Financial statements) fairly represent its financial condition and operations during the financial year to which such financial statements relate.

19.13.3	There has been no material adverse change in its business or financial condition since the date as at which the Original Financial Statements were prepared or, if later, the date of the most recent audited financial statements delivered under Clause 20.1.1 (Financial statements).
19.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.15	No proceedings pending or threatened

No litigation, arbitration, administrative or regulatory proceedings of or before any court, arbitral body or agency (or investigation before any governmental body or agency of which it is aware) which, if adversely determined, could reasonably be expected, by themselves or together with any other such proceedings to have a Material Adverse Effect are current or (to the best of its knowledge and belief (having made due and careful enquiry)) pending or threatened against it.

19.16	No breach of laws
19.16.1	It has not breached any law or regulation which breach has or could reasonably be expected to have a Material Adverse Effect.

19.16.2	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against the Borrower which have or could reasonably be expected to have a Material Adverse Effect.
19.17	Environmental laws
19.17.1	It is in compliance with Clause 22.9 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has, or would reasonably be expected to have, a Material Adverse Effect.

19.17.2	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against it where that claim could reasonably be expected, if determined against it, to have a Material Adverse Effect.

19.17.3	The cost to the Borrower of compliance with Environmental Laws (including Environmental Permits) and the cost of compliance with the recommendations contained in the Environmental Report is adequately provided for in the Financial Model.
19.18	Good title to assets

The Borrower has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.19	Borrowing Base Assets

The Borrower will have and maintain good, valid and merchantable title to the Borrowing Base Assets, in each case to the extent of its interest in the relevant Field, subject to the Transaction Security.

19.20	Legal and beneficial ownership

Each Obligor is the sole legal and beneficial owner of the assets over which it purports to grant Security pursuant to the Security Documents.

19.21	Project Documents
19.21.1	Each Project Document delivered pursuant to Clause 4.1 (Initial conditions precedent), to its knowledge:
(a)	is true, complete and correct (and no other agreements or arrangements have been entered into in respect thereof which have not been fully disclosed to the Agent);

(b)	has not been amended or varied in any way, except as disclosed to the Agent prior to the date of this Agreement; and

(c)	is not the subject of any material dispute which has not been disclosed to the Agent.
19.21.2	The Project Documents and Finance Documents constitute all material contracts and agreements to which the Borrower is a party which relate to the ownership, operation or management of the Borrower or the Borrowing Base Assets (or any part thereof).
19.22	Disclosure

Notwithstanding anything to the contrary in this Clause 19 (Representations), each of the representations and warranties set out in this Clause 19 (Representations) are subject to and qualified by any fact, matter, event or circumstance which has been specifically disclosed in the Disclosure Letter with respect to the identified representations and warranties in this Clause 19 (Representations) which are set out in the Disclosure Letter.

19.23	Repetition

To the extent originally made by the Borrower on the date of this Agreement, the Repeating Representations are deemed to be made by the Borrower to each Finance

Party on the First Effective Date, the date of each Utilisation Request and the first day of each Interest Period (by reference to the facts and circumstances then existing).
20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force, in favour of the Finance Parties, from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
20.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
20.1.1	except with respect to the Original Financial Statements, which may be provided at any time prior to the first Utilisation, as soon as the same become available, but in any event within one hundred and twenty days after the end of each financial year of the Borrower, commencing with the financial year in which the first Utilisation occurs, the audited financial statements of the Borrower, and the audited consolidated financial statements of the Borrower (if available), for that financial year; and

20.1.2	as soon as the same become available, but in any event within sixty days after the end of each quarter of each financial year of the Borrower, commencing with the financial quarter in which the first Utilisation occurs, the unaudited financial statements of the Borrower, and the audited consolidated financial statements of the Borrower (if available), for that financial quarter.
20.2	Requirements as to financial statements

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using IFRS.

20.3	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
20.3.1	all information reasonably requested by the Technical Bank relating to the Borrowing Base Assets to the extent that such information is available to the Borrower and is necessary or desirable in relation to the delivery of any Financial Projection or Lenders’ Technical Report;

20.3.2	all documents dispatched by the Borrower to its shareholders generally (or any class of them) or its creditors generally at the same time as they are dispatched;

20.3.3	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against an Obligor, and which could reasonably be expected, if adversely determined, to have a Material Adverse Effect;

20.3.4	promptly upon becoming aware, details of any material dispute under any Project Document which could reasonably be expected to have a Material Adverse Effect;

20.3.5	promptly upon becoming aware, details of any other matters which are likely materially and adversely to affect the initial or further development, construction, installation or commissioning of any Borrowing Base Asset;

20.3.6	forthwith upon becoming aware, details of any event of force majeure (however described), or any suspension of production or transportation for a period greater than thirty days, which has occurred in respect of a Borrowing Base Asset and of which the Borrower is aware;

20.3.7	forthwith upon becoming aware, details of material defects or material malfunctions in respect of a Borrowing Base Asset which could reasonably be expected to have a Material Adverse Effect, together with a summary detailing the action being taken to remedy such defects or malfunctions;

20.3.8	promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request; and

20.3.9	as soon as possible after the occurrence thereof, notification of all material accidents and incidents occurring at or affecting the site of any Borrowing Base Asset including those pertaining to the environment, in each case, to the extent that such information is available to the Borrower and the Borrower is not prohibited by applicable law or contractual confidentiality restrictions from disclosing such information to the Agent.

20.4	Notification of default
20.4.1	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.4.2	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.5	Monthly Reports

In respect of each Borrowing Base Asset, the Borrower shall supply to the Agent within fifteen Business Days after the end of each calendar month a copy of the operating report prepared by its management relating to such Borrowing Base Asset in respect of that calendar month, such report to include a production summary for that calendar month, details of all drilling conducted in that calendar month and the progress of construction of any surface units during that calendar month.

20.6	Know your customer checks
20.6.1	If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of sub-clause 20.6.1(c) above, any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-clause 20.6.1(c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-clause 20.6.1(c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.6.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
20.7	Environmental reporting
20.7.1	The Borrower shall supply to the Agent, on or before each anniversary following the First Effective Date, a report (in a form agreed between the

Borrower and the Agent) prepared by its management including confirmation of the Borrower’s compliance with the Environmental Management Plan and all Environmental Laws during the preceding 12 months, together with:
(a)	if the Borrower is unable to provide such confirmation, details of the relevant non-compliance and the steps being taken to remedy such non-compliance; and

(b)	if the incorporation of any aspect of the Equator Principles in the Environmental Management Plan would cause the Borrower to contravene any applicable law of the People’s Republic of China or breach any provision of any PSC, details of the relevant law or PSC provision and the manner in which this would be contravened by compliance with the Equator Principles.
20.7.2	The Borrower may, with the consent of the Agent and shall, within one Month of written request by the Agent, amend the Environmental Management Plan:
(a)	to implement mitigation measures, corrective actions and monitoring measures necessary to manage the environmental impacts and risks identified in the Environmental Management Plan;

(b)	to comply with applicable Environmental Laws or the Equator Principles (to the extent that such compliance will not cause the Borrower to contravene any applicable law of the People’s Republic of China or breach any provision of any PSC); or

(c)	for such other purpose as may be agreed between the Borrower and the Agent.
The Borrower shall notify the Agent within five Business Days after any such amendment to the Environmental Management Plan is made.
21.	FINANCIAL COVENANTS

21.1	Financial covenants

The Borrower shall ensure that, as at each Calculation Date falling six Months or more after the date of this Agreement:
21.1.1	the Asset Life Cover Ratio is greater than 1.95 : 1 at such date; and

21.1.2	the Debt Service Cover Ratio is greater than 1.75 : 1 at such date.
21.2	Financial testing

The financial covenants set out in Clause 21.1 (Financial covenants) shall be tested by the Technical Bank pursuant to the then current Financial Projection on each Calculation Date and at any other time on notice to the Borrower if the Agent reasonably considers a Default under Clause 21.1 (Financial covenants) has occurred.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 (General Undertakings) are made to the Finance Parties and remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

The Borrower shall promptly:
22.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

22.1.2	supply certified copies to the Agent of,
any material Authorisation required under applicable law or regulation to enable the Borrower to perform its obligations under the Transaction Documents to which it is a party (where the failure to obtain and comply with such Authorisation could reasonably be expected to have a Material Adverse Effect) and each other Authorisation required to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of the Borrower of any Transaction Document to which it is a party.
22.2	Compliance with laws
22.2.1	The Borrower shall comply in all material respects with all laws (including environmental laws) applicable to it and, in connection with its interest in the any Field, shall comply with good oil and gas industry practice, if failure to comply in either case could reasonably be expected to materially impair its ability to perform its obligations under the Transaction Documents to which it is a party or if failure to comply in either case could reasonably be expected to have a Material Adverse Effect.

22.2.2	The Borrower shall only engage drilling service providers which have obtained all material Authorisations required for them to carry out their obligations under any drilling service contract with the Borrower under applicable law and shall, within ten Business Days, terminate the engagement of any drilling service provider which, to the knowledge of the Borrower, has not obtained all such material Authorisations.
22.3	Financial Indebtedness

The Borrower shall not incur or allow to remain outstanding any Financial Indebtedness other than Permitted Financial Indebtedness.

22.4	Capital Expenditure

The Borrower shall not incur any Capital Expenditure, save for that which (a) has been taken into account as a Permitted Payment in the most recent Financial Projection (or exceeds such Permitted Payment by less than 10% in aggregate for such period) or (b) is to be funded from the proceeds of a Loan and has been approved by the Technical Bank or (c) is to be funded from amounts which have been transferred from the Offshore Collection Account to the Distribution Account in accordance with Schedule 8 (The Accounts) or from Equity.

22.5	Negative pledge
22.5.1	The Borrower shall not create or permit to subsist any Security over any of its assets.

22.5.2	The Borrower shall not:
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

22.5.3	Sub-clauses 22.5.1 and 22.5.2 above do not apply to:
(a)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(b)	any other lien arising by operation of law and in the ordinary course of business

(c)	any Security referred to in Schedule 6 (Existing Security) which is discharged in full as soon as reasonably practicable after the first Utilisation Date and in any event by the date falling 30 days thereafter;

(d)	any Security entered into pursuant to any Finance Document; and

(e)	any Security over the SPBD-ZR Loan Account entered into by the Borrower in favour of SPDB as Security for ZR’s obligations under the SPDB-ZR Loan.
22.6	Disposals
22.6.1	Save as provided in this Clause 22.6 (Disposals) the Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset without the written consent of Security Trustee.

22.6.2	Sub-clause 22.6.1 above does not apply to any sale, lease, transfer or other disposal:
(a)	of the Borrower’s share of production from any Borrowing Base Asset;

(b)	of assets in exchange for other assets comparable as to type, value and quality in the ordinary course of business of the Borrower;

(c)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Borrower, other than any permitted under paragraph (a) above) does not exceed $750,000 (or its equivalent in another currency or currencies) in any financial year; or

(d)	where the Agent (acting on the instructions of the Majority Lenders) has consented in writing to such sale, lease, transfer or other disposal.
22.7	Merger

The Borrower shall not enter into any amalgamation, demerger or merger.

22.8	Change of business

The Borrower shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

22.9	Environmental Compliance

The Borrower shall comply in all material respects with all Environmental Law and the Environmental Management Plan and obtain and maintain any Environmental Permits where failure to do so would reasonably be expected to have a Material Adverse Effect.

22.10	Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same, if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against it, where the claim, if determined against it, would reasonably be expected to have a Material Adverse Effect.

22.11	Loans

The Borrower shall not make or allow to remain outstanding any loans (other than Permitted Loans) nor shall it grant any credit (save in the ordinary and usual course of business) to or for the benefit of any person.

22.12	Hedging
22.12.1	The Borrower shall comply with the requirements of Schedule 10 (Hedging).

22.12.2	Save in accordance with Schedule 10 (Hedging) the Borrower shall not enter into any Hedging Transaction without the prior consent of the Agent.

22.13	Taxation

The Borrower shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

22.14	Restricted Payments
22.14.1	Except with the funds standing to the credit of the Distribution Account, the Borrower shall not:
(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay any management, advisory or other fee or commission to or to the order of its shareholders;

(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;

(e)	redeem, purchase or defease any Financial Indebtedness owed to its shareholders;

(f)	repay, prepay or pay interest, fees or other amounts in relation to any Subordinated Indebtedness save as permitted under the terms of a Subordination Agreement;

(g)	make any investment in, or pay any fee or make any advance or other kind of payment to, its shareholders; or

(h)	make any payment of the whole or any part of the Put Price,
provided that the Borrower shall be entitled to perform its obligations under and to make payments required to be made by it or permitted under the Finance Documents.

22.14.2	In addition to and without prejudice to any other restrictions on such payments contained in this Agreement, the Borrower shall not knowingly make any payments to, or receive any payments from, any person having a direct or indirect legal or beneficial interest in five per cent, or more of the Borrower’s issued share capital or any class thereof, or any Affiliate of any such person, unless the Agent (acting reasonably) has confirmed that all necessary ‘know you customer’ and similar checks have been carried out in relation to such person under applicable law or regulation.

22.15	Syndication

The Borrower shall provide reasonable assistance to the Arranger in the primary syndication of the Facility (including, without limitation, by making senior management available for the purpose of making presentations to, or meeting, potential lending institutions and providing all information necessary for the preparation of any information memorandum or similar document in connection with such syndication) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

22.16	The Accounts

The Accounts shall be maintained and operated in accordance with Schedule 8 (The Accounts).

22.17	Borrowing Base Assets

The Borrower shall not (a) permanently abandon or (b) take any action in relation to any change in operator of any Borrowing Base Asset, except in each case with the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld).

22.18	Insurances
22.18.1	The Borrower shall effect and maintain or cause to be effected and maintained from the date of this Agreement to the Repayment Date:
(a)	all such insurance over its assets and undertaking (i) as would be maintained as a matter of good oil and gas industry practice (“good industry practice”) and by an operator with a similar business to the Borrower in the relevant jurisdiction, and (ii) as may be required to be maintained by it by any applicable law or by the terms of any of the Project Documents to which the Borrower is, at any time, a party; and

(b)	insurances relating to the Borrowing Base Assets covering property damage, operator’s extra expenses (including control of well, limited redrilling, seepage and pollution, clean-up and contamination), business interruption and third party liability, in accordance with and as more fully described in Part I of Schedule 14 (Insurances) as varied from time to time in accordance with Clauses 22.18.3 and 22.18.6 (the “Material Insurances”).
22.18.2	The Borrower shall procure that all Material Insurances shall be placed and maintained with reputable Chinese insurers and that 70% of such insurance shall be reinsured offshore with reinsurers which, at each inception or renewal of the relevant Material Insurances:
(a)	are rated at least A- by Standard & Poor’s or an equivalent rating by A.M. Best or any other rating agency approved from time to time by the Agent (such approval not to be unreasonably withheld or delayed) (and, if such reinsurer has an equivalent rating from two or more such rating agencies, all such ratings must be A- or equivalent); or
(b)	are otherwise approved in writing by the Agent (acting reasonably and after consultation with the Insurance Adviser) prior to the relevant inception or renewal.
22.18.3	With respect to the Material Insurances effected by it pursuant to Clause 22.18.1(b), the Borrower shall maintain those endorsements listed in Part II of Schedule 14 (Insurance) to the extent that such provisions are normally maintained from time to time as a matter of good industry practice provided that the Borrower will notify the Agent 45 days prior to the replacement or renewal of any Material Insurances if it believes that any of the endorsements listed in Part II of Schedule 14 (Insurance) are not maintained as a matter of good industry practice.

22.18.4	If any Adverse Variation is proposed to be made to the terms of any Material Insurance, the Borrower shall promptly after becoming aware of the same, give written notice thereof to the Agent. No Adverse Variation to any Material Insurance shall be effected or agreed by the Borrower unless the Agent (acting reasonably in consultation with the Insurance Adviser) notifies the Borrower in writing that such Adverse Variation is either not material to the Finance Parties or is otherwise acceptable. The Agent will not unreasonably withhold or delay such notification.

22.18.5	The Borrower shall procure that the Security Trustee receives a broker’s letter of undertaking from any insurance broker acting on its behalf in relation to any placement or renewal of the Material Insurances, substantially in the agreed form or otherwise acceptable to the Agent (acting reasonably in consultation with the Insurance Adviser).

22.18.6	If at any time the Insurance Adviser confirms that any Material Insurance on the terms complying with Schedule 14 (Insurance) is not available in the PRC or international insurance or reinsurance market or is subject to premiums or endorsements which are not reasonable or such insurance or reinsurance is not available on reasonable commercial terms, the Borrower will (notwithstanding any provision to the contrary under the Finance Documents) not be required to maintain such Material Insurances until such time as the Insurance Adviser confirms that such Material Insurances have become available on reasonable commercial terms (including without limitation cost).

22.18.7	The Borrower shall take all reasonable action to comply or procure compliance at all times with the terms and conditions of all Material Insurances, and use reasonable efforts to procure that nothing is at any time done, or suffered to be done, whereby any Material Insurance may be impaired, suspended or rendered void or voidable in whole or in part, or any claim becomes uncollectable in full or in part, including, without limitation complying with all of the requirements imposed on it under the Material Insurances.

22.18.8	Subject to paragraphs 22.18.9 and 22.18.10 below, the Borrower shall have the sole conduct of claims under the Material Insurances arising out of any loss but shall keep the Agent informed at regular intervals (and in any event at least once every six months while any such claim is continuing) of the progress of such claim and the application of any resulting insurance proceeds. That information shall identify for each claim under each Material Insurance the type of claim, the amount of the claim, the current status of that claim and such further information relating to that claim as the Agent may reasonably request.

22.18.9	The Borrower shall promptly supply to the Agent details of any claim made under any Material Insurance for an amount which is, net of the applicable deductible, in excess of $1,000,000 (or its equivalent in other currencies) per occurrence or where the amount of the claim, net of the applicable deductible, when aggregated with all other amounts claimed under any Material Insurances during the period of twelve months ending on the date of such claim, exceeds $3,000,000 (or its equivalent in other currencies).

22.18.10	The Borrower shall not negotiate, compromise or settle any claim for either:
(a)	less than 75% of the full amount of the relevant claim; or

(b)	more than $500,000 less than the full amount of the relevant claim,

without the written consent of the Majority Lenders (with such consent not to be unreasonably withheld or delayed).
22.19	Project Documents
22.19.1	The Borrower shall:
(a)	comply in all material respects with its obligations under each Project Document to which it is a party;

(b)	without prejudice to its ability to take emergency action in order to preserve rights which would otherwise be lost, maintain and exercise its rights under each Project Document to which it is a party having regard to the interests of the Lenders under the Finance Documents;

(c)	promptly take all steps to avoid, remedy and/or mitigate any breaches under any Project Document to which it is a party caused by it or for which it is responsible;

(d)	not amend, modify or waive any provision of, or terminate, any Project Document to which it is a party, without the consent of the Agent (such consent not to be unreasonably withheld),

in each case to the extent that any failure to comply with any of sub-paragraph (a) to and including (d) has or could reasonably be expected to have a Material Adverse Effect.

22.19.2	The Borrower shall not enter into any agreement with its shareholders or any of its Affiliates in a way which could be reasonably expected materially and adversely to affect the interests of the Lenders under the Finance Documents.
22.20	Access

The Borrower shall, upon reasonable notice (except where a Default has occurred and is continuing, when no notice need be given):
22.20.1	permit each Finance Party to examine (and copy all or extracts from) its books, accounts, records and other documentation and/or data relating to its business and/or assets; and

22.20.2	permit the Independent Engineer such access, to and to examine, its books, accounts, records and other documentation and/or assets as may be necessary to enable the preparation of Lenders’ Technical Reports by the Independent Engineer,

provided that in each case:
(a)	(subject to Clause 22.28 (Confidentiality)) the above requirements shall not require the Borrower to breach any applicable laws or confidentiality requirements binding on it;

(b)	any such visit and/or examination is in normal business hours and is subject to the normal health, safety and security requirements of the Borrower applicable at the relevant time;

(c)	any such visit and/or examination shall not interfere with or interrupt the operation of the Borrowing Base Assets; and

(d)	no more than four representatives of the Finance Parties and/or the Independent Engineer shall be present at the relevant place of business of the Borrower at any time.
22.21	Unlawful conduct

The Borrower shall not engage, directly or indirectly, in conduct which is corrupt or unlawful under applicable law, including promising or giving any person any undue pecuniary or other reward for the purpose of obtaining or retaining business or any improper advantage.

22.22	Confidentiality

The Borrower shall, at the request of the Agent, promptly use reasonable endeavours to obtain a release from all obligations of confidence that apply in respect of any document, arrangement or information that the Finance Parties may have requested in accordance with the Finance Documents.

22.23	Payment Instructions
22.23.1	The Borrower shall, by 31 December 2009, deliver to PetroChina Payment Instructions in relation to all payments under the Miao 3 PSC and the Moliqing PSC.

22.23.2	The Borrower shall not, without the prior written consent of the Agent, revoke, terminate or amend the Payment Instructions.
22.24	[Intentionally blank]

22.25	SPA
22.25.1	The Borrower shall make all payments required to be made by it pursuant to the SPA in accordance with, and at the times specified in, the SPA.

22.25.2	The Borrower shall, for a period commencing on the date of this Agreement and ending on 31 January 2008, use reasonable efforts to procure that a Termination Agreement is signed and becomes effective by 31 January 2008.
22.26	Conditions Subsequent

The Borrower shall ensure that each of the Conditions Subsequent is satisfied in accordance with its terms.

22.27	Acquisitions
22.27.1	Save as otherwise provided under the Finance Documents, the Borrower shall not, without the prior written consent of the Majority Lenders:
(a)	acquire a company or any shares or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company.
22.27.2	Clause 22.27.1 does not apply to any acquisition by the Borrower of shares in MIH in connection with the exercise by any person entitled thereto of the Put Right.
22.28	Environmental Management Plan

The Borrower shall no later than the date falling three Months after delivery of a request by the Agent, deliver to the Agent (and, at the request of the Agent, in sufficient copies for each of the Finance Parties), an Environmental Management Plan.

22.29	Amounts credited to the SPDB-ZR Loan Account

The Borrower shall ensure that not more than $10,500,000 in aggregate (or its equivalent in RMB at the time of deposit) is credited to the SPDB-ZR Loan Account.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 (Events of Default) is an Event of Default.

23.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
23.1.1	its failure to pay is caused by administrative or technical error; and

23.1.2	payment is made within three Business Days of its due date.
23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations
23.3.1	The Borrower does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 23.1 (Nonpayment) and Clause 23.2 (Financial covenants)).

23.3.2	Any Obligor (other than the Borrower) does not comply with any provision of the Finance Documents to which it is a party.

23.3.3	No Event of Default under Clause 23.3.2 above will occur with respect to a breach of Clause 20 (Information Undertakings), Clauses 22.1 (Authorisations), 22.2 (Compliance with laws), 22.9 (Environmental Compliance), 22.13 (Taxation), 22.18 (Insurances), paragraphs (b) and (c) of Clause 22.19 (Project Documents), or Clauses 22.20 (Access) and 22.22 (Confidentiality) if the failure to comply is capable of remedy and is remedied within ten Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

23.3.4	No Event of Default under Clause 23.3.2 above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.
23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default
23.5.1	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

23.5.2	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity or is placed on demand, in either case as a result of an event of default (however described).

23.5.3	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

23.5.4	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity or to place it on demand or to cancel or suspend any commitment for any such Financial Indebtedness as a result of an event of default (however described).

23.5.5	No Event of Default will occur under this Clause 23.5 (Cross default):
(a)	if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within 23.5.1 to 23.5.4 above is less than $5,000,000 in aggregate (or its equivalent in any other currency or currencies); or

(b)	as a result of a failure to pay when due any Existing Trade Credit.
23.6	Insolvency

Any of the following occurs in respect of an Obligor:
23.6.1	it is unable to pay its debts as they fall due or is insolvent;

23.6.2	it admits its inability to pay its debts as they fall due;

23.6.3	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

23.6.4	it suspends making payments on any of its debts or announces an intention to do so;

23.6.5	by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

23.6.6	a moratorium is declared in respect of any of its indebtedness.
23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
23.7.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

23.7.2	a composition, compromise, assignment or arrangement with any creditor of an Obligor;

23.7.3	the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor to which the Majority Lenders have consented), receiver, administrative receiver, administrator, compulsory manager or other similar officer (in each case, whether out of court or otherwise) in respect of the Borrower or any of its assets; or

23.7.4	enforcement of any Security over any asset of an Obligor,
or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditors’ process

Any attachment, sequestration, distress or execution affects any asset or assets of the Borrower having an aggregate value of not less than $200,000 and is not discharged within fifteen Business Days.

23.9	Cessation of business

The Borrower ceases, or threatens to cease, to carry on all or substantially all of its business.

23.10	Ownership of the Borrower
23.10.1	At any time prior to Share Exchange Closing, Far East ceases to own (legally and beneficially) at least sixty seven per cent (67%) of the issued share capital of the Borrower.

23.10.2	At any time from and after Share Exchange Closing:
(a)	(prior to the discharge of the Second MIH Share Charge pursuant to Clause 29.3.3) Far East ceases to own (legally and beneficially) at least eighty three per cent (83%) of the issued share capital of MIH; or

(b)	(on and from the discharge of the Second MIH Share Charge pursuant to Clause 29.3.3) Far East ceases to own (legally and beneficially) at least sixty seven per cent (67%) of the issued share capital of MIH; or

(c)	(prior to the discharge of the Second MIH Share Charge pursuant to Clause 29.3.3) MIH ceases to own (legally and beneficially) at least eighty three per cent (83%) of the issued share capital of the Borrower; or

(d)	(on and from the discharge of the Second MIH Share Charge pursuant to Clause 29.3.3) MIH ceases to own (legally and beneficially) at least sixty seven per cent (67%) of the issued share capital of the Borrower.
23.11	Unlawfulness and invalidity
23.11.1	It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents to which it is a party or any Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.
23.11.2	Any obligation or obligations of an Obligor under any Transaction Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

23.11.3	Any Transaction Document ceases to be in full force and effect (other than as a result of it lapsing following due performance by the parties of their obligations thereunder) or any Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.
23.12	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document, any party to a PSC repudiates it or evidences an intention to repudiate it or PetroChina repudiates a Payment Instruction or evidences an intention to repudiate a Payment Instruction.

23.13	Qualification of Accounts

The audited accounts of the Borrower delivered pursuant to Clause 20.1.1 (Financial statements) are qualified by the auditors in any respect which has or could reasonably be expected to have a Material Adverse Effect.

23.14	Expropriation

The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or all or a material part of its assets.

23.15	Borrowing Base Assets

All or any part of a Borrowing Base Asset is impaired, abandoned or nationalised, or production from a Borrowing Base Asset is interrupted or impaired, in each case to an extent that the Majority Lenders believe could reasonably be expected to have a Material Adverse Effect.

23.16	Management and key personnel

Any change to the persons carrying out the roles of Chairman or CEO of the Borrower occurs without the prior written consent of the Agent (acting on the instructions of the Majority Lenders.

23.17	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other official investigation, proceeding or dispute is commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against the Borrower or its assets which has or is reasonably likely to have a Material Adverse Effect.

23.18	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe could be expected to have a Material Adverse Effect.

23.19	Security

Any Security Document does not or ceases to provide the Finance Parties the Security intended to be created thereby, or any part of the Security created pursuant to any Security Document lapses, becomes impaired, does not or ceases to have first priority, is or becomes subject to any pari passu or prior ranking Security, ceases to be in full force and effect in accordance with its terms or ceases to constitute, to the extent provided in the Security Documents, valid and perfected Security over the Charged Property provided that no Event of Default shall occur under this Clause 23.19 if the circumstances referred to above are capable of remedy and the Security Document in question is replaced in a manner satisfactory to the Majority Lenders (acting reasonably) by the date falling 30 days after such circumstances first occurred.

23.20	Payment Instructions

At any time after the date falling 60 days after a Payment Instruction has been delivered to it, PetroChina does not or is or becomes unable to make any payment in accordance with the terms of such Payment Instruction provided that no Event of Default shall occur under this Clause if (i) PetroChina fails to pay any amount due and payable by it in accordance with the relevant Payment Instruction and the amount owing but not paid is subsequently paid in full within 30 days or (ii) such circumstances are (if capable of remedy) otherwise remedied in a manner satisfactory to the Majority Lenders (acting reasonably) by the date falling 30 days after such circumstances first occurred.

23.21	Repayment of Interim Loan

The Interim Loan is not repaid in full by 30 June 2009.

23.22	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed in accordance with Clause 34 (Entitlement to Enforce), by notice to the Borrower:
23.22.1	cancel all or any part of the Commitments whereupon they shall immediately be cancelled;

23.22.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

23.22.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

23.22.4	require the Security Trustee to take action to enforce all or any part of the Security under the Security Documents, whereupon any such action shall be taken; and/or

23.22.5	exercise all other rights under any Finance Document and/or all other remedies available at law.
23.23	Make-whole

If, pursuant to Clause 23.22 (Acceleration), the Borrower is required to repay the whole or any part of the Loans before the date falling 24 Months after the date of this Agreement, it shall, at the same time that it makes such repayment, pay to the Agent, for the account of the Lenders, a fee in dollars equal to zero point five (0.5%) of the amount repaid.

SECTION 9
CHANGES TO PARTIES
24.	CHANGES TO THE LENDERS
24.1	Assignments and transfers by the Lenders

Subject to this Clause 24 (Changes to the Lenders), a Lender (the “Existing Lender”) may:
24.1.1	assign any of its rights; or

24.1.2	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer
24.2.1	The consent of the Borrower or any other person is not required for an assignment of any of its rights or transfer by novation of any of its rights and obligations by a Lender.

24.2.2	An assignment will only be effective on execution by the Agent and the Security Trustee of an Accession Undertaking delivered by the New Lender and performance by the Agent and the Security Trustee of all “know your customer” or other checks relating to any person that it requires to carry out in relation to such assignment to a New Lender, the completion of which the Agent and the Security Trustee shall promptly notify to the Existing Lender and the New Lender.

24.2.3	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

24.2.4	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender and any new Hedge Counterparty shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $1,000.
24.4	Limitation of responsibility of Existing Lenders
24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Borrower;

(c)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
24.4.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24 (Changes to the Lenders); or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
24.5	Procedure for transfer
24.5.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause 24.5.2 below when the Agent executes an otherwise duly completed Transfer Certificate delivered by the Existing Lender and the New Lender and the Agent and the Security Trustee execute an otherwise duly completed Accession Undertaking delivered by the new Lender. The Agent (and, in the case of an Accession Undertaking, the Security Trustee) shall as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate and a duly completed Accession Undertaking appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement (and after performance of all “know your customer” or other checks relating to any person that it requires to carry out in relation to such transfer to a New Lender) execute that Transfer Certificate and Accession Undertaking. Each Party (other than the Existing Lender, the New Lender (and, in the case of an Accession Undertaking, the Security Trustee)) irrevocably authorises the Agent to execute any such Transfer Certificate and Accession Undertaking on its behalf.

24.5.2	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(c)	the Agent, the Arranger, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.
24.7	Disclosure of information

Any Creditor may disclose to any of its Affiliates, any other Finance Party and any other person:
24.7.1	to (or through) whom that Creditor assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

24.7.2	with (or through) whom that Creditor enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

24.7.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Borrower and the Finance Documents as that Creditor shall consider appropriate if, in relation to sub-clauses 24.7.1 and 24.7.2 above, the person to whom the information is to be given has entered into a confidentiality undertaking.

25.	CHANGES TO THE HEDGE COUNTERPARTIES

A Hedge Counterparty may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of the Hedge Agreements to which it is a party to another Hedge Counterparty if the conditions set out in Clause 33.1 (Identity of Hedge Counterparties) have been satisfied and the Agent and the Security Trustee have executed an otherwise duly completed Accession Undertaking delivered by the relevant assignee or transferee.

26.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer or otherwise dispose of any of its rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES
27.	THE AGENT, THE ARRANGER AND THE TECHNICAL BANK
27.1	Appointment of the Agent
27.1.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

27.1.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
27.2	Duties of the Agent
27.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

27.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

27.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

27.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

27.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
27.3	Role of the Technical Bank

Each other Finance Party appoints the Technical Bank to act as technical bank under this Agreement. Except for its obligations specifically set out in this Agreement, the Technical Bank has no obligations of any kind to any Party under or in connection with any Finance Document.

27.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties
27.5.1	Nothing in this Agreement constitutes the Agent, the Technical Bank or the Arranger as a trustee or fiduciary of any other person.

27.5.2	Neither the Agent, the Technical Bank nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
27.6	Business with the Borrower

The Agent, the Technical Bank and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower without consent from any Party.

27.7	Rights and discretions of the Agent, the Arranger and the Technical Bank
27.7.1	The Agent and the Technical Bank may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
27.7.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment)); and

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
27.7.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

27.7.4	The Agent and the Technical Bank may act in relation to the Finance Documents through their respective personnel and agents.

27.7.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

27.7.6	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Technical Bank nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
27.8	Majority Lenders’ instructions
27.8.1	Unless a contrary indication appears in a Finance Document, and subject in particular to Clauses 34 (Entitlement to Enforce) and 47 (Amendments and Waivers), the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the

Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

27.8.2	Unless a contrary indication appears in a Finance Document, and subject in particular to Clauses 34 (Entitlement to Enforce) and 47 (Amendments and Waivers), any instructions given by the Majority Lenders will be binding on all the Finance Parties.

27.8.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

27.8.4	In the absence of instructions from the Majority Lenders, the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

27.8.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
27.9	Responsibility for documentation

None of the Agent, the Technical Bank and the Arranger:
27.9.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Technical Bank, the Arranger, the Borrower or any other person given in or in connection with any Finance Document; or

27.9.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
27.10	Exclusion of liability
27.10.1	Without limiting sub-clause 27.10.2 below, neither the Agent nor the Technical Bank will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

27.10.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

27.10.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
27.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).
27.12	Resignation of the Agent and the Technical Bank
27.12.1	Each of the Agent and the Technical Bank may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

27.12.2	Alternatively each of the Agent and the Technical Bank may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or Technical Bank (as the case may be).

27.12.3	If the Majority Lenders have not appointed a successor Agent or Technical Bank in accordance with sub-clause 27.12.2 above within thirty days after notice of resignation was given, the Agent or the Technical Bank (after consultation with the Borrower) may appoint a successor Agent or Technical Bank.

27.12.4	The retiring Agent or Technical Bank shall, at its own cost, make available to the successor Agent or Technical Bank such documents and records and provide such assistance as the successor Agent or Technical Bank may reasonably request for the purposes of performing its functions as Agent or Technical Bank under the Finance Documents.

27.12.5	The Agent’s or the Technical Bank’s resignation notice shall only take effect upon the appointment of a successor.

27.12.6	The appointment of a successor shall only take effect on the date on which an otherwise duly completed Accession Undertaking delivered by the successor Agent or Technical Bank is executed by the retiring Agent or Technical Bank (as the case may be) and the Security Trustee.

27.12.7	Upon the appointment of a successor, the retiring Agent or Technical Bank shall be discharged from any further obligation in respect of the Finance

Documents but shall remain entitled to the benefit of this Clause 27 (Role of the Agent, the Arranger and the Technical Bank). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
27.13	Confidentiality
27.13.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

27.13.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
27.14	Relationship with the Lenders
27.14.1	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
27.15	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:
27.15.1	the financial condition, status and nature of the Borrower;

27.15.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

27.15.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

27.15.4	the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.17	Instructions to Security Trustee

The Agent shall inform the Security Trustee promptly upon the Secured Obligations being discharged in full and the Borrower having no further actual or contingent obligation under the Finance Documents.
28.	THE OFFSHORE ACCOUNT BANK

28.1	No Agency

It is hereby agreed that the Offshore Account Bank shall be responsible for performing the functions of an account bank expressly mentioned herein and the Offshore Account Bank shall not, nor shall it be construed to be, the agent or trustee of any Finance Party.

28.2	Rights of the Offshore Account Bank

The Offshore Account Bank may:
28.2.1	engage and pay for the advice and services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

28.2.2	rely as to any matters of fact which might reasonably be expected to be within the knowledge of any other party to any Finance Document upon a certificate signed by or on behalf of such party;

28.2.3	rely upon any communication or document believed by it to be genuine; and

28.2.4	assume that no Default or Event of Default has occurred and that no other party to any Finance Document is in breach of or default under its obligations thereunder, unless it has actual knowledge or actual notice to the contrary.
28.3	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied herein, the Offshore Account Bank shall not:
28.3.1	be bound to enquire as to the occurrence or otherwise of any Default or Event of Default or the performance by any other party to any of the Finance Documents of its obligations thereunder;

28.3.2	be bound to exercise any right, power or discretion vested in the Offshore Account Bank under this Agreement unless so instructed by the Agent;

28.3.3	be bound to account to any other party hereto for any sum or the profit element of any sum received by it for its own account;

28.3.4	be bound to disclose to any other person any information relating to any other person;

28.3.5	be under any fiduciary duty towards any other party hereto or under any obligations other than those for which express provision is made in the Finance Documents; and

28.3.6	be liable under this Agreement or any other Finance Document, to any person for any delay or failure to act:
(a)	during any period as a result of time differences or communication difficulties, other than by reason of its gross negligence or wilful misconduct; or

(b)	where such failure is the result of any act or omission on the part of any other person.
28.4	Indemnification of the Offshore Account Bank

Save and to the extent that the same are recovered from the Borrower, each Lender shall, from time to time within three Business Days of demand by the Agent, indemnify the Offshore Account Bank, in proportion to its share of the Total Commitments at the time of such demand against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Offshore Account Bank may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as an account bank under the Finance Documents or otherwise in the performance of its obligations thereunder.
28.5	Exclusion of the Offshore Account Bank’s Liability

The Offshore Account Bank does not accept any responsibility for the accuracy and/or completeness of any information supplied in connection with any Finance Document or for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and shall not be under any liability as a result of taking or omitting to take any action in relation to the Offshore Accounts, save in the case of gross negligence or wilful misconduct.
28.6	No Actions by the Offshore Account Bank

Each of the other Parties agrees that it will not assert or seek to assert against any director, officer or employee of the Offshore Account Bank any claim it might have against the Offshore Account Bank in respect of the matters referred to in Clause 28.5 (Exclusion of the Offshore Account Bank’s Liability).
28.7	Business of the Offshore Account Bank

The Offshore Account Bank may accept deposits from, lend money to and generally engage in any kind of lending or other business with any party to any Finance Document.

28.8	Cessation by the Offshore Account Bank

The Offshore Account Bank may at any time (without assigning any reason therefor) notify the Agent and the Borrower in writing that it wishes to cease to be the Offshore Account Bank hereunder and, upon receipt of such notice, the Agent may, following consultation with the Borrower, nominate another Lender as a successor to the Offshore Account Bank.

28.9	Substitution of the Offshore Account Bank

Either:
28.9.1	the Agent may and, if so instructed by the Majority Lenders, shall upon reasonable grounds and with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed); or

28.9.2	the Borrower may upon reasonable grounds and with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed), remove the Offshore Account Bank from its appointment hereunder at any time by giving not less than fifteen days’ prior written notice to that effect to the Offshore Account Bank, provided that:
(a)	the removal of the Offshore Account Bank shall not be effective until a successor is appointed in accordance with Clause 28.10 (Successor Offshore Account Bank); and

(b)	such successor Offshore Account Bank shall be a Lender.
28.10	Successor Offshore Account Bank
If a successor to the Offshore Account Bank is nominated under the provisions of Clause 28.8 (Cessation by the Offshore Account Bank) or Clause 28.9 (Substitution of the Offshore Account Bank):
28.10.1	the successor Offshore Account Bank shall accede to this Agreement on the date on which an otherwise duly completed Accession Undertaking delivered by the successor Offshore Account Bank is executed by the Agent and the Security Trustee;

28.10.2	the Offshore Account Bank shall (upon transfer to the successor Offshore Account Bank of the balance on the Offshore Accounts maintained with it, the establishment by the successor of new Offshore Accounts for the purposes of this Agreement and the perfection of the Security under the Charge over Accounts in relation to such new Offshore Accounts, in each case to the satisfaction of the Security Trustee) cease to have any obligation hereunder in such capacity in relation to the Offshore Accounts (but without prejudice to any accrued liabilities under this Agreement) but shall remain entitled to the benefit of the provisions of this Clause 28.10 (Successor Offshore Account Bank); and

28.10.3	the successor to the Offshore Account Bank and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor to the Offshore Account Bank has been an original party hereto.
29.	THE SECURITY TRUSTEE
29.1	Trust
29.1.1	The Security Trustee declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

29.1.2	Each of the parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).
29.2	No independent power
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Trustee.
29.3	Releases
29.3.1	[Intentionally blank]

29.3.2	Upon any disposal of any of the Charged Property:
(a)	pursuant to the enforcement of the Transaction Security by a Receiver or Delegate or the Security Trustee; or

(b)	if that disposal is permitted under the Finance Documents,
the Security Trustee shall (at the cost of the Borrower), on direction by the Agent release that property from the Transaction Security.

29.3.3	If the Security Trustee is instructed by the Agent that the Agent is satisfied that:
(a)	the ZR Loan has been repaid or prepaid such that the outstanding amount of the ZR Loan is at least $50,000,000 less than it was at the date of this Agreement; or

(b)	the Borrower has received at least $50,000,000 in subscription monies from third parties in connection with any issuance and allotment of shares in the Borrower to such third parties; or

(c)	the amount of any repayment or prepayment referred to in paragraph (a), when aggregated with the amount of any subscription monies referred to in paragraph (b) received by the Borrower, is at least $50,000,000, the Security Trustee shall release, without recourse or warranty, the Security constituted by the Second MIH Share Charge and the rights of the Security Trustee under the Second MIH Share Charge.
29.4	Security Trustee’s instructions

The Security Trustee shall:
29.4.1	unless a contrary indication appears in this Agreement, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that those instructions or directions have not been revoked;

29.4.2	be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Trustee may refrain from acting unless and until those instructions or clarification are received by it; and

29.4.3	be entitled to carry out all dealings with the Secured Parties through their Agent and may give to the Agent any notice or other communication required to be given by the Security Trustee to the Secured Parties.
29.5	Security Trustee’s actions

Subject to the provisions of Clause 29.4 (Security Trustee’s Instructions):
29.5.1	the Security Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

29.5.2	at any time after receipt by the Security Trustee of notice from the Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Trustee may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.
29.6	Security Trustee’s discretions

The Security Trustee may:
29.6.1	assume (unless it has received actual notice to the contrary from the Agent in its capacity as trustee for the Secured Parties or has, if it is also the Agent, become aware in its capacity as Agent) that (i) no Default has occurred and the Borrower is not in breach of or defaulting under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested by any Finance Document in any person has not been exercised;

29.6.2	if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

29.6.3	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Trustee or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

29.6.4	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party, any Lender or the Borrower, upon a certificate signed by or on behalf of that person; and

29.6.5	refrain from acting in accordance with the instructions of the Agent (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing any action or proceedings.
29.7	Security Trustee’s obligations

The Security Trustee shall promptly inform the Agent of:
29.7.1	the contents of any notice or document received by it in its capacity as Security Trustee from the Borrower under any Finance Document; and

29.7.2	the occurrence of any Default or any default by the Borrower in the due performance of or compliance with its obligations under any Finance Document of which the Security Trustee has received notice from any other party to this Agreement.
29.8	Excluded obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Trustee shall not:
29.8.1	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by the Borrower of its obligations under any of the Finance Documents;

29.8.2	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

29.8.3	be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

29.8.4	be under any obligations other than those which are specifically provided for in the Finance Documents; or

29.8.5	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, the Borrower.
29.9	Exclusion of Security Trustee’s liability

The Security Trustee shall not accept responsibility or be liable for:
29.9.1	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Trustee or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

29.9.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security;

29.9.3	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Agent or otherwise unless directly caused by it gross negligence or wilful misconduct;

29.9.4	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with the Finance Documents or the Transaction Security; or

29.9.5	any shortfall which arises on the enforcement of the Transaction Security.
29.10	No proceedings

No Party (other than the Security Trustee) may take any proceedings against any officer, employee or agent of the Security Trustee in respect of any claim it might have against the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Trustee may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

29.11	Own responsibility

Without affecting the responsibility of the Borrower for information supplied by or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
29.11.1	the financial condition, status and nature of the Borrower;

29.11.2	the legality, validity, effectiveness, adequacy and enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

29.11.3	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

29.11.4	the adequacy, accuracy and/or completeness of any information provided by the Security Trustee or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

29.11.5	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Trustee that it has not relied on and will not at any time rely on the Security Trustee in respect of any of these matters.

29.12	No responsibility to perfect Transaction Security

The Security Trustee shall not be liable for any failure to:
29.12.1	require the deposit with it of any deed or document certifying, representing or constituting the title of the Borrower to any of the Charged Property;

29.12.2	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

29.12.3	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

29.12.4	take, or to require the Borrower to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

29.12.5	require any further assurances in relation to any of the Security Documents.
29.13	Insurance by Security Trustee
29.13.1	The Security Trustee shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

29.13.2	Where the Security Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Trustee shall have failed to do so within fourteen days after receipt of that request.
29.14	Custodians and nominees

The Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement.

29.15	Acceptance of title

The Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that the Borrower may have to any of the Charged Property and shall not be liable for or bound to require the Borrower to remedy any defect in its right or title.

29.16	Refrain from illegality

The Security Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Trustee may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

29.17	Business with the Borrower

The Security Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with the Borrower.

29.18	Winding up of trust

Without prejudice to Clause 29.3.3, if the Security Trustee, with the approval of the Agent, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Trustee under each of the Security Documents.

29.19	Perpetuity period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

29.20	Powers supplemental

The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Trustee by general law or otherwise.

29.21	Trustee division separate
29.21.1	In acting as trustee for the Secured Parties, the Security Trustee shall be regarded as acting through its agency or trustee division which shall be treated as a separate entity from any of its other divisions or departments;

29.21.2	If information is received by another division or department of the Security Trustee, it may be treated as confidential to that division or department and the Security Trustee shall not be deemed to have notice of it.
29.22	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

30.	CHANGE OF SECURITY TRUSTEE AND DELEGATION

30.1	Resignation of the Security Trustee
30.1.1	The Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the Agent.

30.1.2	Alternatively, the Security Trustee may resign by giving notice to the Agent in which case the Majority Lenders (in consultation with the Borrower) may appoint a successor Security Trustee.

30.1.3	If the Majority Lenders have not appointed a successor Security Trustee in accordance with sub-Clause 30.1.2 above within thirty days after the notice of resignation was given, the Security Trustee (after consultation with the Agent and the Borrower) may appoint a successor Security Trustee.

30.1.4	The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

30.1.5	The Security Trustee’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

30.1.6	Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 29 (The Security Trustee). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
30.2	Delegation
30.2.1	The Security Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

30.2.2	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Trustee may think fit in the interests of the Secured Parties.
30.3	Additional Security Trustees
30.3.1	The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Trustee shall give prior notice to the Agent of that appointment.

30.3.2	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

30.3.3	The remuneration that the Security Trustee may pay to that person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee unless such costs and expenses arise as a result of the wilful misconduct or gross negligence of that person.
31.	INDEMNITIES AND INFORMATION

31.1	Security Trustee’s additional remuneration
31.1.1	In the event of (i) the occurrence of a Default or (ii) the Security Trustee reasonably considering it necessary or expedient in connection with its role as such or the Transaction Security or (iii) the Security Trustee being requested by the Borrower or the Majority Lenders to undertake duties which the Security Trustee and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Trustee under the Finance Documents, the Borrower shall pay to the Security Trustee any additional remuneration (together with any applicable VAT) as may be agreed between them.

31.1.2	If the Security Trustee and the Borrower fail to agree upon the nature of those duties or upon any additional remuneration, that dispute shall be determined by the President of the Law Society of Hong Kong (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Borrower (the costs of that nomination and of the President of the Law Society of Hong Kong being payable by the Borrower) and the determination of the President of the Law Society of Hong Kong shall be final and binding upon the parties to this Agreement.
31.2	Indemnification of the Security Trustee

Each Creditor shall (in the proportion that the Liabilities due to it bears to the aggregate of the Liabilities due to all the Creditors for the time being (or, if the Liabilities of each of those Creditors is zero, immediately prior to their being reduced to zero)), indemnify the Security Trustee, within three business days of demand, against any cost, loss or liability incurred by the Security Trustee (otherwise than by reason of the Security Trustee’s gross negligence or wilful misconduct) in acting as Security Trustee under the Finance Documents (unless the Security Trustee has been reimbursed by the Borrower pursuant to a Finance Document or was not entitled to such reimbursement as a result of its own gross negligence or wilful misconduct) and the Borrower shall indemnify each Creditor against any payment made by it under this Clause.

31.3	Information and dealing

The Creditors shall provide to the Security Trustee from time to time (through the Agent) any information that the Security Trustee may reasonably specify as being necessary or desirable to enable the Security Trustee to perform its functions as trustee. Each Creditor shall deal with the Security Trustee exclusively through the Agent. The

Agent shall be under no obligation to act as agent or otherwise on behalf of any Hedge Counterparty except as specifically referred in, and for the purposes of, this Agreement.

SECTION 11
SECURITY AND PRIORITY
32.	SECURITY AND PRIORITY

32.1	Waiver of defences

Neither the provisions of this Agreement, nor the obligations of the Borrower hereunder, will be affected by an act, omission, matter or thing which, but for this Clause 32.1, would reduce, release or prejudice the subordination and priorities in this Agreement including:
32.1.1	any time, waiver or consent granted to, or composition with any person;

32.1.2	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of the Borrower;

32.1.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Transaction Security;

32.1.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

32.1.5	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

32.1.6	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security;

32.1.7	any intermediate payment or discharge of any of the Liabilities of the Creditors in whole or in part; or

32.1.8	any insolvency or similar proceedings affecting any person.
32.2	Priorities not affected

Except as otherwise provided in this Agreement the priorities referred to in this Clause 32 (Ranking and Priority) will:
32.2.1	not be affected by any reduction or increase in the principal amount secured by the Transaction Security in respect of the Liabilities of the Creditors or by any intermediate reduction or increase in, amendment or variation to any of the Finance Documents, or by any variation or satisfaction of, any of the Liabilities or any other circumstances;

32.2.2	apply regardless of the order in which or dates upon which the Finance Documents and this Agreement are executed or registered or notice of them is given to any person; and

32.2.3	secure the Liabilities of the Creditors in the order specified, regardless of the date upon which any of the Liabilities arise or of any fluctuations in the amount of any of the Liabilities outstanding.
33.	HEDGE COUNTERPARTIES: RIGHTS AND OBLIGATIONS

33.1	Identity of Hedge Counterparties

No person providing hedging facilities to the Borrower shall be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any of the liabilities arising in relation to those hedging facilities unless they are a party to this Agreement as a Hedge Counterparty. A Lender, or an Affiliate of a Lender, may become a Hedge Counterparty, and the Liabilities arising in respect of its hedging facilities shall be treated as Hedge Liabilities, with effect from the date on which an otherwise duly completed Accession Undertaking delivered by that Lender or Affiliate has been executed by the Agent and the Security Trustee. No other person may become a Hedge Counterparty without the consent of all the Lenders.

33.2	Security

The Hedge Counterparties may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from the Borrower in respect of the Hedge Liabilities other than the Transaction Security.

33.3	Amendments

The Hedge Counterparties may not amend the Hedge Agreements in accordance with their terms at any time unless either the prior consent of the Majority Lenders is obtained or if the amendment is an administrative, technical or procedural change only.

33.4	Termination of Hedging transactions

If:
(a)	following the occurrence of an Event of Default (and while the same is continuing) a settlement amount or other amount falls due from a Hedge Counterparty to the Borrower on termination of any hedging transaction under the Hedge Agreements; or

(b)	on termination of any hedging transaction under the Hedge Agreements occurring after the commencement of any Enforcement Action, a settlement amount or other amount falls due from the Borrower to a Hedge Counterparty, then that amount shall be paid directly to the Security Trustee, treated as the proceeds of enforcement of the Transaction Security and applied in accordance with the terms of this Agreement.

34.	ENTITLEMENT TO ENFORCE

34.1	Lenders: permitted enforcement

Nothing in this Agreement shall prevent the Lenders from taking Enforcement Action that they are otherwise entitled to take under applicable law and in accordance with the terms of the Finance Documents.

34.2	Hedge Counterparties: permitted enforcement

The Hedge Counterparties shall not take any Enforcement Action at any time except that they may terminate or close out any hedging transaction under any Hedge Agreement prior to its stated maturity (and shall notify the Agent if they do so) if permitted to do so by the terms of such Hedge Agreement and:
34.2.1	the Majority Lenders have accelerated their Liabilities or declared them prematurely due and payable; or

34.2.2	the Majority Lenders have cancelled the Commitments and are no longer making Loans available; or

34.2.3	the Borrower has defaulted on a payment due under the Hedge Agreements; or

34.2.4	an Illegality or Tax Event (each as defined in the 1992 ISDA Master Agreement) has occurred in respect of any Hedge Agreement; or

34.2.5	an Event of Default has occurred under Clause 23.1 (Non-payment) in respect of any Finance Document (other than a Hedge Agreement) or under Clause 23.3 (Other obligations); or

34.2.6	an Event of Default has occurred under Clause 23.6 (Insolvency) or 23.7 (Insolvency Proceedings); or

34.2.7	the consent of the Majority Lenders is obtained.
34.3	Hedge Counterparties: required enforcement

The Hedge Counterparties shall, if permitted to do so by the terms of such Hedge Agreement, promptly terminate or close out any hedging transaction under each Hedge Agreement prior to its stated maturity following a request by the Security Trustee if the Majority Lenders have accelerated their Liabilities or declared them prematurely due and payable in accordance with Clause 23.22 (Acceleration).

35.	EFFECT OF INSOLVENCY EVENT

35.1	Acceleration and claim

After the occurrence of an Insolvency Event in relation to the Borrower (and while the same is continuing), each Creditor may, to the extent it is entitled to do so under applicable law and in accordance with the terms of the Finance Documents or any Hedge Agreement, exercise any right it may have in respect of the Borrower to:

35.1.1	accelerate any of its Liabilities or declare them prematurely due and payable or payable on demand or prematurely close out or terminate any Hedge Liabilities;

35.1.2	make a demand under any guarantee, indemnity or other assurance against loss in respect of any Liabilities of the Borrower;

35.1.3	exercise any right of set off or take or receive any payment in respect of any Liabilities; or

35.1.4	claim and prove in the liquidation of the Borrower for the Liabilities owing to it.
35.2	Payment of distributions

After the occurrence of an Insolvency Event in relation to the Borrower, it is intended (as among the Creditors) that the person responsible for the distribution of the assets of the Borrower shall be directed to pay any distributions in respect of any of the Liabilities to the Security Trustee until the Liabilities of the Secured Parties have been paid in full, and each of the Creditors shall act in a manner consistent with such intention.

35.3	Insolvency Set-Off

To the extent that any of the Liabilities is discharged by way of set-off (mandatory or otherwise) after the occurrence of an Insolvency Event, any Creditor which benefited from that set-off shall pay an amount equal to the amount of its Liabilities discharged by that set-off to the Security Trustee for application in accordance with Clause 40 (Application of Proceeds).

35.4	Filing of claims

After the occurrence of an Insolvency Event in relation to the Borrower which is continuing, each of the Creditors irrevocably authorises the Security Trustee to:
35.4.1	take any Enforcement Action;

35.4.2	demand, sue, prove and give receipt for any or all of the Liabilities;

35.4.3	collect and receive all distributions on, or on account of, any or all of the Liabilities; and

35.4.4	file claims, take proceedings and do all other things the Security Trustee considers reasonably necessary to recover the Liabilities, in each case, to the extent it is entitled to do so under applicable law and in accordance with the terms of the Finance Documents or (in the case of a Hedge Counterparty) the relevant Hedge Agreement.

35.5	Creditors’ actions

The Creditors will do all things that the Security Trustee reasonably requests in order to give effect to this Clause 35 (Effect of Insolvency Event) and, if the Security Trustee

is not entitled to take any of the actions contemplated by this Clause 35 (Effect of Insolvency Event) or if the Security Trustee requests any Creditor to take that action, that Creditor will undertake those actions itself in accordance with the reasonable instructions of the Security Trustee or will grant a power of attorney to the Security Trustee (on such terms as the Security Trustee may reasonably require) to enable the Security Trustee to take such action.

36.	TURNOVER OF RECEIPTS

36.1	Turnover by the Creditors

Subject to Clause 36.2 (Permitted assurance and receipts) if at any time prior to the discharge in full of the Liabilities of the Creditors, any Creditor receives or recovers:
36.1.1	any payment or distribution of, or on account of or in relation to, any of the Liabilities which is not permitted by Clause 40 (Application of Proceeds);

36.1.2	any amount by way of set-off in respect of any of the Liabilities owed to them which does not give effect to a payment permitted by Clause 40 (Application of Proceeds);

36.1.3	the proceeds of any enforcement of any Transaction Security except in accordance with Clause 40 (Application of Proceeds); or

36.1.4	any distribution in cash or in kind made as a result of the occurrence of an Insolvency Event in respect of the Borrower, that Creditor will hold that amount on trust for the Security Trustee and promptly pay that amount to the Security Trustee or, if this trust cannot be given effect to or if in respect of any Creditor this trust has the effect of creating a proprietary or security interest over that amount registrable under the Companies Act 1985, that Creditor shall pay an amount equal to that receipt or recovery to the Security Trustee, in each case to be held on trust by the Security Trustee for application in accordance with the terms of this Agreement.

36.2	Permitted assurance and receipts

Nothing in this Agreement shall restrict the ability of any Creditor:
36.2.1	to arrange with any person (other than the Borrower) any assurance against loss in respect of, or reduction of its credit exposure to, the Borrower (including assurance by way of credit based derivative or sub-participation); or

36.2.2	to receive or recover any sum in respect of its Liabilities as a result of any assignment or transfer permitted by Clause 24 (Changes to the Lenders) or 25 (Changes to the Hedge Counterparties),
and that Creditor shall not be obliged to account to any other Party for any sum received by it as a result of that action.

37.	SHARING

37.1	Recovering Creditor’s rights
37.1.1	Any amount paid by a Creditor (a “Recovering Creditor”) to the Security Trustee under Clause 35 (Effect of Insolvency Event) or 36 (Turnover of Receipts) shall be treated as having been paid by the Borrower and distributed in accordance with the terms of this Agreement.

37.1.2	On a distribution of that amount by the Security Trustee, the Recovering Creditor will be subrogated to the rights of the Creditors which have shared in the redistribution.

37.1.3	If and to the extent that the Recovering Creditor is not able to rely on its rights under Clause 37.1.2 the Borrower shall be liable to the Recovering Creditor for a debt equal to the amount received or recovered by the Recovering Creditor and paid to the Security Trustee (the “Shared Amount”) which is immediately due and payable.
37.2	Reversal of redistribution

If any part of the Shared Amount received or recovered by a Recovering Creditor becomes repayable to the Borrower and is repaid by that Recovering Creditor to the Borrower, then:
37.2.1	each Creditor which has received a share of the relevant Shared Amount shall, upon request of the Security Trustee, pay to the Security Trustee for account of that Recovering Creditor an amount equal to the appropriate part of its share of the Shared Amount (together with an amount as is necessary to reimburse that Recovering Creditor for its proportion of any interest on the Shared Amount which that Recovering Creditor is required to pay); and

37.2.2	that Recovering Creditor’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to each reimbursing Creditor for the amount so reimbursed.
37.3	Exceptions
37.3.1	Clause 36 (Turnover of Receipts) shall not apply to the extent that the Recovering Creditor would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

37.3.2	A Recovering Creditor is not obliged to share with any other Creditor any amount which the Recovering Creditor has received or recovered as a result of taking legal or arbitration proceedings, if:
(a)	it notified that other Creditor of the legal or arbitration proceedings; and

(b)	that other Creditor had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

37.4	Deferral of Subrogation

No Creditor will exercise any rights which it may have by reason of the performance by it of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under the Finance Documents of any Creditor which ranks ahead of it in accordance with the priorities set out in Clause 32 (Ranking and Priority) until such time as all of the Liabilities of each prior ranking Creditor have been irrevocably paid in full.

38.	ENFORCEMENT OF SECURITY

38.1	Agent’s directions

The Security Trustee will enforce the Transaction Security only at the request the Agent, At all times after the request to commence enforcement has been issued and subject to the terms of this Agreement, the Security Trustee will act on the directions of the Agent who shall be entitled to give directions and do any other things in relation to the enforcement of the Transaction Security (including in connection with, but not limited to, the disposal, collection or realisation of assets subject to the Transaction Security) that it considers appropriate including (without limitation) determining the timing and manner of enforcement against any particular person or asset.

38.2	Waiver of right to enforce

To the extent permitted under applicable law and subject to Clause 40 (Application of Proceeds), each of the Secured Parties and the Borrower waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

39.	DISPOSALS AND CLAIMS

39.1	Proceeds of disposals and claims before Enforcement Action

Prior to the commencement of any Enforcement Action on any disposal permitted by the Finance Documents the Security Trustee shall be authorised (at the cost of the Borrower) to release the assets disposed of from the Transaction Security and is authorised to execute or enter into, on behalf of and without the need of any letter of authority from the Lenders any release of the Transaction Security or any other claim over such assets and to issue any certificates of non-crystallisation of any floating charge that may, in the absolute discretion of the Security Trustee, be considered necessary or desirable.

39.2	Disposal after Enforcement Action

If any assets are sold or otherwise disposed of by (or on behalf of) the Security Trustee or by the Borrower at the request of the Security Trustee (acting on the instructions of or with the consent of the Agent) either as a result of the enforcement of the Transaction Security or a disposal by the Borrower after any Enforcement Action permitted under applicable law and in accordance with the terms of the Finance

Documents or (in the case of a Hedge Counterparty) the relevant Hedge Agreement, the Security Trustee shall be authorised (at the cost of the Borrower) to release those assets from the Transaction Security and is authorised to execute or enter into, on behalf of and, without the need for any further authority from any of the Lenders or the Borrower:
39.2.1	any release of the Transaction Security or any other claim over that asset and to issue any certificates of non-crystallisation of any floating charge that may, in the absolute discretion of the Security Trustee, be considered necessary or desirable; and

39.2.2	if the asset disposed of consists of all of the shares in the capital of the Borrower and if the Security Trustee wishes to dispose of any Liabilities owed by the Borrower, any agreement to dispose of all or part of those Liabilities on behalf of the Finance Parties (with the proceeds thereof being applied as if they were the proceeds of enforcement of the Transaction Security) provided that the Security Trustee shall take reasonable care to obtain a fair market price in the prevailing market conditions (though the Security Trustee shall have no obligation to postpone any disposal in order to achieve a higher price).
39.3	Releases

The Creditors and the Borrower shall execute any assignments, transfers, releases or other documents that the Security Trustee may reasonably consider to be necessary to give effect to the releases or disposals contemplated in this Clause 39 (Disposals and claims).

40.	APPLICATION OF PROCEEDS

40.1	Order of application

Subject to Clause 3 (Utilisation) all amounts from time to time received or recovered by the Agent or the Security Trustee pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be applied in the following order of priority:
40.1.1	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Technical Bank, the Offshore Account Bank, the Security Trustee and any Receiver or Delegate under the Finance Documents;

40.1.2	second, in payment of all costs and expenses reasonably incurred by a Creditor in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

40.1.3	third, in payment through the Agent to the Lenders and Hedge Counterparties for application (in accordance with the terms of the Finance Documents) towards the discharge of the Liabilities, pro rata;

40.1.4	if the Borrower is not under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Agent or Security Trustee is obliged to pay in priority to the Borrower; and

40.1.5	the balance, if any, in payment to the Borrower.
The provisions of this Clause 40.1 shall override any application made by the Borrower.

40.2	Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 40.1 (Order of Application) the Security Trustee may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee or of the Agent with such financial institution (including itself) and for so long as the Security Trustee shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Trustee’s discretion in accordance with the provisions of this Clause 40.2.

40.3	Currency Conversion
40.3.1	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Trustee may convert any moneys received or recovered by the Security Trustee from one currency to another, at the then current spot rate at which the Security Trustee is offering to purchase from its general corporate customers the currency in which the Secured Obligations are due with the amount received.

40.3.2	The obligations of the Borrower to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
40.4	Permitted Deductions

The Security Trustee shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Trustee under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

40.5	Good Discharge
40.5.1	Any payment to be made in respect of the Secured Obligations by the Security Trustee may be made to the Agent on behalf of the Lenders and to the Agent on behalf of the Hedge Counterparties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Trustee.

40.5.2	The Security Trustee is under no obligation to make the payments to the Agent under sub-Clause 40.5.1 of this Clause 40.5 in the same currency as that in which the Liabilities of the relevant Lender are denominated.
40.6	Calculation of Amounts

For the purpose of calculating any person’s share of any sum payable to or by it, the Security Trustee shall be entitled to:
40.6.1	notionally convert the Liabilities owed to any person into a common base currency (decided in its discretion by the Security Trustee), that notional conversion to be made at the then current spot rate at which the Security Trustee is offering to purchase from its general corporate customers the notional base currency with the actual currency of that person’s Liabilities at the time at which that calculation is to be made; and

40.6.2	assume that all moneys received or recovered as a result of the enforcement of the Transaction Security are applied in discharge of the Liabilities in accordance with the terms of the Finance Documents under which those Liabilities have arisen.

SECTION 12
ADMINISTRATION
41.	PAYMENT MECHANICS

41.1	Payments to the Agent
41.1.1	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

41.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.
41.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 41.3 (Distributions to the Borrower), Clause 41.4 (Clawback) and Clause 27.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

41.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 42 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

41.4	Clawback
41.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

41.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

41.5	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

41.6	Business Days
41.6.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

41.6.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement which arises due to the operation of Clause 41.6.1, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
41.7	Currency of account
41.7.1	Subject to sub-clauses 41.7.2 and 41.7.3 below, dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

41.7.2.	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

41.7.3	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
41.8	Change of currency
41.8.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
41.8.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

42.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

43.	NOTICES

43.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail.

43.2	Addresses

The address, fax number and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
43.2.1	in the case of each Creditor and the Borrower, that identified with its name below;

43.2.2	in the case of each entity that becomes a Creditor in accordance with Clause 24 (Changes to the Lenders) or Clause 27 (Changes to Hedge Counterparties), that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

43.2.3	in the case of the Agent, the Technical Bank, the Security Trustee and the Offshore Account Bank, that identified with its name below, or any substitute address, fax number, e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

43.3	Delivery
43.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 43.2 (Addresses), if addressed to that department or officer.

43.3.2	Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by the Agent or the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Trustee’s signature below (or any substitute department or officer as the Agent or Security Trustee shall specify for this purpose).

43.3.3	All notices from or to the Borrower shall be sent through the Agent.

43.3.4	All notices to a Creditor from the Security Trustee shall be sent through the Agent.
43.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number or e-mail address or change of address, fax number or e-mail address pursuant to Clause 43.2 (Addresses) or changing its own address, fax number or e-mail address, the Agent shall notify the other Parties.

43.5	Electronic communication
43.5.1	Any communication to be made between the Agent or the Security Trustee and a Creditor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent or the Security Trustee and the relevant Creditor:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
43.5.2	Any electronic communication made between the Agent or the Security Trustee and a Creditor will be effective only when actually received in readable form and in the case of any electronic communication made by a Creditor to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or the Security Trustee shall specify for this purpose.
43.6	English language
43.6.1	Any notice given under or in connection with any Finance Document must be in English.

43.6.2	All other documents provided under or in connection with any Finance Document must be:
(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
44.	CALCULATIONS AND CERTIFICATES

44.1	Evidence of Indebtedness
44.1.1	Each Creditor shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Creditor under the Finance Documents from time to time, including the amounts payable and paid to such Creditor from time to time thereunder.

44.1.2	The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, (b) the amount of any principal, interest or any other amount due and payable or to become due and payable from the Borrower to each Lender under any Finance Document and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

44.1.3	The entries maintained in the accounts maintained pursuant to sub-clauses 44.1.1 and 44.1.2 above shall be prima facie evidence of the existence and amounts of the indebtedness therein recorded provided that the failure of the Agent or any Creditor to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such indebtedness in accordance the terms of the Finance Documents.
44.2	Certificates and Determinations

Any certification or determination by a Secured Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

44.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

45.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

46.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

47.	AMENDMENTS AND WAIVERS

47.1	Required consents
47.1.1	Subject to Clause 47.2 (Exceptions) and Clause 39.3 (Releases) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

47.1.2	The Agent or, in respect of the Security Documents, the Security Trustee, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
47.2	Exceptions
47.2.1	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin (other than as contemplated in such definition) or in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment;

(e)	a change to an Obligor;

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 47 (Amendments and Waivers), shall not be made without the prior consent of all the Lenders.

47.2.2	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definitions of “Creditor”, “Enforcement Action”, “Liabilities”, “Hedge Liabilities”, “Hedge Agreement”, “Hedge Counterparties”, “Insolvency Event”, “Secured Parties”, “Security Documents” and “Transaction Security” in Clause 1.1 (Definitions);

(b)	Clause 25 (Changes to Hedge Counterparties);

(c)	the provisions of Section 11 (Security and Priority);

(d)	Clause 43 (Notices); or

(e)	this Clause 47,
in a manner which could reasonably be considered to be materially adverse to the Hedge Counterparties, shall not be made without the consent of the Hedge Counterparties.

47.2.3	An amendment or waiver which relates to the rights or obligations of the Agent, the Technical Bank, the Security Trustee, the Offshore Account Bank or the Arranger may not be effected without the consent of the Agent, the Technical Bank, the Security Trustee, the Offshore Account Bank or the Arranger, as the case may be.

47.2.4	An amendment or waiver that has the effect of changing, or which relates to, the provisions of Section 11 (Security and Priority) may be made with the consent of the Majority Lenders and the Hedge Counterparties without reference to the Borrower.

47.2.5	Notwithstanding Clauses 47.2.1 and 47.2.2, any term of the Finance Documents may be amended or waived in connection with an initial public offering of shares in the Borrower or a Holding Company of the Borrower with the consent of the Majority Lenders and the Borrower.
48.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 13
GOVERNING LAW AND ENFORCEMENT
49.	GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with it are governed by English law.

50.	ENFORCEMENT

50.1	Jurisdiction
50.1.1	For the benefit of the Finance Parties, the Borrower agrees that the courts of England have (subject to sub-clause 50.1.3) exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement and claims for set-off and counterclaim) (a “Dispute”) and for such purpose the Borrower irrevocably submits to the jurisdiction of the English courts.

50.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

50.1.3	This Clause 50.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
50.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:
50.2.1	irrevocably appoints Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

50.2.2	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned; and

50.2.3	if the agent referred to in Clause 50.2.1 ceases to be appointed, agrees to appoint another agent with an address in England, promptly upon request by the Agent and authorises the Agent to appoint another agent if the Borrower fails to appoint one following such request.
This Agreement has been entered into on the date stated at the beginning of this Agreement and executed as a deed by the Parties and is intended to be and is delivered by them as a deed on the date specified above.

SCHEDULE 1
The Original Lenders

Name of Original Lender	Commitment ($)
Standard Bank PLC	120,000,000

SCHEDULE 3
Requests
Part 1
Form of Utilisation Request
From:
To:             [Agent]
Dated:
Dear Sirs
MI Energy Corporation — $150,000,000 Facility Agreement
dated [       ] (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Facility
3.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [the Offshore Collection Account] / [the Debt Service Reserve Account] / [insert Standard Bank account for retention of fees, costs and expenses] / [insert Standard Bank account for repayment of Bridge Facility] [insert details of accounts specified by SPDB and LCCU for direct disbursement in repayment of their loans] / [insert details of account specified by Microbes for direct disbursement in payment of the settlement sum under the Termination Agreement] / [insert details of account for payment of any other item contemplated under Clause 3.1].[1]

5.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
MI Energy Corporation

[1]	Complete as appropriate.

Part 2
Form of Selection Notice
From:
To:             [Agent]
Dated:
Dear Sirs
MI Energy Corporation — $150,000,000 Facility Agreement
dated [       ] (the “Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan which has an Interest Period ending on [ ].

3.	We request that the next Interest Period for the Loan is [one / two / three] Months.

4.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
MI Energy Corporation

SCHEDULE 4
Form of Transfer Certificate

To:	[ ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
MI Energy Corporation — $150,000,000 Facility Agreement
dated [       ] (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office, address, e-mail address, fax number and attention details for notices of the New Lender for the purposes of Clause 43.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number, e-mail address, and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:
          This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [       ].
          [Agent]
          By:

SCHEDULE 5
Form of Accession Undertaking

To:	[Insert full name of current Security Trustee], for itself and each of the other Parties to the Facility Agreement referred to below.
THIS UNDERTAKING is made on [date] by [insert full name of new Lender / Hedge Counterparty / Agent / Technical Bank] (the “Acceding [Lender / Hedge Counterparty / Agent / Technical Bank]”) in relation to the Facility Agreement (the “Facility Agreement”) dated [     ] between [INSERT NAME OF SECURITY TRUSTEE] as security trustee, [INSERT NAMES OF AGENT] as agent, the Lenders, the Borrower and others. Terms defined in the Facility Agreement shall bear the same meanings when used in this Undertaking.
In consideration of the Acceding [Lender / Hedge Counterparty / Agent / Technical Bank] being accepted as [a Lender / Agent / Hedge Counterparty / Technical Bank] for the purposes of the Facility Agreement, the Acceding [Lender / Hedge Counterparty / Agent / Technical Bank] confirms that, as from [date], it intends to be party to the Facility Agreement as a [Lender / Agent / Hedge Counterparty / Technical Bank], and undertakes to perform all the obligations expressed in the Facility Agreement to be assumed by [an Agent / a Lender / a Hedge Counterparty / a Technical Bank] and agrees that it shall be bound by all the provisions of the Facility Agreement, as if it had been an original party to the Facility Agreement.
[The following documents, having been approved in accordance with the terms of the Facility Agreement shall be treated as “Hedge Agreements” for the purpose of the Facility Agreement: [specify documents].]
This Undertaking shall be governed by and construed in accordance with English law.
THIS UNDERTAKING has been entered into on the date stated above.
Acceding [Lender / Agent / Hedge Counterparty / Technical Bank]
[EXECUTED as a deed
[insert full name of Acceding
Lender, Hedge Counterparty, Agent or Technical Bank]
By:
Address:
Fax:

Accepted by the Security Trustee:	Accepted by the Agent

for and on behalf of	for and on behalf of

[Insert actual name of Security Trustee]	[Insert actual name of Agent]

Date:	Date:

SCHEDULE 6
Existing Security
In relation to the Borrower:
1.	Agreement on Maximum Amount Mortgage for Comprehensive Credit Grant (Reference No.75012006281077) dated 16 June 2006 by and between the Borrower and SPDB.

2.	Cooperative Exploitation Right Maximum Amount Pledge Agreement (Reference No. 75012006281077) dated 16 June 2006 by and between the Borrower and SPDB.

3.	Pledge of Deposit Bill (Reference No. DL1505010033) provided by the Borrower as security for the Short-term Loan Agreement (Reference No. DL1505010033).

4.	Pledge Agreement (Reference No. 200501045) dated 9 July 2005 by and between Far East and LCCU.

5.	Asset Mortgage Agreement dated 6 September 2006 by and between MIE and LCCU as security for the Loan Agreement (Reference No. 2006302).

6.	Agreement on Maximum Amount Mortgage for Comprehensive Credit Grant (Reference No. ZD7501200728164701) dated 24 August 2007 by and between the Borrower and SPDB.

7.	Cooperative Exploitation Right Maximum Amount Pledge Agreement (Reference No. ZZ7501200728164701) dated 24 August 2007 by and between the Borrower and SPDB.

8.	RMB Entity Fixed Term Deposit Pledge Agreement (Reference No. YZ7501200728133101) dated 10 July 2007 by and between the Borrower and SPDB.

9.	RMB Entity Fixed Term Deposit Pledge Agreement (Reference No. YZ7501200728184901) dated 7 September 2007 by and between the Borrower and SPDB.

SCHEDULE 7
Timetables

Delivery of a duly completed Utilisation Request (Clause 7.1 (Delivery of a Utilisation Request for a Loan)) or a Selection Notice (Clause 11 (Interest Periods))	U-5 9.30 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 7.6 (Lenders’ participation)	U-3 3.00 p.m.

LIBOR is fixed	Quotation Day as of 11:00 a.m.

“U” =	date of Utilisation or, in the case of a Loan that has already been borrowed, the first day of the relevant Interest Period for that Loan

“U - X” =	X Business Days prior to “U”

SCHEDULE 8
The Accounts
1.	ESTABLISHMENT OF THE ACCOUNTS

1.1	The Borrower shall establish with the Offshore Account Bank, and in accordance with the provisions of the Finance Documents shall maintain, the Offshore Accounts referred to in paragraphs (a) to (c) (inclusive) of that definition.

1.2	The Borrower shall establish with the Onshore Account Bank, and in accordance with the provisions of the Finance Documents shall maintain, the Onshore Collection Account.

2.	NOTICE OF SECURITY INTERESTS

The Borrower hereby gives notice to the Offshore Account Bank of the Security granted by the Borrower to the Finance Parties over the Offshore Collection Account and the Debt Service Reserve Account and the Offshore Account Bank acknowledges the same.

3.	OTHER ACCOUNTS

The Borrower shall not, without the prior written consent of the Agent, maintain or establish any account other than the (a) the Accounts and (b) any joint account which is required to be maintained separately by the Borrower as operator of any Borrowing Base Asset or any other Field.

4.	INTEREST

Any amounts from time to time standing to the credit of the Offshore Accounts shall bear interest in the currency in which such amount is denominated in accordance with the rates of interest generally applicable to similar accounts held with the Offshore Account Bank. All interest earned on the balance standing to the credit of an Offshore Account shall be credited to the Offshore Account in respect of which the same was earned.

5.	DEPOSITS

5.1	The Borrower shall procure that all revenues received by it are paid into the Offshore Collection Account and to the extent not already in dollars shall be converted by the Offshore Account Bank in accordance with Clause 10 (Currencies).

5.2	Paragraph 5.1 shall not apply:
(a)	to interest earned on any Account;

(b)	to the payment of any insurance proceeds received by the Borrower in respect of any contracts of insurance in relation to any Borrowing Base Asset or other

Field which are required to be paid into a joint account under any joint operating agreement in respect of any Borrowing Base Asset or other Field;
(c)	to payments made with the proceeds of a Utilisation made by the Agent direct to third parties pursuant to a valid Utilisation Request and in accordance with the requirements of Clause 3.1 (Purpose of the Facility) of this Agreement;

(d)	during the period from the date of this Agreement to 31 December 2009, to payments made by PetroChina pursuant to the Moliqing PSC and the Miao 3 PSC which are received in the Onshore Collection Account;

(e)	to the proceeds of the Second MIE Loan received by the Borrower from Far East provided that the Borrower directs Far East that such proceeds are to be paid directly into the SPDB-ZR Loan Account and such proceeds are paid by Far East (for the Borrower’s account) directly into the SPDB-ZR Loan Account;

(f)	to the proceeds of any sums received by the Borrower from SPDB in connection with the closure of the SPDB-ZR Loan Account following the full repayment by ZR of the SPBD-ZR Loan, provided that the Borrower first applies all such proceeds in repayment of the Second MIE Loan; and

(g)	to a sum of up to $8,000,000 (or its equivalent in RMB) provided that the Borrower deposits such sum into the SPBD-ZR Loan Account for the purpose of securing such amounts in favour of SPDB to facilitate the making by SPDB of the SPDB-ZR Loan to ZR.
6.	WITHDRAWALS FROM THE ONSHORE COLLECTION ACCOUNT

6.1	Promptly following receipt of any payment in the Onshore Collection Account, the Borrower shall be entitled to direct the Onshore Account Bank to pay up to 10% of such amount (an “Onshore Commission Amount”) to an account (an “Onshore Commission Account”) notified by it to the Agent and the Onshore Account Bank for onward transmission to Global Oil Corporation. The provisions of Clauses 6.2 and 6.3 shall not apply with respect to any such Onshore Commission Amount.

6.2	Subject to Clause 6.3 and 6.4, the Borrower shall, until all amounts standing to the credit of the Onshore Collection Account have been withdrawn, withdraw amounts from the Onshore Collection Account as required only to make:
(a)	Permitted Payments which are included in the then current Operating Budget for the month in which the relevant Permitted Payment is made (or, for the period commencing on the date of this Agreement and ending on the first Repayment Date, were included in the Technical Assumptions used in the Financial Model); and

(b)	additional Permitted Payments provided that such additional Permitted Payments do not exceed 10% of the aggregate Permitted Payments included in the relevant Operating Budget for such calendar month (or, for the period commencing on the date of this Agreement and ending on the first Repayment Date, included in the Technical Assumptions used in the Financial Model).
6.3	At any time an Event of Default is continuing the Agent may, by notice to the Onshore Account Bank in accordance with the terms of the Onshore Account Agreement, direct that:
(a)	the Borrower shall not be permitted to request any transfers, payments or withdrawals from the Onshore Collection Account unless the relevant transfer, payment or withdrawal has been approved by the Agent; and

(b)	the Onshore Collection Account shall be operated, and transfers and withdrawals made, solely on the instructions of the Agent.
6.4	At any time during an Operational Lock-up Period the Agent may, by notice to the Onshore Account Bank in accordance with the terms of the Onshore Account Agreement, direct that:
(a)	the Borrower shall not be permitted to request any transfers, payments or withdrawals from the Onshore Collection Account unless the relevant transfer, payment or withdrawal has been approved by the Agent; and

(b)	the Onshore Collection Account shall be operated, and transfers and withdrawals made, solely on the instructions of the Agent, provided that the Agent shall direct the Onshore Account Bank to permit withdrawals from the Onshore Collection Account requested by the Borrower to make Permitted Payments which are included in the then current Operating Budget and which are due and payable at such time (or, for the period commencing on the date of this Agreement and ending on the first Repayment Date, were included in the Technical Assumptions used in the Financial Model) and which are scheduled to fall due during the immediately succeeding calendar month in respect of:
(i)	Taxes and royalties (including, for the avoidance of doubt, those payable under or pursuant to the PSCs);

(ii)	salaries, and other essential operating costs or expenses; and

(iii)	Capital Expenditure which must be incurred by the Borrower in order to avoid a breach of a PSC.
7.	WITHDRAWALS FROM THE OFFSHORE ACCOUNTS

7.1	Promptly following receipt of any payment in the Offshore Collection Account, the Borrower shall be entitled to direct the Offshore Account Bank to pay up to 10% of such amount (an “Offshore Commission Amount”) to an account (an “Offshore Commission Account”) notified by it to the Agent and the Offshore Account Bank for

onward transmission to Global Oil Corporation. The provisions of Clauses 7.2 to 7.4 shall not apply with respect to any such Offshore Commission Amount.
7.2	Subject to Clause 7.3, the Borrower may withdraw amounts from the Offshore Collection Account for the purposes and in the order of priority set out below on the last Business Day of each calendar month:
(a)	to the extent that the amounts standing to the credit of the Onshore Collection Account and the Onshore Payments Account are insufficient to fund such Permitted Payments, by credit to the Onshore Payments Account to make:
(i)	Permitted Payments which are included in the then current Operating Budget (or, for the period commencing on the date of this Agreement and ending on the first Repayment Date, were included in the Technical Assumptions used in the Financial Model) and which are due or scheduled to fall due during the immediately succeeding calendar month; and

(ii)	additional Permitted Payments provided that such additional Permitted Payments do not exceed 10% of the aggregate Permitted Payments included in the relevant Operating Budget for such calendar month (or, for the period commencing on the date of this Agreement and ending on the first Repayment Date, included in the Technical Assumptions used in the Financial Model);
(b)	to make payment pari passu of any and all:
(i)	interest, principal or other amounts then due and payable under the Finance Documents; and

(ii)	Hedging Costs then due and payable under any Hedging Agreement;
(c)	to fund the Debt Service Reserve Account up to the Debt Service Reserve Requirement;

(d)	if the Borrower elects, to fund voluntary prepayments or repayments pursuant to Clauses 5.5.3, 8.1.3 or 9.3 of this Agreement;

(e)	to make payments of any and all interest, principal or other amounts then due and payable in respect of any Permitted Financial Indebtedness (other than under the Finance Documents or in respect of any Subordinated Indebtedness) and any other payment required to be made by the Borrower under a Project Document, to the extent not already expressly contemplated by this Clause 7;

(f)	by transfer to the Distribution Account provided that (i) no Default is continuing, (ii) the amount standing to the credit of the Debt Service Reserve Account is equal to the Debt Service Reserve Requirement, (iii) (x) the ZR Loan has been repaid or prepaid such that the outstanding amount of the ZR Loan is at least $50,000,000 less than it was as at 29 October 2007 (or, when the ZR Loan is Transferred to Far East as contemplated by paragraph (a)(i) of clause 8 (Waiver Of Subordination And Repayment Of Shareholder Loans) of the First Amendment and Restatement Agreement, the Transferred ZR Loan has been repaid or prepaid such that it is at least $50,000,000 less than the amount of the ZR Loan as at 29 October 2007) or (y) the Borrower has received at least $50,000,000 in subscription monies from third parties in connection with any issuance and allotment of shares in the Borrower to such third parties or (z) the amount of any such repayment or prepayment, when aggregated with the amount of any such subscription monies received by the Borrower, is at least $50,000,000, and (iv) on such date:
(1)	the Asset Cover Life Ratio exceeds 1.95:1; and

(2)	the Debt Service Cover Ratio exceeds 1.75:1.
7.3	During any Operational Lock-Up Period, the Borrower may withdraw amounts from the Offshore Collection Account for the purposes and in the order of priority set out below on the last Business Day of each calendar month:
(a)	by credit to the Onshore Payments Account, to make Permitted Payments which are included in the then current Operating Budget (or, for the period commencing on the date of this Agreement and ending on the first Repayment Date, were included in the Technical Assumptions used in the Financial Model) and which are due or scheduled to fall due during the immediately succeeding calendar month in respect of:
(i)	Taxes and royalties (including, for the avoidance of doubt, those payable under or pursuant to the PSCs);

(ii)	salaries, and other essential operating costs and expenses; and

(iii)	Capital Expenditure which must be incurred by the Borrower in order to avoid a breach of a PSC;
(b)	towards the prepayment of the Loans so as to ensure that, after effecting such prepayment, the outstanding Loans are equal to the Available Facility.
7.4	At any time after an Event of Default has occurred and for so long as the same is continuing, the Agent may notify the Offshore Account Bank of the occurrence of such event and upon receipt by the Offshore Account Bank of such notice until revocation of such notice by the Agent:
(a)	the Borrower shall not be permitted to request any transfers, payments or withdrawals from the Offshore Collection Account or the Debt Service Reserve Account unless the relevant transfer, payment or withdrawal has been approved by the Agent; and

(b)	the Offshore Collection Account and the Debt Service Reserve Account shall be operated, and transfers and withdrawals shall be made, solely on the instructions of the Agent.
7.5	If the Borrower fails to make any payment of any amount under the Finance Documents on the due date for payment, the Agent may direct the Offshore Account Bank to transfer monies standing to the credit of the Debt Service Reserve Account in an amount not exceeding the amount due and payable but unpaid by the Borrower by payment to the account of the Agent for the purpose of making such payment in accordance with such Finance Document.

7.6	Except as set out in the Finance Documents, no person shall be entitled to require the Offshore Account Bank to make, and the Offshore Account Bank shall not make, any payment out of funds standing to the credit of the Offshore Accounts.

7.7	Notwithstanding anything to the contrary contained herein:
(a)	the Borrower may make transfers and withdrawals from the Distribution Account at any time without restriction; and

(b)	any amount contributed to the Borrower by a shareholder in accordance with the provisions of this Agreement for the purpose of a buy-back or redemption of the Minority Shares may be applied by the Borrower to fund and complete such buy-back or redemption and, if it is so applied within 7 days of receipt of the same by the Borrower, the provisions of Clauses 7.2 to 7.4 above shall not apply with respect to such amount.
8.	OPERATION OF DEBT SERVICE RESERVE ACCOUNT
(a)	The Borrower shall ensure that, on the first Utilisation Date, the Debt Service Reserve Account is funded in an amount equal to the Debt Service Reserve Requirement.

(b)	After the first Utilisation Date, the Borrower shall ensure that payments are made into the Debt Service Reserve Account in accordance with Clause 7.1 as required to ensure that the balance standing to the credit of the Debt Service Reserve Account is at least equal to the Debt Service Reserve Requirement.

(c)	Sums standing to the credit of the Debt Service Reserve Account shall on each Repayment Date, if necessary and to the extent required following the application for such purpose of any amounts standing to the credit of the Offshore Collection Account in accordance with Clause 7, be distributed by the Offshore Account Bank in payment to the Agent (on behalf of the Lenders pro rata) of principal and interest due but unpaid under the Facility on such Repayment Date.

(d)	If at any time the amount standing to the credit of the Debt Service Reserve Account exceeds the Debt Service Reserve Requirement the Offshore Account Bank shall:
(i)	if the Asset Cover Life Ratio exceeds 1.95 : 1 and the Debt Service Cover Ratio exceeds 1.75 : 1, promptly transfer such excess amount to the Distribution Account; and

(ii)	if either the Asset Cover Life Ratio does not exceed 1.95 : 1 or the Debt Service Cover Ratio does not exceed 1.75 : 1, promptly transfer such excess amount to the Offshore Collection Account.
(e)	The Offshore Account Bank shall rely on certifications by the Agent for amounts transferred or withdrawn from the Debt Service Reserve Account.
9.	ACCOUNT MANDATES

The Offshore Account Bank shall maintain the Accounts in accordance with:
(a)	any mandate agreed between the Borrower and the Offshore Account Bank; and

(b)	the provisions of the Finance Documents,
provided that, if there is any conflict between the Finance Documents and any mandate agreed between the Borrower and the Offshore Account Bank, the provisions of the Finance Documents shall prevail but only to the extent that the Offshore Account Bank would not be in breach of any law as a result.
10.	CURRENCY

The Borrower shall direct the Offshore Account Bank to convert monies received by it or paid by it or paid on its behalf to the Offshore Account Bank for crediting to an Offshore Account which is not denominated in the currency of that Offshore Account into the currency of such Offshore Account. Any such conversion by the Account Bank shall be made at rates of exchange which are generally applicable to similar transactions carried out by the Offshore Account Bank for its corporate customers.

11.	GENERAL PROVISIONS

11.1	The Offshore Account Bank will provide the Borrower, for each calendar month, a full statement of the balance of and payments into and from the Offshore Accounts. Copies of such statements will be provided to the Agent.

11.2	The Offshore Account Bank agrees that it shall not claim or exercise any security interest, set-off or counterclaim or other right in respect of the Offshore Accounts, the funds in such Offshore Accounts or debts represented by them.

SCHEDULE 9
Form Of Subordination Agreement
MI ENERGY CORPORATION
as Borrower
[ • ]
as Junior Creditor
and
STANDARD BANK ASIA LIMITED
as Security Trustee

SUBORDINATION AGREEMENT
(MIE LOAN — BORROWING BASE FACILITY)

THIS AGREEMENT is dated
BETWEEN
(1)	MI ENERGY CORPORATION, a corporation organised and existing under the laws of the Cayman Islands and having an office at: c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Borrower”);

(2)	[•] [a company organised under the laws of [•]] (the “Junior Creditor”); and

(3)	STANDARD BANK ASIA LIMITED as security trustee for the Secured Parties (as defined in the Facility Agreement) (the “Security Trustee”).
WHEREAS:
1.	The Lenders (as defined in the Facility Agreement) have agreed to make available to the Borrower loan facilities of up to $150,000,000 upon the terms and subject to the conditions of the Facility Agreement.

2.	It is a condition under the Facility Agreement that the Junior Parties enter into this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined

In this Agreement:

“Facility Agreement” means the facility agreement dated [ ] between MI Energy Corporation as borrower, Standard Bank Asia Limited as agent, arranger, security trustee, technical bank and account bank and the financial institutions defined therein as the Lenders, as the same may be amended, restated, varied or supplemented from time to time.

“Finance Documents” has the meaning given in the Facility Agreement.

“Junior Parties” means the Borrower and the Junior Creditor.

“Senior Liabilities” means all obligations at anytime due, owing or incurred by the Borrower to the Secured Parties under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

“Subordinated Indebtedness” has the meaning given in Clause 2.1.2(a).

“Subordination Period” means the period beginning on the date of this Agreement and ending on the date on which the Security Trustee is satisfied that the Senior Liabilities have been irrevocably paid or discharged in full.

1.2	Terms defined in other Finance Documents

Unless defined in this Agreement or the context otherwise requires, a term defined in the Facility Agreement or in any other Finance Document has the same meaning in this Agreement or any notice given under or in connection with this Agreement, as if:
1.2.1	the term “Borrower” appearing in the Facility Agreement referred to any Junior Party; and

1.2.2	all references in such defined terms to the Facility Agreement were a reference to this Agreement or such notice.
1.3	Construction

Clause 1.2 (Construction) of the Facility Agreement will apply as if incorporated in this Agreement or in any notice given under or in connection with this Agreement, as if all references in that Clause to the Facility Agreement were a reference to this Agreement or such notice.

1.4	Application of provisions in Facility Agreement

Clauses 44.1 (Evidence of Indebtedness), 44.2 (Certificates and Determinations), 45 (Partial invalidity), 46 (Remedies and waivers) and 47 (Amendments and waivers) of the Facility Agreement are deemed to form part of this Agreement as if expressly incorporated into it as if all references in such Clauses to:
1.4.1	the Facility Agreement were a reference to this Agreement; and

1.4.2	the Borrower were a reference to the Junior Parties.
1.5	Third party rights

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

2.	SUBORDINATION
2.1.1	Except as provided in this Agreement, the rights of the Junior Creditor in respect of the Subordinated Indebtedness are subordinated to the Senior Liabilities.

2.1.2	The Junior Creditor undertakes to the Secured Parties that it shall not, except as the Agent has previously consented in writing:
(a)	unless Clause 6 (Subordination on insolvency) applies, demand or receive payment or any distribution in respect, or on account of, any indebtedness owing to it by the Borrower (“ Subordinated Indebtedness”) or apply any money or assets in discharge of the Subordinated Indebtedness;

(b)	discharge any of the Subordinated Indebtedness by set off;

(c)	permit to subsist or receive any Security for any of the Subordinated Indebtedness;

(d)	permit to subsist or receive any guarantee or other assurance against loss in respect of any of the Subordinated Indebtedness;

(e)	amend, vary, waive or release any term relating to the Subordinated Indebtedness or allow any of the foregoing to occur; or

(f)	assign, factor or dispose of, or create or permit to subsist any Security over, any of the Subordinated Indebtedness or its proceeds or any interest in the Subordinated Indebtedness or its proceeds to, or in favour of, any person other than the Secured Parties.
2.1.3	The Borrower undertakes to the Secured Parties that it shall not, except as the Agent has previously consented in writing;
(a)	make any payment which the Junior Creditor is prohibited from receiving by the terms of this Agreement; or

(b)	take or omit to take any action or step whereby the subordination of all or any of the Junior Liabilities as contemplated by this Agreement could reasonably be expected to be terminated, impaired or adversely affected.
2.1.4	Notwithstanding anything else to the contrary herein, the Secured Parties agree that the Junior Creditor shall be entitled to at any time claim and receive, and the Borrower shall be entitled to make, in each case subject to compliance with the applicable order of priority, payment of any amount that the Borrower is permitted to transfer to the Distribution Account pursuant to Schedule 8 (The Accounts) of the Facility Agreement and any amount that the Borrower is permitted to pay to the Junior Creditor pursuant to paragraphs 6.2 and 7.2 of Schedule 8 (The Accounts) of the Facility Agreement.
3.	REPRESENTATIONS

Each Junior Party makes the representations and warranties set out in this Clause 3 (Representations) to each Secured Party.

3.1	Status
3.1.1	It is duly organised and validly existing under the law of its jurisdiction of organisation.

3.1.2	It has the power to own its assets and to carry on its business as it is being conducted.
3.2	Binding obligations

The obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4

(Conditions of Utilisation) of the Facility Agreement, legal, valid, binding and enforceable obligations.
3.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:
3.3.1	any material law or regulation applicable to it;

3.3.2	its constitutional documents; or

3.3.3	any material agreement or instrument binding upon it or any of its assets or constitute a default (however described) under any such material agreement or instrument, or permit any counterparty to terminate any such material agreement or instrument.
3.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

3.5	Validity and admissibility in evidence

All Authorisations required or desirable:
3.5.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and

3.5.2	to make this Agreement admissible in evidence in its jurisdiction of organisation, have been obtained or effected and are in full force and effect.
3.6	Governing law and enforcement
3.6.1	The choice of English law as the governing law of this Agreement will be recognised and enforced in its jurisdiction of organisation.

3.6.2	Any judgment obtained in England in relation to this Agreement will be recognised and enforced in its jurisdiction of organisation.
3.7	Repetition

The representations and warranties set out in Clauses 3.1 (Status) to 3.4 (Power and authority) and Clause 3.6 (Governing law and enforcement) are made by each Junior Party on the date of this Agreement on the date of each Utilisation Request and on the first day of each Interest Period (by reference to the facts and circumstances then existing).

4.	OTHER OBLIGATIONS
4.1.1	The Junior Creditor undertakes to the Security Trustee that unless Clause 6 (Subordination on insolvency) applies, it shall not, except if the Security Trustee has previously consented in writing:
(a)	enforce the Subordinated Indebtedness by execution of judgment or otherwise; or

(b)	initiate or support or permit to be taken any steps with a view to any insolvency, dissolution or similar proceedings in respect of the Borrower (whether relating to the default in payment of the Subordinated Indebtedness or any other liability owed).
4.1.2	The Junior Creditor undertakes to the Security Trustee that, following the occurrence of an Event of Default which is continuing, it shall not, except if the Security Trustee has previously consented in writing:
(a)	unless Clause 6 (Subordination on insolvency) applies:
(i)	declare any Subordinated Indebtedness prematurely due and payable; or

(ii)	otherwise exercise any remedy for the recovery of the Subordinated Indebtedness;
(b)	subordinate any of the Subordinated Indebtedness or its proceeds to any person other than the Secured Parties;

(c)	transfer by novation or otherwise any of its rights or obligations in respect of any Subordinated Indebtedness to any person; or

(d)	take or omit to take any action whereby the subordination intended to be effected by this Agreement may be impaired.
4.1.3	The undertakings given by each Junior Party in this Clause 4 (Other obligations) and in paragraphs (b) and (c) of Clause 2 (Subordination) will remain in force until the end of the Subordination Period.
5.	TURNOVER

5.1	Turnover
5.1.1	If:
(a)	the Junior Creditor receives a payment or distribution in respect of any of the Subordinated Indebtedness; or

(b)	any person makes any payment or distribution on account of the purchase or other acquisition of any of the Subordinated Indebtedness,

the Junior Creditor shall hold the same in trust for and as the property of the Secured Parties and pay and distribute it to the Security Trustee for application towards the liabilities of the Borrower under the Finance Documents until such liabilities are irrevocably paid in full.
5.1.2	If any of the Subordinated Indebtedness is discharged by set-off at a time or in a manner which is contrary to this Agreement, the Junior Creditor will immediately pay an amount equal to that discharge to the Security Trustee for application towards the liabilities of the Borrower under the Finance Documents until such liabilities are irrevocably paid in full.
5.2	Exercise of Junior Creditor rights

In the event:
5.2.1	of any dissolution, winding up, liquidation or reorganisation of the Borrower; or

5.2.2	that any Event of Default is continuing,
the Security Trustee may, and is hereby irrevocably authorised and empowered (in its own name or in the name of the Junior Creditor or otherwise) but will have no obligation to:
(a)	demand, sue for, collect and/or secure every payment or distribution of assets of the Borrower to which the Junior Creditor would be entitled in respect of the Subordinated Indebtedness; and

(b)	file claims and proofs of claim in the name of the Junior Creditor in respect of the Subordinated Indebtedness or take any other action as the Security Trustee may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Security Trustee.
6.	SUBORDINATION ON INSOLVENCY

If an Event of Default occurs and is continuing, then:
6.1.1	the Subordinated Indebtedness will be subordinate in right of payment to the liabilities of the Borrower under the Finance Documents;

6.1.2	the Security Trustee on behalf of the Secured Parties shall, and is irrevocably authorised on behalf of the Junior Creditor to:
(a)	claim, enforce and prove for the Subordinated Indebtedness;

(b)	file claims and proofs, give receipts and take all such proceedings and do all such things as it sees fit to recover the Subordinated Indebtedness; and

(c)	receive all distributions on the Subordinated Indebtedness for application towards the liabilities of the Borrower under the Finance Documents until such liabilities are irrevocably paid in full;
6.1.3	if and to the extent that the Security Trustee is not entitled to do any of the foregoing, the Junior Creditor will do so in good time in accordance with any directions as may be given to the Junior Creditor by the Security Trustee;

6.1.4	the Junior Creditor will hold all distributions in cash or in kind received or receivable by it in respect of the Subordinated Indebtedness in trust for and as the property of the Secured Parties and will (at the Junior Creditor’s expense) pay and transfer the same to the for application towards the liabilities of the Borrower under the Finance Documents until such liabilities are irrevocably paid in full; and

6.1.5	the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of the Borrower or its proceeds is directed to pay distributions on the Subordinated Indebtedness direct to the Secured Parties for application towards the liabilities of the Borrower under the Finance Documents until such liabilities are irrevocably paid in full. The Junior Creditor will give all such notices and do all such things as the Agent may direct to give effect to this provision.
7.	PROVISIONS AS TO SUBORDINATION

7.1	Continuing agreement

This Agreement will apply in respect of the Senior Liabilities notwithstanding any intermediate payment in whole or in part of the Senior Liabilities.

7.2	Waiver

The subordination effected by, and the obligations of each Junior Party to the Security Trustee under, this Agreement will not be affected by any act, omission or circumstances which, but for this provision, might operate to release or otherwise exonerate all or any of the Junior Parties from their respective obligations under this Agreement or affect such obligations including, without limitation, and whether or not known by any Junior Party or any other person:
7.2.1	any Security or right of any Secured Party in respect of the Senior Liabilities;

7.2.2	any time or indulgence granted by the Security Trustee to any Junior Party or to any other person or any variation, amendment, novation, supplement or extension of the terms of any Finance Document or any Security in respect of the Senior Liabilities;

7.2.3	any arrangement or compromise between the Security Trustee and any Junior Party or any other person;

7.2.4	any dealing with, exchange, release or invalidity of any Finance Document or any Security in respect of the Senior Liabilities;

7.2.5	any omission on the part of the Security Trustee to enforce any of its rights against the Borrower or any other person or any Security in respect of the Senior Liabilities;

7.2.6	the winding-up, dissolution or administration of any Junior Party or any other person or any change in its status, function or control;

7.2.7	any of the obligations of any Junior Party or any other person under any Finance Document to which it is a party being or becoming illegal, invalid or unenforceable;

7.2.8	any action taken or purported to be taken under Clause 12 (Further assurance) (whether or not any such action is authorised by such Clause); or

7.2.9	any other fact or circumstances whatsoever and whether or not similar to any of the foregoing which could or might in any way diminish any Junior Party’s or any other person’s obligations or the rights of the Security Trustee under this Agreement.
7.3	Consent to Finance Documents

The Junior Creditor irrevocably consents to the terms of each Finance Document and to any amendment or waiver made to any Finance Document pursuant to Clause 47 (Amendments and waivers) of the Facility Agreement.

8.	RIGHTS OF THE SECURITY TRUSTEE

8.1	Delegation by the Security Trustee
8.1.1	The Security Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by this Agreement.

8.1.2	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Trustee may think fit in the interests of the Secured Parties.

8.1.3	The Security Trustee will not be liable for any losses to Junior Party or any liability arising as a result of taking or refraining from taking any action in relation to this Agreement, whether in accordance with an instruction from the Agent or otherwise unless directly caused by its gross negligence or wilful misconduct and references in this Agreement to the Security Trustee will where the context so admits include references to any delegates so appointed.
8.2	Waiver of defences

Neither the provisions of this Agreement, nor the obligations of the Junior Parties hereunder, will be affected by an act, omission, matter or thing which, but for this

Clause 8.2, would reduce, release or prejudice the subordination and priorities in this Agreement including:
8.2.1	any time, waiver or consent granted to, or composition with any person;

8.2.2	the release of any Junior Party or any other person under the terms of any composition or arrangement with any creditor of such Junior Party;

8.2.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Transaction Security;

8.2.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Junior Party or any other person;

8.2.5	any amendment (however fundamental) or replacement of this Agreement or any other document or security;

8.2.6	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under this Agreement or any other document or security;

8.2.7	any intermediate payment or discharge of any of the Senior Liabilities in whole or in part; or

8.2.8	any insolvency or similar proceedings affecting any person.
9.	PARTIES

No Junior Party may assign or otherwise transfer its rights and obligations under this Agreement.

10.	NOTICES

10.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail.

10.2	Addresses

The address, fax number and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement is:
10.2.1	in the case where a person becomes a party to this Agreement on the day on which this Agreement is entered into, that identified with its name in the execution pages to this Agreement; and

10.2.2	in the case where a person becomes a party to this Agreement after the day on which this Agreement is entered into, that notified in writing to the Security Trustee on or prior to the date on which it becomes a party to this Agreement, or any substitute address, fax number, e-mail address or department or officer as that party may notify to the other parties by not less than five Business Days’ notice.
10.3 Delivery
10.3.1	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 10.2 (Addresses), if addressed to that department or officer.
10.3.2	Any communication or document to be made or delivered to the Security Trustee will be effective only when actually received by the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Security Trustee’s signature below (or any substitute department or officer as the Security Trustee shall specify for this purpose).
10.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number or e-mail address or change of address, fax number or e-mail address pursuant to Clause 10.2 (Addresses) or changing its own address, fax number or e-mail address, the Security Trustee shall notify the other parties to this Agreement.

11.	AMENDMENTS

No amendment may be made to this Agreement (whether in writing or otherwise) without the prior written consent of the parties to this Agreement.

12.	FURTHER ASSURANCE

Each Junior Party agrees that it will, as soon as reasonably practicable, at the direction of the Security Trustee (acting reasonably), execute and deliver at its own expense any document (executed as a deed or under hand as the Security Trustee may direct) and do any act or thing required to confirm or establish the validity and enforceability of the subordination effected by, and the obligations of each Junior Party to the Secured Parties under, this Agreement.

13.	LAW

This Agreement is governed by English law.

14.	ENFORCEMENT

14.1	Jurisdiction
14.1.1	For the benefit of the Secured Parties, each Junior Party agrees that the courts of England have (subject to paragraph (c) below) exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement and claims for set-off and counterclaim) (a “Dispute”) and for such purpose each Junior Party irrevocably submits to the jurisdiction of the English courts.

14.1.2	The parties to this Agreement agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

14.1.3	This Clause 14.1 (Jurisdiction) is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.
14.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Junior Party:
14.2.1	irrevocably appoints [•] as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement;

14.2.2	agrees that failure by an agent for service of process to notify the Junior Parties of the process will not invalidate the proceedings concerned; and

14.2.3	if the agent referred to in paragraph (a) ceases to be appointed, agrees to appoint another agent with an address in England, promptly upon request by the Security Trustee and authorises the Security Trustee to appoint another agent if the relevant Junior Party fails to appoint one following such request.
15.	PERPETUITY PERIOD

The perpetuity period for the trusts in this Agreement is 80 years.

16.	FAILURE OF TRUST

If, for any reason, a trust in favour of, or a holding of property for, the Secured Parties is invalid or unenforceable, the Junior Creditor will pay and deliver to the Security Trustee (for the account of the Secured Parties) an amount equal to the relevant payment, receipt or recovery.
This Agreement has been signed by the Security Trustee and entered into as a deed by the Junior Parties on the date stated at the beginning of this Agreement.

EXECUTION PAGE

The Borrower

EXECUTED AS A DEED by MI	)

ENERGY CORPORATION:	)	Duly Authorised Signatory
)
	)	Name:

)
	)	Title:

)

In the presence of:

Signature of witness

Name:

Address:

Occupation:

(Note: These details are to be completed in the witness’s own handwriting.)

The Junior Creditor

[•][2]	)

)

[Authorised Signatory]

[Authorised Signatory]
Address:
Attention:
Facsimile:

[2]	Local counsel to advise on format of signature block.

The Security Trustee
SIGNED for and on behalf of
STANDARD BANK ASIA LIMITED
By:
Name:
Title:
Address:
Attention:
Facsimile:
E-mail:

SCHEDULE 10
Hedging
1.	Minimum Hedging

The Borrower shall enter into Hedge Transactions in amounts and at rates and prices at least sufficient to ensure that, as determined by the Technical Bank (acting reasonably in consultation with the Borrower) on a projected basis by reference to the then current Financial Model, the Borrower will not breach the provisions of Clause 21 (Financial Covenants) at any time on or before the Scheduled Maturity Date.

2.	Maximum Hedging

The Borrower shall not enter into Hedge Transactions for speculative purposes or:
(a)	in relation to oil prices, which fix or cap the price of oil produced by the Borrower relating to volumes exceeding 20% of production for the relevant period;

(b)	in relation to interest rates, which relate to more than 100% of the actual exposure of the Borrower; or

(c)	in relation to currency, which relate to more than 100% of the actual exposure of the Borrower.
3.	Permitted Hedge Counterparties

The Borrower may only enter into a Hedge Transaction by entering into a Hedge Agreement with a Hedge Counterparty.

4.	Termination of Permitted Hedge Agreements

A transaction under Hedge Agreement may be terminated prior to its maturity:
(a)	by the Borrower only in the circumstances provided for in such Hedge Agreement; or

(b)	by a Hedge Counterparty at the request of the Agent, if the Hedge Counterparty is entitled to do so pursuant to the terms of such Hedge Agreement and the Agent has issued a notice under Clause 34.3 (Hedge Counterparties: required enforcement) of this Agreement; or

(c)	by a Hedge Counterparty only in the circumstances provided for in such Hedge Agreement and as permitted by Clause 34.2 (Hedge Counterparties: permitted enforcement).

SCHEDULE 11
Operating Budgets
1.	The Borrower must, not later than 60 days before the end of each of its financial years, provide to the Agent a draft operating budget for the following financial year, showing a forecast of likely expenditure (including capital expenditure) anticipated to be incurred in each month during the following financial year.

2.	If the draft operating budget submitted under paragraph 1 above is approved by the Majority Lenders (following consultation with the Independent Engineer), it will become the Operating Budget for that financial year. The Majority Lenders shall give the Borrower reasonable details of their reasons for rejecting any draft operating budget.

3.	If a draft operating budget is rejected, and the Majority Lenders (following consultation with the Independent Engineer) and the Borrower cannot agree on an Operating Budget by the date falling one Month prior to the start of the financial year to which such draft operating budget applies, the matter will be referred to the Independent Engineer.

4.	The determination of the Independent Engineer will (save in the case of manifest error) be final and binding on all the Parties and will be used in the relevant Operating Budget, provided that the Independent Engineer must act reasonably in making such determination and if requested by the Borrower must give the Borrower reasonable details of the reasons for their determination.

5.	If the matter is referred to the Independent Engineer, the Operating Budget will be compiled using items in the previous Operating Budget until such time as the Independent Engineer has provided a final determination provided that Capital Expenditure which must be incurred by the Borrower in order to avoid a breach of a PSC shall be deemed to be approved and included in the Operating Budget.

SCHEDULE 12
Existing Financial Indebtedness
In relation to the Borrower:
1.	Comprehensive Credit Grant Contract (Reference No. 200501045) dated 9 July 2005 by and between the Borrower and LCCU;

2.	Loan Agreement (Reference No. 2006364) dated 15 November 2006 by and between the Borrower and LCCU;

3.	Loan Agreement (Reference No. 2006379) dated 28 November 2006 by and between the Borrower and LCCU;

4.	Loan Agreement (Reference No. 2007013) dated 25 January 2007 by and between the Borrower and LCCU;

5.	Loan Agreement (Reference No. 2007149) dated 28 May 2007 by and between the Borrower and LCCU;

6.	Loan Agreement (Reference No. 2007171) dated 13 June 2007 by and between the Borrower and LCCU;

7.	Loan Agreement (Reference No. 2007172) dated 14 June 2007 by and between the Borrower and LCCU;

8.	Loan Agreement (Reference No. 2007273) dated 24 October 2007 by and between the Borrower and LCCU;

9.	Comprehensive Credit Grant Agreement (Reference No. 75012006281077) dated 16 June 2006 by and between the Borrower and SPDB;

10.	Short-term Loan Agreement (Reference No. 75012007281331) dated 10 July 2007 by and between the Borrower and SPDB;

11.	Comprehensive Credit Grant Agreement (Reference No. 75012007281331) dated 24 August 2007 by and between the Borrower and SPDB;

12.	Short-term Loan Agreement (Reference No. 75012007281652) dated 6 September 2007 by and between the Borrower and SPDB;

13.	Short-term Loan Agreement (Reference No. 75012007281849) dated 7 September 2007 by and between the Borrower and SPDB;

14.	Short-term Loan Agreement (Reference No. 75012007281851) dated 12 September 2007 by and between the Borrower and SPDB; and

15.	The First MIE Loan.

SCHEDULE 13
Conditions Subsequent
1.	The Borrower shall, by the date falling 60 days after the date of this Agreement, deliver to the Agent evidence satisfactory to the Agent that the inconsistencies between the Borrower’s foreign exchange registration certificate and the Borrower’s business license in relation to the duration of the Borrower’s operations have been rectified.

2.	The Borrower shall, by the date falling 60 days after the date of this Agreement, deliver to the Agent evidence satisfactory to the Agent that the business scope of the Borrower, as updated in the Borrower’s business licence pursuant to paragraph 1(e) of Schedule 2 (Conditions Precedent), is reflected in the Borrower’s foreign exchange registration certificate, state tax registration certificate and local tax registration certificate.

3.	The Borrower shall procure that MIH will, as soon as reasonably practicable after Share Exchange Closing, enter particulars of the security interests created pursuant to the First MIH Share Charge and the Second MIH Share Charge in its register of mortgages and charges to comply with Section 54 of the Companies Law (as amended) of the Cayman Islands.

4.	The Borrower shall, at Share Exchange Closing, deliver or procure to be delivered to the Agent and the Security Trustee the documents referred to in Clause 3.1 (Deposit of Certificates) of each of the First MIH Share Charge and the Second MIH Share Charge.

5.	The Borrower shall, promptly following Share Exchange Closing, deliver to the Agent and the Security Trustee the Borrower’s Register of Members containing the annotations referred to in Clause 3.4.1 (Annotation of Register of Members) of each of the First MIH Share Charge and the Second MIH Share Charge.

SCHEDULE 14
Insurance
PART I
MATERIAL INSURANCES
1.	ALL RISKS (INCLUDING MACHINERY BREAKDOWN) INSURANCE — FIXED ASSETS

Minimum Cover:	“All Risks” of physical loss of or damage to all real and personal onshore property (including, but not limited to, the buildings, structures, equipment, spares and consumables, terminal, pipelines and everything connected therewith) comprising the Borrowing Base Assets or leased equipment and machinery. Including inland transit within the People’s Republic of China.

Minimum Sum insured:	As necessary according to the PSCs and confirmed by the Technical Bank. To include sublimit for unscheduled properties, items under care, custody and control that are not scheduled and unscheduled property in transit

Maximum Deductible:	To be approved by the Agent (acting in consultation with the Insurance Adviser). Preferably $100,000 e.e.o. but $50,000 in respect of transit coverage.

Insured Parties:	The Borrower and, if required under the PSCs, Petrochina, GOC and the Joint Management Committee.

Required Extensions:	(a)	Cost escalation clause/additional cost of working clause;

	(b)	strikes, riots and civil commotion and

	(c)	removal of wreck (25% of sum insured);

	(d)	additional costs of complying with public/local authority requirements;

	(e)	automatic reinstatement of sum insured;

	(f)	interim payments clause;

	(g)	basis of settlements clause;

	(h)	capital additions clause; and

(i)	debris removal, demolition costs and professional fees; and

(j)	coverage for property in the course of construction, installation or erection

(k)	suitable multiple insured clause.

Other terms	The policy must include standard industrial all risks wording in respect of the processing assets, including but not limited to electrical sub-station and the central processing station.

2.	OPERATOR’S EXTRA EXPENSES incl. Control of Well, Redrilling / Extra Expenses, Seepage and Pollution, Clean-up and Contamination

Form of wordings	EED — 8/86 with suitable endorsements as per Interest

Minimum combined limit	$10,000,000 combined single limit, any one occurrence.

But $1,000,000 e.e.o. in respect of Care, Custody and Control.

Maximum Deductible:	All except CCC (see below):

As agreed by the Agent (acting in consultation with the Insurance Adviser). Preferably combined single of less than $500,000

Care, Custody and Control cover:

As agreed by the Agent (acting in consultation with the Insurance Adviser). Preferably USD 50,000 e.e.o.

Insured Parties:	The Borrower and, if required under the PSCs, CNCPC/Petrochina, GOC and the Joint Management Committee.

Main exclusions:	As agreed by the Required Lenders (acting in consultation with the Insurance Adviser).

Required Extensions:	(a)	Underground Blowout

	(b)	Care, Custody and Control

	(c)	Suitable Multiple Insured Clause (6 paragraphs only)

	(d)	Evacuation Expenses if profile of risk changes to higher exposure

3.	BUSINESS and CONTINGENT BUSINESS INTERRUPTION FOLLOWING ALL RISKS (INCLUDING MACHINERY BREAKDOWN)

Minimum Cover:	Financial loss sustained as a result of any occurrence covered by the All Risks policy described in item 1 above which causes interruption in the normal commercial operations of the Borrower, including but:

(a)	debt servicing and hedging costs (which includes interest, principal payments, commitment fees, agency fees, other fees and all other amounts owed to the Secured Parties); and

(b)	all amounts incurred by the Borrower by way of fixed expenses, contractual payment obligations (as and if contemplated under the PSCs), interest, default interest and extension payments unless otherwise agreed by the Agent (acting in consultation with the Insurance Advisor), in each case until the Termination Date.

Minimum Sum insured:	An amount not less than the aggregate of (a) the debt servicing costs referred to in paragraph (a) under the heading “Minimum Cover” above, and (b) the amounts referred to in paragraph (b) under the heading “Minimum Cover” above provided that, in each case, the Minimum Sum insured shall be no less that the highest amount determined by reference to “Minimum Cover” above in each of the three Indemnity Periods next following the date on which the Minimum Sum insured is determined.

Indemnity Period:	A minimum of 6 months from the date following the date of occurrence.

Maximum Deductible:	To be approved by the Agent (acting in consultation with the Insurance Advisor), but no more than 60 days.

Insured Parties:	The Borrower. Security Trustee (on behalf of the Secured Parties) to be named loss payee.

Required Extensions:	(a)	Delay or interruption caused by a risk of a type indemnifiable under the All Risks

(including Machinery Breakdown) section of the package policy which occurs in the vicinity of the Borrowing base Assets and which hinders or prevents access to the Borrowing Base Assets. Including the Increased Cost Of Working;

(b)	payment on account / interim payment clause, together with requested Lenders’ endorsements plus Multiple Insured Clause (6 paragraphs);

(c)	suppliers’ and customers’ premises extensions, if relevant and not contractually protected through other means, including at least the Contingent Business Interruption in respect of the oil pipelines used but not owned by the Company; and

(d)	cut-through clause if insurer not rated appropriately.

Main exclusions:	Permitted to include the following exclusions and others as may be agreed by the Agent (acting in consultation with the Insurance Adviser):

(a)	loss caused by failure of the insured to obtain or extend any permit, lease, licence or purchase order commitment; and

(b)	fines or damages for breach of contract for late or non-completion of orders.

4.	COMPREHENSIVE GENERAL LIABILITY INSURANCE

Minimum Cover:	Occurrence-based insurance in respect of all sums which any insured becomes legally liable to pay in respect of legal and contractual liability to third parties (including other insured parties in accordance with the cross-liability clause) for:

(a)	death or bodily injury, or

(b)	damage to third party property,

arising out of the conduct of the Borrower’s business, and professional costs (including legal defence costs) and expenses incurred in dealing with any claim. Using LSW 244 with 168 hour discovery period.

Minimum limit of liability:	For any one occurrence $15,000,000.

Maximum Deductible:	Not to exceed $50,000 each claim for damage to third party property. None for injury to / death of individuals.

Insured Parties:	The Borrower and, if required under the PSCs, CNCPC/Petrochina, GOC and the Joint Management Committee.

Geographical Limit:	Worldwide.

Jurisdiction	Worldwide (excluding USA and Canada).

Required Extensions:	(a)	Liabilities arising from sudden, unintended and unexpected seepage, pollution and contamination;

	(b)	Lenders’ endorsements

	(c)	a cross-liability clause

	(d)	cut-through clause if insurer not rated appropriately

	(e)	Deletion of exclusion 4a to Energy Exclusions LSW 245.

5.	WORKMEN’S COMPENSATION/EMPLOYER’S LIABILITY

The Borrower must, in accordance with applicable laws and regulations:
(a)	procure that there is in effect a policy or policies of insurance to indemnify the legal and contractual liabilities of the Borrower and all its sub-contractors of any tier for the accidental death or injury of any staff or employee of the Borrower or its nominated agents, representatives or agents during the course of his employment in connection with the Borrower’s business anywhere in the People’s Republic of China; and

(b)	use its best endeavours to procure that there is in effect a policy or policies of insurance to indemnify the legal and contractual liabilities of Petrochina together with GOC and all their sub-contractors of any tier in respect of the accidental death or injury of any staff or employee of Petrochina together with GOC and sub-contractors of any tier or their nominated agents, representatives or agents during the course of his employment in connection with the Borrower’s business anywhere in the People’s Republic of China.
6.	OTHER INSURANCES

Motor insurance as required by the relevant local law, and all other insurances, potentially including aviation liability insurance, which are required to be purchased pursuant to Clause 22.18 of this Agreement. Insurances are to be purchased in the name of the Borrower, with the Finance Parties being named as co-insureds if the Agent so requires, and for such sums insured as the Borrower and the Agent shall agree or, failing that, as a prudent operator of the Borrower’s business (acting in accordance with good insurance practices) would purchase.

Part II
INSURANCE POLICY ENDORSEMENTS
All policies relating to the Material Insurances must contain the following provisions or endorsements:
1.	In this endorsement it is agreed that:

Borrower means MI Energy Limited.

JMC means Joint Management Committee

GOC means Global Oil Corporation.

“PetroChina” means PetroChina Company Limited.

PSC means Production Sharing Contract

Termination Date means the date on which all present and future obligations of the Borrower to the Finance Parties under the Finance Documents have been unconditionally and irrevocably discharged in full.

Finance Parties means the banks and other institutions which are loss payees hereunder and are involved in providing funding, financing, financial accommodation and / or hedging facilities to the Borrower. The phrase includes any agent and/or trustee, assignee, transferee, successor or novated, replacement or additional creditor of or in relation to any of the foregoing.

Insureds means, severally, the insureds named in this insurance policy.

Agent means Standard Merchant Bank (Asia) Ltd, Singapore Branch acting in that capacity for the Finance Parties and includes its successors from time to time in that capacity.

Security Agent means Standard Merchant Bank (Asia) Ltd, Singapore Branch acting in that capacity for the Secured Parties and includes its successors from time to time in that capacity.

Material Insurances means:
(a)	property all risks (including machinery breakdown) insurance — fixed assets

(b)	Operator’s Extra Expense (O.E.E.)

(c)	Comprehensive General Liability Insurance

(d)	business interruption and contingent business interruption insurance following all risks

Comprehensive General Liability Insurance means insurance in respect of all sums which any Insured becomes liable to pay in respect of legal liability to third parties.

2.	[The Insurers acknowledge that they have been notified that the Borrower has assigned by way of first ranking security to the Finance Parties all its rights title and interest in this insurance (or reinsurance as applicable) and in the subject matter of this insurance (or reinsurance as applicable), and confirm that other than the notification under the security referred to in paragraph 3 below, they have not been notified of any other assignment of or security interest in the Borrower’s interest in this insurance (or reinsurance as applicable).

3.	The Insurers acknowledge that the Finance Parties and their respective officers, directors, employees, agents and assigns are each loss payees under this policy. The Insurers waive all rights of contribution against any other insurance (or reinsurance as applicable) effected by the Finance Parties or their directors, officers, employees, agents or assigns.][3]

4.	The Insurers acknowledge receipt of consideration for their insurance (or reinsurance as applicable) hereunder and waive any claim that they might otherwise have against such party in respect of any premium payable in respect of this insurance (or reinsurance as applicable).

5.	The Insurers acknowledge that the Insurance is primary to and not excess to (except in respect of layers of third party cover effected specifically for the Borrower) or contributing with any other insurance (or reinsurance as applicable) maintained by any Insured. The Insurers waive all rights of contribution against any other insurances (or reinsurances as applicable) effected by the Insured.

6.	The Insurers waive any claim for average or contribution in respect of any other insurance (or reinsurance as applicable) of the insured risks or any other insurance (or reinsurance as applicable) effected by the Finance Parties or their directors, officers or employees.

7.	The Insurers agree that each of the Insureds shall, for the purpose of this policy, be treated as an individually and separately insured (or re-insured as applicable) party to the insurance (or reinsurance as applicable) contract, and each shall be separately insured from any other insured person in respect of its own insurable rights and interest, provided that the total liability of the Insurers under each Part of this policy to the Insured collectively shall not (unless the policy specifically permits otherwise) exceed the Limit of Indemnity stated to be insured thereby. The liability of the Insurers under this policy to any one Insured shall not be conditional upon the due observance and fulfilment by any other insured (or re-insured as applicable) party of the terms and conditions of this policy or of any contractual, pre-contractual or non-contractual duties imposed by law or contract upon that insured party relating thereto, and shall not be affected by any failure in such observance or fulfilment by any such

[3]	To be included in endorsements relating to business interruption insurance only.

other insured party. Without prejudice to the protections afforded to the Insured by this endorsement, no one Insured represents or warrants the adequacy or accuracy of any information provided or representation made by or on behalf of any other Insured.

8.	The Insurer hereby agrees to waive all rights of subrogation which it may have or acquire against any of the parties comprising the Insureds, their affiliates, their consultants, officers, directors and employees, and other parties to the extent required by contract.

9.	The Insurers acknowledge, for the benefit of the Insureds, that:
(a)	they have received adequate information in order to evaluate the risk of insuring (or re-insuring) the Borrower in respect of the risks hereby insured on the assumption that such information is not materially misleading;

(b)	there is no information which has been relied on or is required by Insurers in respect of their decision to make the Finance Parties or their directors, officers, employees or agents loss payees;

(c)	no person has been authorised to make any representation on behalf of any of the Finance Parties or their directors, offices, employees or agents in relation to their becoming or being loss payees under this policy;

(d)	no Insured will be penalised or prejudiced in any way nor shall any of this policy be rendered void by any non-disclosure of any information the disclosure of which is prohibited or restricted by the laws, regulations, decrees or policies of the People’s Republic of China or any provincial, municipal or local government or any department, agency or bureau thereof or judicial body of the People’s Republic of China having jurisdiction over the Borrower or any part of its business; and

(e)	the Finance Parties shall have no duty of disclosure except in relation to information made available to them by any other Insured relating to the Borrower or any part of its business, provided such information is not confidential.
10.	If an Insured shall provide or suppress any information or make any claim knowing the same to be false or fraudulent as regards amount or otherwise, the benefit to him of insurance (or re-insurance as applicable) under this policy shall become void and all his claims hereunder shall be forfeited.
The rights and indemnity of any Insured who is not guilty of any fraud, misrepresentation, non-disclosure or breach of condition shall not be prejudiced or affected by any fraud, misrepresentation, non-disclosure, breach of warranty or breach of condition by any other parties comprising the Insured.

In any situation where it may be alleged that there has been a failure by any Insured to advise material alterations or that there has been non-disclosure or misrepresentation of information originally supplied, the Insurer shall not exercise any rights to avoid the Policy as against the Insurer if such failure, non-disclosure or misrepresentation was innocent and free of any fraudulent conduct or intent to deceive, and provided the same shall be advised to the Insurer as soon as it shall become known and any reasonable retrospective amendment of premium and/or terms accepted by the Insured.

For the purposes of the indemnity granted by this policy claims made by any of the parties defined as the Insured against any other party so described shall be treated as though the party claiming was not named as the Insured in this policy, provided always that nothing herein shall increase the limit of liability under this policy.
11.	[The Insurers shall not be entitled to offset any sums payable to the Finance Parties against premium or other moneys owing by the Borrower, nor any sums owing to the Borrower under this policy against any moneys owing by the Borrower under any other policy or contract.][4]
12.
(a)     The Insurers’ right to repudiate, avoid, rescind or terminate this contract or to treat the contact as terminated or suspended or to deny any otherwise valid claim shall be limited to those circumstances in which the contract expressly so provides, and each Insurer waives any right that it would otherwise have to do so in any other circumstances on any ground.

(b)	Except in respect of any fraud on the part of an Insured, the Insurer waives any right that it may have at law to claim damages against any person.
13.	Currency Conversion Clause:

This clause applies in circumstances where an Insured has suffered a loss in a currency other than dollars. An Insured suffers a loss in the currency or currencies in which that Insured has actually incurred (or, failing that, has booked) the loss, liability or expense for which it is claiming under this policy. In such circumstances the Insured is entitled to indemnity or reimbursement for his loss under this policy, subject to any applicable limit specified in the policy, by applying the Relevant Rate of Exchange as at the Relevant Date.

The Relevant Rate of Exchange is rate determined by the Agent for this purpose by reference to its spot rate of exchange in London for the purchase of the currency in which the loss has been suffered by the Insured with dollars at or about 11.00 am on the Relevant Date or, if no such spot rate exists on the Relevant Date, by such other method as the Agent (in consultation with the Borrower) reasonably determines.

The Relevant Date is:

(a)	in the case of loss or damage to property, the date or dates on which the claimant Insured becomes obliged to pay for its repair, reinstatement or replacement or (if earlier) the date on which the Insurers settle the claim of the Insured;

(b)	in the case of a liability (or cross-liability) to a third party, the date on which the claimant Insured becomes obliged to discharge that liability;

(c)	in the case of a claim for business or contingent business interruption, the last date of the period of interruption to which the claim relates; and

(d)	in any other case, the date on which the claim is first presented as a quantified claim to the Insurers by the Insured.
The amount which the Insured is entitled to be indemnified or reimbursed pursuant to this clause is called the Insured Loss.

14.	For the benefit of the Secured Parties (until the Termination Date), the insured parties irrevocably authorise and instruct the Insurer to pay, and the Insurer agrees to pay, all claims, returned premiums and any other moneys payable to any of them until the Termination Date under or in relation to this contract (Insurance Proceeds) as follows:
(a)	if the sum recoverable is in respect of third party claims to be paid directly to a third party under the Comprehensive General Liability Insurance, such sums shall be paid directly to that third party;

(b)	if the sum recoverable is in respect of Business and Contingent Business Interruption Insurance sums shall be paid directly to the Security Trustee;

(c)	to the extent that sub-paragraph (a) or (b) above does not apply or payments have not been made to the third party or named insured (as the case may be) as contemplated therein, to one the following bank accounts of the Borrower in accordance with the instructions of the Agent:

Offshore Collection Account:

Bank name:	Standard Bank Plc

Account name:	MI Energy Corp USD Collection Acc

Account number:

Daan USD:

Bank Name:	China CITIC Bank, Beijing Anzhen Branch

Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))

[4]	To be included in endorsements relating to business interruption insurance only.

Account number:

Daan RMB:

Bank Name:	China CITIC Bank, Beijing Anzhen Branch

Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))

Account number:

Moliqing USD:

Bank Name:	Industrial Bank, Beijing Yayuncun Branch

Account Name:	MI (only Chinese translation of aMI Energy Corporation’, but not MIE (China))

Account number:

Moliqing RMB:

Bank Name:	Agriculture Bank of China, Songyuan Branch

Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))

Account number:

Miao3 USD:

Bank Name:	Shenzhen Development Bank, Beijing Branch

Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))

Account number:

Miao3 RMB:

Bank Name:	Agriculture Bank of China, Songyuan Branch

Account Name:	MI (only Chinese translation of ‘MI Energy Corporation’, but not MIE (China))

Account number:

provided that all such payments shall be made by the Insurer without any deduction or set-off on any account or of any kind. Any monies received by the Insurer from any facultative re-insurers of the risks insured under this policy shall be received and held by the Insurer in trust for the relevant claimant Insured. A payment to the loss payee in accordance with this paragraph shall, to the extent of that payment, discharge the liability of the Insurer to pay the Borrower or other claimant insured. Each payment by the Insurer to a third party of a claim against the Borrower under a Comprehensive General Liability Insurance insured (or re-insured as applicable) by the Insurer shall be applied directly to discharge fully and finally an insured liability of the Borrower to that third party. The arrangements in this clause shall continue to apply notwithstanding the liquidation or insolvency of the Borrower or the Insurer.
15.	Each Insurer severally agrees that neither the sums insured (or re-insured as applicable) nor the risks covered under this policy and any renewal of it by that Insurer will be reduced or amended in any way, and that no deductible, excess or retention will be increased, without the prior written agreement of the Agent.

15.	The Insurers shall give to the Agent:
(a)	at least 45 days’ notice in writing if any Insurer intends to cancel or suspend this insurance (or reinsurance as applicable) or any cover under this insurance (or reinsurance as applicable) for any reason;

(b)	at least 45 days’ notice in writing before avoiding for non payment of any outstanding premium in order to give an opportunity for that premium to be paid within the notice period;

(c)	at least 45 days’ notice in writing before any reduction in limits or coverage, any increase in deductibles or any termination before the original expiry date is to take effect;

(d)	notice as soon as is reasonably practicable and in any event within ten days of any such act, omission or event of any act or omission or of any event of which the Insurer has knowledge and which the Insurer considers may invalidate or render unenforceable in whole or in part this insurance (or reinsurance as applicable) or any claim under it which might entitle the Insurer to terminate rescind or repudiate this policy in whole or in part, or treat it as avoided, terminated or suspended against any insured (or re-insured) party;

(e)	at least 45 days’ notice in writing if they have not agreed to renew this Insurance at its next expiry date (or have been invited to do so);

(f)	notice promptly (and in any event, within five days) if the Borrower has not renewed this policy on or at least 45 days before its expiry date; and

(g)	at least 45 days’ notice in writing (or such lesser period as may be specified from time to time in respect of war and kindred perils) prior to any action or event which might make the policy void or voidable to the extent it is aware of the same.

The policy will not be cancelled or the coverage so altered or affected before the expiry of the notice periods referred to above.
17.	None of the Secured Parties is liable for the payment of any premium under this policy, but this does not relieve the Borrower from its obligations to pay any premium due under this policy.

18.	Neither the Security Trustee nor the Agent is an agent or trustee of any party other than the Secured Parties or, as the case may be, the Finance Parties for receipt of any notice or any other purpose in relation to this insurance (or reinsurance as applicable).

19.	All notices or other communications under or in connection with this policy will be given in writing or by fax. Any such notice will be deemed to be given as follows:
(a)	if in writing, when delivered; and

(b)	if by fax, on the date on which it is transmitted but only if (i) immediately after the transmission, the sender’s fax machine records the correct answerback (ii) the transmission date is a normal business day in the country of the recipient at the time of transmission and is recorded as received before 5pm on that date in the recipient’s time zone, failing which it shall be deemed to be given on the next normal business day in the recipient’s country.

The address and fax number of the Security Trustee for all notices under or in connection with this policy are those notified from time to time by the Agent for this purpose to the Insurer. The initial address and fax number of the Security Trustee are as follows:

The Security Trustee:	Standard Bank Asia Limited

Address:	36th Floor, Two Pacific Place, 88 Queensway, Hong Kong

Fax No:	(852) 2822 7999

Attention:	Head of Loans Administration
20.	No rights are conferred under the Contracts (Rights of Third Parties) Act 1999 on any person other than an insured (or re-insured) party under this policy and the Finance Parties to enforce any term of this contract.

21.	Notwithstanding any other provision of this contract, this contract shall be governed and interpreted in accordance with PRC law. Each Insurer submits irrevocably to the jurisdiction of the PRC courts for the determination of any and all issues arising out of or in connection with this contract (including its validity and enforceability). Without prejudice to any other mode of service, each Insurer:
(a)	agrees to maintain an agent for service of process in PRC for so long as any obligation under this contract is outstanding and to keep the Borrower and the Agent informed as to the identity of that agent;

(b)	agrees that failure by a process agent to notify it of the service of any process will not invalidate the proceedings concerned;

(c)	agrees that if the appointment of any person mentioned paragraph (a) above ceases to be effective, it shall immediately appoint a further person in PRC to accept service of process on its behalf there and, failing such appointment within 15 days, the Security Trustee is entitled to appoint such person by notice to the relevant Insurer.
22.	Each Insurer agrees that, in the event of damage to the insured property there shall be no obligation on the Insured to reinstate or replace such property. If such property is not reinstated or replaced the Insured shall nevertheless be entitled to receive as indemnity the amounts payable calculated in accordance with this policy as if such reinstatement or replacement had been effected.

23.	Each Insurer agrees:
(a)	that each provision of this endorsement as applicable to it is reasonable;

(b)	not to contest the enforceability of any such provision in any proceeding arising out of or in connection with this contract or its purported repudiation, avoidance or termination;

(c)	not to rely on any finding that any wider duty (including any pre-contractual or other non-contractual duty) was owed to Insurers than is expressed in this contract to be owed and that any such duty owed was breached (whether by any Insured or any agent of an Insured or any other person) to decline any claim or to repudiate, avoid or terminate this contract even such breach of duty was negligent;

(d)	that each such provision is severable from every other provision of this contract and is intended by it to be valid, binding and enforceable in accordance with its terms notwithstanding any purported repudiation, avoidance or termination; and

(e)	that the provisions of this specifically negotiated endorsement override any inconsistent or incompatible provision elsewhere in the contract.
23.	This provisions of this endorsement may only be amended by written agreement between duly authorised representatives of the parties, such amendment to be endorsed on the contract policy.

24.	This endorsement overrides any conflicting provision in any policy to which it applies.

SIGNATURES

THE BORROWER

EXECUTED AS A DEED by MI	)	(SIGNED)

ENERGY CORPORATION:	)	Duly Authorised Signatory
)
	)	Name:	FORREST DIETRICH
)
	)	Title:	CEO
)
In the presence of:

(SIGNED)

Signature of witness

Name:	B.M. GARLICK

Address:	SUITE 406 BLOCK C
GRAND PLACE 5 HUI ZHONG ROAD
CHAOYANG DISTRICT BEIJING

Occupation:	SENIOR FINANCIAL ADVISOR

(Note: These details are to be completed in the witness’s own handwriting.)

Address:	Suite 406, Block C
Grand Palace
5 Hui Zhong Road
Chaoyang District
Beijing 100101
Peoples Republic of China

Attention:	Mr. Forrest Dietrich
Facsimile:	+ 86 10 51238866

THE ARRANGER

STANDARD BANK ASIA LIMITED

By:	(SIGNED)	(SIGNED)

Name:	JOHN WIXLEY	FRANCINE NG
Title:	ATTORNEY	ATTORNEY

Address:	36th Floor, Two Pacific Place
88 Queensway
Hong Kong

Attention:	Head of Loans Administration
Facsimile:	+852 2822 7999

THE AGENT

STANDARD BANK ASIA LIMITED

By:	(SIGNED)	(SIGNED)

Name:	JOHN WIXLEY	FRANCINE NG
Title:	ATTORNEY	ATTORNEY

Address:	36th Floor, Two Pacific Place
88 Queensway
Hong Kong

Attention:	Head of Loans Administration
Facsimile:	+852 2822 7999

THE SECURITY TRUSTEE

STANDARD BANK ASIA LIMITED

By:	(SIGNED)	(SIGNED)

Name:	JOHN WIXLEY	FRANCINE NG
Title:	ATTORNEY	ATTORNEY

Address:	36th Floor, Two Pacific Place
88 Queensway
Hong Kong

Attention:	Head of Loans Administration
Facsimile:	+ 852 2822 7999

THE TECHNICAL BANK

STANDARD BANK ASIA LIMITED

By:	(SIGNED)	(SIGNED)

Name:	JOHN WIXLEY	FRANCINE NG
Title:	ATTORNEY	ATTORNEY

Address:	36th Floor, Two Pacific Place
88 Queensway
Hong Kong

Attention:	Head of Loans Administration
Facsimile:	+ 852 2822 7999

THE OFFSHORE ACCOUNT BANK

STANDARD BANK PLC

By:	(SIGNED)	(SIGNED)

Name:	JOHN WIXLEY	FRANCINE NG
Title:	ATTORNEY	ATTORNEY

Address:	Cannon Bridge House
25 Dowgate Hill
London EC4R 2SB

Attention:	Head of Loans Administration
Facsimile:	+ 852 2822 7999

THE LENDERS

STANDARD BANK PLC

By:	(SIGNED)	(SIGNED)

Name:	JOHN WIXLEY	FRANCINE NG
Title:	ATTORNEY	ATTORNEY

THE HEDGE COUNTERPARTIES

STANDARD BANK PLC

By:	(SIGNED)	(SIGNED)

Name:	JOHN WIXLEY	FRANCINE NG
Title:	ATTORNEY	ATTORNEY